    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 12, 2000


                                                      REGISTRATION NO. 333-90165
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                XCARE.NET, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7374                          85-0373486
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)


                  6400 S. FIDDLER'S GREEN CIRCLE, SUITE 14000

                              ENGLEWOOD, CO 80111
                                 (303) 488-2019
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               LORINE R. SWEENEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                XCARE.NET, INC.

                  6400 S. FIDDLER'S GREEN CIRCLE, SUITE 14000

                              ENGLEWOOD, CO 80111
                                 (303) 488-2019
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

             ARTHUR F. SCHNEIDERMAN                               NORA L. GIBSON
               HERBERT P. FOCKLER                               LAURA M. DE PETRA
               RACHEL S. LOVEJOY                                  ANGELA C. HILT
        WILSON SONSINI GOODRICH & ROSATI                  BROBECK PHLEGER & HARRISON LLP
            PROFESSIONAL CORPORATION                            SPEAR STREET TOWER
               650 PAGE MILL ROAD                                   ONE MARKET
              PALO ALTO, CA 94304                            SAN FRANCISCO, CA 94105
                 (650) 493-9300                                   (415) 442-0900

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
        As soon as practicable after the effective date of this Registration
                                   Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED JANUARY 12, 2000


                                     [LOGO]

                                5,000,000 SHARES

                                  COMMON STOCK

     XCare.net, Inc. is offering 5,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "XCAR." We anticipate that the initial public offering price will be between $11.00 and $13.00 per share.

                         ------------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.


                         ------------------------------

                                                              PER SHARE      TOTAL
                                                              ---------      ------
Public Offering Price:......................................   $             $
Underwriting Discounts and Commissions:.....................   $             $
Proceeds to XCare.net:......................................   $             $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     XCare.net has granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock to cover over-allotments.

                         ------------------------------

ROBERTSON STEPHENS
                                   SG COWEN
                                                E*OFFERING
                                                           ADVEST, INC.

                 THE DATE OF THIS PROSPECTUS IS        , 2000.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF A COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

     UNTIL               , 2000 (25 DAYS AFTER COMMENCEMENT OF THE OFFERING),
ALL DEALERS THAT BUY, SELL, OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                         ------------------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    7
Use of Proceeds.............................................   18
Dividend Policy.............................................   18
Capitalization..............................................   19
Dilution....................................................   20
Selected Financial Data.....................................   21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   23
Business....................................................   34
Management..................................................   51
Certain Transactions with Related Parties...................   60
Principal Stockholders......................................   63
Description of Capital Stock................................   66
Shares Eligible for Future Sale.............................   68
Underwriting................................................   70
Legal Matters...............................................   73
Change in Independent Accountants...........................   73
Experts.....................................................   73
Available Information.......................................   74
Index to Financial Statements...............................  F-1
Appendix: "Meet the Management" Presentation................  A-1


                         ------------------------------

     XCare.net is a trademark of XCare.net, Inc. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of the respective holders.

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including the financial statements and related notes, before deciding to invest in shares of our common stock.

                                XCARE.NET, INC.

     XCare.net is an electronic commerce service provider for health care businesses. We have developed an Internet-based technology platform using extensible mark-up language, or XML, that processes health care transactions and provides related services for payers, providers and other health care industry participants. We process transactions such as eligibility checking, claims submission, referral processing, physician credentialling and appointment scheduling. We also provide consulting services to define, develop and implement Internet health care strategies as well as Web-site hosting, transaction support and maintenance services for our customers. Our customers include providers such as American Medical Pathways, Inc. and Asthma Management Services, Inc.; health care payers such as Advica Health Resources, Employers Mutual, Inc. and Brokerage Services, Inc.; and suppliers such as ADIS International Ltd., Nursefinders, Inc., Digital Medical Registrar, Delta Health Services, Quest Diagnostics Incorporated and Methodist Care, Inc.


     Utilizing our proprietary technology platform, which we call the XCare.net platform, we design and develop custom health care Web sites, known as portals. Through these portals we link health care providers, payers and other industry participants into an Internet exchange to create a community. We use the XCare.net platform to deliver a broad range of applications, services and electronic product offerings that streamline and automate high-volume, data-intensive transactions and processes. This automation reduces the need for information exchange by telephone, facsimile or mail and redundant manual data entry into multiple computer systems. Our portal applications are designed to improve workflow efficiencies, reduce administrative costs and enhance efficiency of the health care delivery and payment system. We use our XCare.net platform as the central element for a network of business relationships among healthcare industry participants who use our technology, thus creating collaborative electronic communities for the exchange of healthcare data, products and services. We call these communities our Solution Channels, and use them to distribute our applications, services and product offerings. In addition, our Solution Channels are designed to provide a means for our customers, vendors, distributors, co-marketers and others to offer their own related products and services to each other, as well as to their own customers.


     Our XCare.net platform uses a proprietary set of search, filtering and integration technologies, based on XML, an extensible mark-up language for Internet programming, in conjunction with the Topic Navigation Mapping publishing standard. Extensible mark-up language enables us to attach meaning to a piece of data. For example, information in numerical format acquires meaning once it is defined as representing a healthcare plan number, a social security number, birth date or a zip code. Topic Navigation Mapping provides a standard format for indexing and structuring the extensible mark-up language formatted content. The resulting technology platform increases flexibility and cost-effectiveness and enables a high degree of content integration from different databases and applications, easier data manipulation and more efficient searches. In addition, the technology platform enhances our ability to present data in a dynamic, customized format tailored to the individual performing a particular transaction or retrieving specific information.

                               MARKET OPPORTUNITY

     The health care market is highly fragmented through geographic dispersion, a large number of participants and significant differences in technology infrastructure. Furthermore, health care is delivered in a marketplace which has become increasingly complex given the transition to managed care, the data-intensive nature of health care transactions, the lack of standard data formats, the complicated procurement process and the pervasiveness of government regulation. As a result of this fragmentation and complexity, health care market participants are unable to cost-effectively manage, communicate and exchange information in real-time.


     The Internet is currently being used to speed and streamline a variety of business transactions. Nonetheless, additional improvements in the ability to search, structure, integrate and filter vast amounts of disparate data and to dynamically customize and display information in contexts relevant to particular users would increase the usefulness of Internet-based applications. These improvements would be particularly useful in health care transaction processing and information retrieval systems, where streamlining data exchanges among industry participants can reduce process inefficiencies and costs. The enhanced capabilities of our Xcare.net platform, applications, services and product offerings are designed to provide such improvements.


                                    STRATEGY


     Our objective is to become a significant provider of Internet-based solutions to health care businesses to enable them to exchange information, process transactions, conduct electronic commerce and communicate with each other. To implement our strategy we will continue to:


     - utilize our Solution Channels to deploy new applications, services and electronic commerce product offerings developed by us or obtained through customer and vendor relationships;

     - pursue payer/third party administrator and at-risk provider customers, which are well positioned to influence and drive change in health care processes;

     - identify new application development opportunities as Internet strategies in the health care industry evolve and new relationships between organizations develop;

     - identify functions that are critical to particular industry participants and develop solutions, services and products supporting these functions; and


     - aggressively pursue customer, vendor, distributor, co-marketing and other relationships with leaders in key health industry segments to increase our portfolio of applications, services and product offerings, increase the scope of the community of users of our XCare.net platform and provide specialized industry expertise for new solutions.


                                  OUR HISTORY


     We were incorporated in Delaware in March 1989 under the name Reilly Dike Dosher Corporation, Inc. In December 1996, we changed our name to MPower Solutions, Inc. In April 1999, we changed our name to XCare.net, Inc. We have historically derived a significant portion of our revenue from sales of mainframe and client-server software for managed health care systems and from providing services to health care organizations seeking to outsource administrative functions. In early 1998 we identified an emerging opportunity to utilize the Internet to connect health care participants together into a community structure. We saw this as an opportunity to provide a more efficient service to health care and to offer our existing services, as well as additional applications, services and products, through a more efficient delivery medium. Beginning in mid-1998, we began to focus on Internet-based health care solutions. We intend to derive an increasing portion of our future revenue from our Internet-based applications, services and product offerings.


     We operate in a highly competitive market. We do not know whether our new applications, services and product offerings will be accepted by health care market participants. We started developing our Internet-based technologies in early 1998 and first made them available to our customers during the third quarter of 1999. As a result, we have a limited operating history as an Internet company. We incurred losses of $7.3 million for fiscal 1997, $4.1 million for fiscal 1998 and $2.2 million for the nine months ended September 30, 1999. For the nine months ended September 30, 1999, sales to four customers accounted for 82% of our revenues. We are controlled by a limited number of investors. As of September 30, 1999, our directors, officers and affiliated entities controlled 87.3% of our common stock and will continue to control 61.2% of our common stock after completion of this offering, based on our outstanding capitalization on that date.


     Our principal executive office is located at 6400 S. Fiddler's Green Circle, Suite 14000, Englewood, CO 80111, and our telephone number at that office is (303) 488-2019.

                                 RECENT RESULTS



     Our results of operations for the three months ended December 31, 1999 are expected to reflect approximately $2.0 million of revenue (unaudited), an increase of 146% from $813,000 (unaudited) for the three months ended September 30, 1999. Results of operations for the three months ended December 31, 1999 include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation and should not be considered indicative of results to be expected for any future period. See "Risk Factors -- Our quarterly operating results are likely to fluctuate significantly and may fail to meet the expectations of security analysts and investors, causing our share price to decline" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                  THE OFFERING

Common stock offered by us......................    5,000,000 shares


Common stock to be outstanding after the
offering........................................   15,363,549 shares


Use of proceeds.................................   General corporate purposes,
                                                   working capital and capital
                                                   expenditures for operations,
                                                   including for research and
                                                   development, sales and
                                                   marketing, hardware and
                                                   software purchases and
                                                   general and administrative
                                                   expenses.

Proposed Nasdaq National Market symbol..........   XCAR


     The number of shares of our common stock to be outstanding after this offering is based on shares outstanding as of September 30, 1999, and reflects a one-for-ten reverse stock split that was effected in January 2000. It excludes 1,491,492 shares issuable upon exercise of outstanding options at September 30, 1999, with a weighted average exercise price of $1.35 per share, 541,345 shares reserved for future issuance under our stock plan, and 750,000 shares reserved for future issuance under our director plan and employee stock purchase plan, both of which become effective upon the closing of the offering. See "Capitalization," "Management -- Employee Benefit Plans" and notes 4, 6 and 9 of notes to the financial statements.



     Generally, unless otherwise indicated in this prospectus, the number of shares of common stock to be outstanding after the offering, pro forma and pro forma as adjusted information give effect to the conversion of all outstanding convertible preferred stock to common stock, including convertible preferred stock issuable upon the assumed cashless exercise of all outstanding convertible preferred stock warrants, and the assumed cashless exercise of all outstanding common stock warrants. Information in this prospectus also assumes no exercise of the underwriters' over-allotment option.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                      NINE MONTHS
                                             YEAR ENDED DECEMBER 31,              ENDED SEPTEMBER 30,
                                  ---------------------------------------------   -------------------
                                   1994     1995     1996      1997      1998       1998       1999
                                  ------   ------   -------   -------   -------   --------   --------
                                                                                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue.........................  $4,310   $7,708   $ 9,726   $ 5,984   $ 2,270   $ 1,564    $ 2,654
Total costs and expenses........   4,120    6,083    10,523    14,641     5,915     4,215      4,680
Income (loss) from operations...     190    1,625      (797)   (8,657)   (3,645)   (2,651)    (2,026)
Total other income (expense)....     (77)     (42)    2,250       255      (437)     (306)      (150)
Income (loss) before income
  taxes.........................     113    1,583     1,453    (8,402)   (4,082)   (2,957)    (2,176)
Net income (loss)...............  $  113   $1,583   $   253   $(7,324)  $(4,082)  $(2,957)   $(2,176)
Net income (loss) per common
  share -- basic and diluted....  $ 0.19   $ 2.64   $  0.53   $(18.92)  $(10.64)  $ (7.71)   $ (5.09)
Weighted average common shares
  outstanding -- basic and
  diluted.......................     596      599       476       390       390       390        438
Pro forma:
  Income before income taxes....  $  113   $1,583
  Net income....................  $   65   $  980
Pro forma net income (loss) per
  common share -- basic and
  diluted.......................  $ 0.11   $ 1.64                       $ (1.00)             $ (0.32)
Pro forma weighted average
  common shares
  outstanding -- basic and
  diluted.......................     596      599                         4,067                6,724


                                                               AT SEPTEMBER 30, 1999
                                                       --------------------------------------
                                                                                   PRO FORMA
                                                        ACTUAL      PRO FORMA     AS ADJUSTED
                                                       --------    -----------    -----------
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents............................  $ 11,031      $11,031        $65,331
Working capital......................................    10,222       10,222         64,522
Total assets.........................................    13,523       13,523         67,823
Long-term debt.......................................        25           25             25
Mandatorily redeemable convertible preferred stock...    23,821           --             --
Stockholders' equity (deficit).......................   (12,586)      11,235         65,535

     - During 1996, a major customer terminated its contract with us and paid $2.3 million to settle all claims arising under the termination. During 1997, another major customer terminated its contract with us and paid $250,000 to settle all claims associated with the termination. These amounts are included above in total other income (expense).

     - As a result of the contract terminations referred to above, during 1997 we abandoned an operating lease and incurred impairment charges for related fixed assets aggregating $887,000. This amount is included above in total costs and expenses.

     - Prior to January 1, 1996, XCare.net was an S corporation for federal and state income tax purposes, and accordingly, our income was taxed directly to our stockholders. Pro forma income before income taxes, pro forma net income and pro forma net income per common share for the years ended December 31, 1994 and 1995 give effect to pro forma adjustments that reflect the estimated federal and state income taxes that would have been recorded if XCare.net had been a C corporation prior to January 1, 1996.

     - See note 1 of notes to the financial statements for a description of the method used to compute net income (loss) per common share and pro forma net income (loss) per common share for all periods presented.


     - Pro forma balance sheet data reflect the conversion of convertible preferred stock, which will occur automatically upon the closing of this offering, the assumed cashless exercise of all outstanding common stock warrants and convertible preferred stock warrants, and the conversion of the convertible preferred stock issued upon assumed exercise of the latter warrants into common stock. See note 1 of notes to the financial statements.


     - Pro forma as adjusted balance sheet data reflect the receipt of the estimated net proceeds from this offering at an assumed initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and offering expenses. See "Capitalization" and "Use of Proceeds."

                                  RISK FACTORS

     You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our common stock. The risks set out below may not be exhaustive. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed, the value of our common stock could decline and you may lose all or part of your investment.

OUR BUSINESS AND PROSPECTS ARE DIFFICULT TO EVALUATE BECAUSE WE ARE IN A TRANSITIONAL STAGE OF DEVELOPMENT

     It is difficult to evaluate our business and our prospects because our business model is new and unproven. We commenced operations in March 1989, but we did not begin focusing on Internet-based health care solutions until early 1999. We have historically derived a significant portion of our revenue from sales of maintenance and client/server software for managed health care systems and from providing services to health care organizations seeking to outsource administrative functions. We intend to derive an increasing portion of our future revenue from our Internet-based applications, services and product offerings. As a result, even though we have been in existence for over ten years, we are prone to the risks and difficulties frequently encountered by early stage companies, particularly companies in new and rapidly evolving technology-related markets.

WE WILL HAVE DIFFICULTY PREDICTING OUR FUTURE RESULTS OF OPERATIONS


     Due to our limited operating history in the Internet-based health care market, it is difficult for us to predict with any accuracy our future results of operations. For example, we cannot accurately forecast expenses based on our historical results because our experience in our current market is limited, and we are required to forecast expenses in part on future revenue projections. The provision of services using Internet technology in the health care industry is a developing business that is inherently riskier than business in industries where companies have established operating histories. Accordingly, our historical financial results are not necessarily indicative of our future financial performance.


WE HAVE INCURRED LOSSES SINCE CHANGING OUR FOCUS TO INTERNET-BASED SOLUTIONS AND WE MAY NOT BE ABLE TO ACHIEVE OR SUSTAIN PROFITABILITY

     We incurred net losses and losses from operations for the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997. As of September 30, 1999, we had an accumulated deficit of approximately $13.3 million. Since we began developing and marketing our Internet-based health care products and services in early 1999, we have funded our business primarily by borrowing funds and from the sale of our stock, not from cash generated by our business. We expect to continue to incur significant sales and marketing, research and development and general and administrative expenses. As a result, we will experience losses and negative cash flows for the foreseeable future. Factors which may prevent us from achieving or maintaining profitability and cause our stock price to decline include the demand for and acceptance of our products, product enhancements and services, and our ability to attract new customers, as well as a number of other factors described elsewhere in this "Risk Factors" section.

OUR QUARTERLY OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS, CAUSING OUR SHARE PRICE TO DECLINE

     Our quarterly operating results have fluctuated significantly in the past and are likely to fluctuate in the future depending on a number of factors described below and elsewhere in this "Risk Factors" section of the prospectus, including:

     - any delay in the introduction of new applications, services and product offerings and enhancements of existing solutions;

     - the loss of a major customer;

     - reductions in the average selling prices of our applications, services and product offerings;

     - cost pressures from shortages of skilled technical employees, increased product development and engineering expenditures; and

     - changes in industry market conditions.

     Due to the factors described above and other factors, our results of operations could fluctuate substantially in the future, and quarterly comparisons may not indicate reliable trends of future performance. If our operating results do not meet the expectations of securities analysts and investors, our share price is likely to decline.


IF WE FAIL TO DEVELOP RELATIONSHIPS WITH ESTABLISHED HEALTH CARE INDUSTRY PARTICIPANTS, WE MAY EXPERIENCE DELAYS IN THE GROWTH OF OUR BUSINESS



     Relationships with established health care industry participants are critical to our success. These relationships include customer, vendor, distribution and co-marketing relationships. To date, we have established only a limited number of these relationships, and these relationships are in the early stages of development. Entering into relationships is complicated because it involves identifying opportunities and collaborating with a number of our customers, vendors and competitors. In addition, we may not be able to establish relationships with particular key participants in the health care industry if we have established relationships with competitors, and therefore it is important that we are perceived as independent of any particular customer or partner. Moreover, many potential customers and vendors may resist working with us until our applications, services and product offerings have been successfully introduced and have achieved market acceptance. If we cannot successfully establish relationships with key health care industry participants, our business will grow slowly.



IF WE CANNOT MAINTAIN OUR RELATIONSHIPS WITH ESTABLISHED HEALTH CARE INDUSTRY PARTICIPANTS, OUR APPLICATIONS, SERVICES AND PRODUCTS MAY NOT ACHIEVE MARKET ACCEPTANCE



     Once we have established a relationship with an established health care industry participant, we rely on that participant's ability to assist us in generating increased acceptance and use of our applications, services and product offerings. We have limited experience in maintaining relationships with health care industry participants. Additionally, the other parties to these relationships may not view these relationships with us as significant to their own business, and they may reassess their commitment to us or decide to compete directly with us in the future. We generally do not have agreements that prohibit them from competing against us directly or from contracting with our competitors. We cannot guarantee that any such party will perform its obligations as agreed or contemplated or that we would be able to specifically enforce any agreement with it. Our arrangements generally do not establish minimum performance requirements, but instead rely on the voluntary efforts of the other party. Therefore, we cannot guarantee that these relationships will be successful. If we were to lose any of these relationships, or if the other parties were to fail to collaborate with us to pursue additional business relationships, we would not be able to execute our business plans and our business would suffer significantly. Moreover, we may not experience increased use of our applications, services and product offerings even if we establish and maintain these relationships.



     For additional information regarding these relationships, see "Business -- Strategy."


IF THE HEALTH CARE INDUSTRY DOES NOT ACCEPT THE NEED FOR A COMMON TECHNOLOGY PLATFORM, OUR BUSINESS WOULD NOT GROW


     To be successful and to grow, we must attract a significant number of customers throughout the health care industry. To date, the health care industry has been resistant to adopting new information technology applications, services and product offerings. Electronic information exchange and transaction processing by the health care industry is still developing. Complexities in the nature of health care transactions and lack of a common technology platform are significant issues in the development and acceptance of information technology applications, services and product offerings by the industry. There are currently hundreds of different incompatible hardware, software and database components. If health care industry participants do not accept the need to integrate pre-existing information technology components, the market for our applications and services would not develop and our business would not grow.



IF PHYSICIANS AND OTHER HEALTH CARE PROVIDERS DO NOT ACCEPT INTERNET-BASED WORK FLOW MODIFICATIONS, THE MARKET FOR OUR PRODUCTS MAY NOT GROW


     Acceptance of Internet technology by physicians and other providers into daily administrative and clinical workflow is a key factor in our ability to meet our anticipated deployment levels for transaction services and process automation components. However, without the acceptance by physicians and providers of workflow modifications, new installation projects, such as our applications, services and product offerings, may be stalled.

IF THE EXTENSIBLE MARK-UP LANGUAGE FAILS TO BECOME A STANDARD DATA EXCHANGE PROTOCOL FOR THE INTERNET, THE MARKETABILITY OF OUR PRODUCTS MAY BE LIMITED


     Our XCare.net platform operates with the extensible mark-up language, or XML. The failure of extensible mark-up language to become well-accepted would seriously impede the marketability of our products and force us to adapt our products to other data exchange protocols. Any such adaptation may entail substantial costs, may require substantial time and effort, and may not lead to marketable and competitive products. In addition, if incompatible versions of the extensible mark-up language standard arise in the market, the market for extensible mark-up language-based applications may grow slowly or not at all. If the version of extensive mark-up language for which we have developed applications, services and product offerings does not gain widespread acceptance, we will have to adapt our products to another version of extensible mark-up language, which will cause delays in shipments of our application and product offerings and impede our ability to provide services.


OUR REVENUE IS CONCENTRATED IN A FEW CUSTOMERS, WHICH PUTS OUR REVENUE AT RISK

     We receive a substantial majority of our revenue from a limited number of customers. In 1998, sales to Employers Mutual, Inc. accounted for 29% of revenue, sales to Brokerage Services, Inc. accounted for 20% of revenue, sales to Quest Diagnostics Incorporated accounted for 12% of revenue and sales to ADIS International accounted for 11% of revenue. For the nine months ended September 30, 1999, sales to Methodist Care, Inc. accounted for 29% of revenue, sales to American Medical Pathways, Inc. a subsidiary of American Medical Response, Inc., accounted for 19% of revenue, sales to Quest Diagnostics Incorporated accounted for 17% of revenue and sales to Brokerage Services Incorporated accounted for 17% of revenue. We expect that a significant portion of our revenue will continue to depend on sales to a small number of customers. If we do not generate as much revenue from these major customers as we expect to, or if we lose any of them as customers, our total revenue will be significantly reduced.

     We have a contract with American Medical Pathways, Inc., a wholly owned subsidiary of American Medical Response, Inc., to provide third-party administrative services in connection with its contracts to provide medical transportation services. Our revenue under this contract accounted for 19% of our revenue during the nine month period ended September 30, 1999. American Medical Pathways, Inc. may terminate our contract on 120 days notice. In addition, Laidlaw, Inc., the owner of American Medical Response, Inc., recently announced its decision to seek a buyer for American Medical Response, Inc. A new owner of American Medical Response, Inc. may not continue to provide the same level of medical transportation services or may seek to terminate our contract. Any termination of the contract or reduction in license fees earned under the contract would reduce our revenue and could slow our growth. American Medical Response, Inc. is the largest provider of private ambulance service in the United States. Therefore, if we lose revenue due to termination of the contract or reduction in license fees, it will be difficult to replace such revenue through contracts with other providers of medical transportation services.

IF WE LOSE KEY LICENSES WE MAY BE REQUIRED TO DEVELOP OR LICENSE ALTERNATIVE TECHNOLOGY, WHICH MAY CAUSE DELAYS, ADD CONSIDERABLE EXPENSE OR REDUCE SALES


     We currently rely on software that we have licensed from Sinclair Montrose Healthcare plc of London, England for our Match.Net Staffing and Scheduling product. We will integrate this software with our software applications, services and product offerings to centralize the scheduling and staffing functions for health care providers in a secure Internet environment. We currently have an exclusive license to the software, although exclusivity may terminate if we are unable to meet milestones. This license may not continue to be available to us on commercially reasonable terms in the future. The loss of this license could result in delays or reductions of shipments of our MatchNet Staffing & Scheduling product until equivalent software could be identified, developed, licensed and integrated. In addition, other products and services we may offer in the future may rely on licensed software. The loss of any current or future license could result in delays in the introduction of our products and services, add additional expense, and reduce sales of our products and services until equivalent software could be developed, identified, licensed and integrated.


IF OUR TRANSACTION AND DATA PROCESSING FACILITY FAILS, CUSTOMER SATISFACTION COULD DECLINE

     We currently process substantially all of our customer transactions and data at our facility in Albuquerque, New Mexico. Although we have safeguards for emergencies, we do not have back-up facilities to process information if this facility is not functioning. The occurrence of a major catastrophic event or other system failure at our Albuquerque, New Mexico facility could interrupt data processing or result in the loss of stored data. In addition, we depend on the efficient operation of Internet connections from customers to our systems. These connections, in turn, depend on the efficient operation of Web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages. Any system delays, failures or loss of data, whatever the cause, could reduce customer satisfaction with our applications, services and product offerings.

IF SECURITY OF OUR CUSTOMER AND PATIENT INFORMATION IS COMPROMISED, PATIENT CARE COULD SUFFER, WE COULD BE LIABLE FOR DAMAGES AND OUR REPUTATION COULD DECLINE

     We retain confidential customer and patient information in our processing centers. Therefore, it is critical that our facilities and infrastructure remain secure and that our facilities and infrastructure are perceived by the marketplace to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. If we fail to meet our clients' expectations, we could be liable for damages and our reputation could suffer. In addition, patient care could suffer and we could be liable if our systems fail to deliver correct information in a timely manner. Our insurance may not protect us from this risk.

IF OUR TRANSACTION HOSTING SERVICES SUFFER INTERRUPTIONS, OUR BUSINESS AND REPUTATION COULD BE HARMED


     Our customers have in the past experienced some interruptions with our transaction hosting services. Similar interruptions may continue to occur from time to time. These interruptions could be due to hardware and operating system failures. We expect a large portion of our revenue to be derived from customers who use our transaction hosting services. As a result, our business will suffer if we experience frequent or long system interruptions that result in the unavailability or reduced performance of our hosting. We expect to experience occasional temporary capacity constraints due to sharply increased traffic, which may cause unanticipated system disruptions, slower response times, impaired


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

quality and degradation in levels of customer service. If this were to continue to happen, our business and reputation could be seriously harmed.

OUR MARKETS ARE HIGHLY COMPETITIVE AND COMPETITION COULD HARM OUR ABILITY TO SELL APPLICATIONS, SERVICES AND PRODUCT OFFERINGS

     Competition could seriously harm our ability to sell additional products and services. Potential competitors fall primarily into three categories: health care Internet companies focused on providing connectivity and transactions within business-to-business and business-to-consumer frameworks; traditional health care information system vendors who seek to extend the services of their core products using Internet-based technology; and traditional managed care information system and outsourcing vendors who are focusing on extending the services of their core products to the Internet. In addition, from time to time our customers may develop applications, services and product offerings competitive with those offered by us.

     Many of our competitors have longer operating histories, significantly greater financial, technical, marketing or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors may develop and successfully market Internet-based health care products and services in a manner that could have an adverse effect on our business model. See "Business -- Competition."

IF WE CANNOT EXPAND OUR MANAGEMENT SYSTEMS AND NETWORK INFRASTRUCTURE, WE MAY EXPERIENCE DELAYS IN THE GROWTH OF OUR BUSINESS

     In order to grow, we intend to rapidly expand our management, product development, testing, network operations, marketing, sales and customer service personnel over the next year. This growth has and will continue to place a significant strain on our managerial, operational, financial and information systems resources. We may not be able to effectively manage expansion of our operations, and our facilities, systems, procedures or controls may not be adequate to support our operations. Moreover, our systems may not accommodate increased use while maintaining acceptable overall performance.

     As we grow, we will also need to expand and adapt our network infrastructure to accommodate additional users, increased transaction volumes and changing customer requirements. So far, we have processed a limited number and variety of transactions over our network infrastructure and only a limited number of health care participants use our infrastructure. Many of our service agreements contain performance standards. If we fail to meet these standards, our customers could terminate their agreements with us. The loss of any of our service agreements would cause a decline in our revenues. We may be unable to expand or adapt our network infrastructure to meet additional demand or our customers' changing needs on a timely basis and at a commercially reasonable cost, or at all.

IF OUR OPERATING RESULTS VARY SIGNIFICANTLY DUE TO THE LENGTHY SALES AND IMPLEMENTATION CYCLES FOR OUR PRODUCTS AND SERVICES, OUR REVENUES MAY BE DELAYED AND OUR RESULTS OF OPERATIONS AND SHARE PRICE MAY FLUCTUATE

     Because our applications, services and product offerings have lengthy sales and implementation cycles, it is difficult for us to forecast the timing and recognition of revenues from sales of our applications, services and product offerings. Since we are unable to control many of the factors that will influence our customers' buying decisions, the lengthy sales cycle could cause our operating results to be below the expectations of analysts and investors.

     A key element of our strategy is to market our applications, services and product offerings to large organizations with significant data management and access needs. The sales process normally involves a significant evaluation process, and commitment of budgets may be subject to delays due to a customer's internal procedures for approving new expenditures and deploying new technologies. The period of time between initial customer contact and a purchase order can span up to three months or more.

     In addition, we often must provide a significant level of education to our prospective customers regarding the use and benefit of our applications, services and product offerings, which may cause additional delays during the evaluation and acceptance process. General concerns regarding year 2000 compliance may further delay purchasing decisions by prospective customers. Our long and unpredictable sales cycle can result in delayed revenues, difficulty in matching revenues with expenses and increased expenditures, which together may contribute to fluctuations in our results of operations and share price.

WE MAY LOSE EXISTING CUSTOMERS OR BE UNABLE TO ATTRACT NEW CUSTOMERS IF WE DO NOT DEVELOP NEW APPLICATIONS, SERVICES AND PRODUCTS OR IF THESE SOLUTIONS DO NOT KEEP PACE WITH TECHNOLOGICAL CHANGES

     Internet technologies are evolving rapidly and the technology used by any electronic commerce business is subject to rapid change and obsolescence. If we are not able to maintain and improve our products and develop new products that keep pace with competitive product introductions and technological developments, satisfy diverse and evolving customer requirements and achieve market acceptance, we may lose existing customers or be unable to attract new customers. For example, we currently are developing Physician Credentialing, Electronic Medical Record, Case Management, Medication and Medical Assessment Inquiry Systems, Physician Practice Management, MD Pay Accelerator, Online Drug Store, Medical Supply Product, Health and Medical Bookstore products. We may not be successful in developing and marketing these or other product enhancements or new products that respond to technological advances by others on a timely or cost-effective basis. In addition, such applications, services and product offerings may contain licensed components which may be difficult to integrate or may cause the solutions to be ineffective. These products, if developed, may not achieve market acceptance. Any delay or problems in the installation or implementation of new products or services may cause customers to forego purchases from us and could cause them to purchase from our competitors.

IF WE ARE REQUIRED TO COMMIT UNANTICIPATED RESOURCES TO COMPLETE FIXED-PRICE CONTRACTS, OUR OPERATING RESULTS MAY DECLINE

     We had historically derived a majority of our revenue from contracts that were billed on a time-and-materials basis. Beginning in 1998, a significant portion of our revenue has been derived from contracts that were billed on a fixed-price basis. These contracts specify certain obligations and deliverables to be met by us regardless of our actual costs incurred. We cannot assure you that we can successfully complete these contracts on budget, and our inability to do so could seriously harm our business, financial condition and results of operations.

     Our failure to accurately estimate the resources required for a fixed-price contract could cause our operating results to decline. In the past, we have been required to commit unanticipated additional resources to complete certain project plans during the project to ensure that the project was completed on schedule. We may experience similar situations in the future.

IF COMPLIANCE WITH GOVERNMENT REGULATION OF HEALTH CARE BECOMES COSTLY AND DIFFICULT FOR US AND OUR CUSTOMERS, WE MAY NOT BE ABLE TO GROW OUR BUSINESS

     Participants in the health care industry are subject to extensive and frequently changing regulation under numerous laws administered by governmental entities at the federal, state and local levels, some of which are, and others of which may be, applicable to our business. Furthermore, our health care service provider, payer and plan customers are also subject to a wide variety of laws and regulations that could affect the nature and scope of their relationships with us.

     Laws regulating health care providers, health insurance, health maintenance organizations and similar organizations, employee benefit plans and governmental health benefit programs cover a broad array of subjects, including but not limited to licensing, billing, collection and reimbursement, advertising, confidentiality, financial relationships with, and referral of services and goods among and to, suppliers and providers, mandated benefits and grievance and appeal procedures. Furthermore, the federal Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000.

     These laws are often not uniform between states, and could require us to undertake the expense and difficulty of tailoring our business procedures, information systems, or financial relationships in order for our customers to be in compliance with applicable laws and regulations. Compliance with such laws could also interfere with the scope of our applications, services and product offerings, or make them less cost effective for our customers. Furthermore, the impact of regulatory developments in the health care industry is complex and difficult to predict, and we cannot guarantee that we will not be adversely affected by new regulatory requirements or interpretations.

     Some computer applications and software are considered medical devices and are subject to regulation by the United States Food and Drug Administration, or FDA. We do not believe that our current applications, services or product offerings are subject to FDA regulation. If we expand our applications, services and product offerings into areas subject to FDA regulation, complying with these regulations could be time consuming, burdensome and expensive and could delay our introduction of new products. For more information on government regulation affecting our business, see "Business -- Government Regulation."

BECAUSE WE PROVIDE UTILIZATION REVIEW SERVICES, WE MAY INCUR LIABILITY

     One of the functions of our applications is automatic adjudication of whether or not a claim for payment or service should be denied or whether existing coverage should be continued based upon particular plans or contracts and industry-standard, clinical-support criteria. Our payer customers are ultimately responsible for deciding whether to deny claims for payment or medical services. It is possible, however, that liability may be asserted against us for denial of payment of medical claims or medical service. The contractual protections included in our customer contracts and our insurance coverage may not be sufficient to protect us against such liability.

IF OUR EXECUTIVE OFFICERS AND KEY PERSONNEL DO NOT REMAIN WITH US IN THE FUTURE, WE MAY EXPERIENCE DIFFICULTY IN ATTRACTING AND RETAINING QUALIFIED PERSONNEL


     Our future success depends upon the continued service of our executive officers and other key employees as well as our ability to hire a significant number of new employees. In particular, it would be difficult for us to replace the services of our President and Chief Executive Officer, Lorine Sweeney. In addition, we are particularly dependent on the continued services of software developers with programming skills in extensible mark-up language, Java and Oracle. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future. None of our executive officers or key personnel have employment agreements with us, except for standard agreements we have with all of our employees providing for confidentiality and invention assignment obligations.


WE MAY FACE PRODUCT-RELATED LIABILITIES THAT COULD FORCE US TO PAY DAMAGES WHICH WOULD HURT OUR REPUTATION

     While we and our customers test our applications, services and product offerings, they may contain defects or result in system failures. These defects or problems could result in the loss of or delay in generating revenue, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation or increased insurance costs.

     Our contracts limit our liability arising from our errors; however, these provisions may not be enforceable and may not protect us from liability. While we have general liability insurance that we believe is adequate, including coverage for errors and omissions, we may not be able to maintain this insurance on reasonable terms in the future. In addition, our insurance may not be sufficient to cover large claims and our insurer could disclaim coverage on claims. If we are liable for an uninsured or underinsured claim or if our premiums increase significantly, our financial condition could be materially harmed.

IF WE DO NOT ESTABLISH AND MAINTAIN THE XCARE.NET BRAND, OUR REPUTATION COULD BE ADVERSELY AFFECTED

     In order to increase our customer base and expand our online traffic, we must establish, maintain and strengthen the XCare.net brand. For us to be successful in establishing our brand, health care professionals must perceive us as offering quality, cost-effective, communications, information and administrative services. Our reputation and brand name could be adversely affected if we experience difficulties in introducing new applications, services and product offerings, if these applications, services and product offerings are not accepted by customers, if we are required to discontinue existing applications, services and product offerings or if our products and services do not function properly.

OUR GROWTH AND OPERATING RESULTS WOULD BE IMPAIRED IF WE WERE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS

     We expect that the money generated from this offering, combined with our current cash resources, will be sufficient to meet our requirements for approximately 18 months. However, we expect that we will continue to experience negative cash flow in the near term. Accordingly, we may need to raise additional capital to support expansion, develop new or enhanced applications, services and product offerings, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. We may need to raise additional funds by selling debt or equity securities, by entering into strategic relationships or through other arrangements. We cannot assure you that we will be able to raise any additional amounts on reasonable terms, or at all, when they are needed.

ACQUISITIONS COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS AND DILUTE STOCKHOLDER VALUE

     We expect to acquire technologies and other health care technology companies to increase the number and variety of applications, services and product offerings we offer and to increase our customer base. To be successful, we will need to identify applications, technologies and businesses that are complementary to ours, integrate disparate technologies and corporate cultures and manage a geographically dispersed company. Acquisitions could divert our attention from other business concerns and expose us to unforeseen liabilities or risks associated with entering new markets. Finally, we may lose key employees while integrating these new companies. Integrating newly acquired organizations and technologies into XCare.net could be expensive, time consuming and may strain our resources. In addition, we may lose our current customers if any acquired companies have relationships with competitors of our customers. Consequently, we may not be successful in integrating any acquired businesses or technologies and may not achieve anticipated revenue and cost benefits. The health care industry is consolidating and we expect that we will face intensified competition for acquisitions, especially from larger, better-funded organizations. If we fail to execute our acquisition strategy successfully for any reason, our business will suffer significantly.

     We intend to pay for some of our acquisitions by issuing additional common stock and this could dilute our stockholders. We may also use cash to buy companies or technologies in the future. If we do use cash, we may need to incur debt to pay for these acquisitions. Acquisition financing may not be available on favorable terms or at all. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would seriously harm our results of operations.

IF OUR PROPRIETARY TECHNOLOGY IS SUBJECTED TO INFRINGEMENT CLAIMS, WE MAY HAVE TO PAY DAMAGES OR SEEK A LICENSE FROM THIRD PARTIES, WHICH COULD DELAY SALES OF OUR PRODUCTS, AND IF OUR PROPRIETARY TECHNOLOGY IS INFRINGED UPON, WE MAY EXPERIENCE LOSSES


     Our intellectual property is important to our business. We expect that we could be subject to intellectual property infringement claims as the number of our competitors grows and the functionality of our applications overlap with competitive offerings. These claims, whether or not meritorious, could be expensive and divert our attention from operating our company. If we become liable to third parties for infringing their intellectual property rights, we would be required to pay a substantial damage award and to develop noninfringing technology, obtain a license or cease selling the applications that contain the infringing intellectual property. We may be unable to develop noninfringing technology or obtain a license on commercially reasonable terms, or at all. In addition, we may not be able to protect against misappropriation of our intellectual property. Third parties may infringe upon our intellectual property rights, we may not detect this unauthorized use and we may be unable to enforce our rights. See "Business -- Intellectual Property."

IF WE ARE NOT ABLE TO PROTECT AND ENFORCE OUR TRADENAMES, INTERNET ADDRESS AND INTELLECTUAL PROPERTY RIGHTS, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY SUFFER

     We seek to protect our brand and our other intellectual property through a combination of copyright, trade secret and trademark laws. Our XCare.net brand is an important component of our business strategy. We have recently filed federal trademark applications for "XCare.net," "XCare," "Solution Channels" and "the Business to Business Platform for eHealth." We cannot guarantee that any of these trademark applications will be granted. If we are unable to secure registration of these marks or otherwise obtain the right to use these marks under contract or common law, we may be required to stop using these marks. This could cause confusion to our customers and in the marketplace and harm our business, financial condition and results of operations.


     In addition, our future success and ability to compete in our markets may be dependent in part on our proprietary rights to products and services which we develop. We rely on copyright, trademark and trade secret laws and contractual restrictions. We also expect to rely on patents to protect our proprietary technology and to rely on similar proprietary rights of any of our technology providers. We have filed a patent application to protect certain of our proprietary technology. We cannot assure you that such application will be approved or, if approved, will be effective in protecting our proprietary technology. We enter into confidentiality agreements with all of our employees, as well as with our customers and potential customers seeking proprietary information, and limit access to and distribution of our software, documentation and other proprietary information. We cannot assure you that the steps we take or the steps such providers take would be adequate to prevent misappropriation of our respective proprietary rights.


POTENTIAL YEAR 2000 PROBLEMS WITH OUR PRODUCTS OR INTERNAL SYSTEMS MAY INVOLVE SIGNIFICANT TIME AND EXPENSE AND MAY REDUCE OUR FUTURE SALES


     Many currently installed computer systems and software products store dates using only the last two digits of the calendar year. As a result, such systems may not be able to distinguish whether "00" means 1900 or 2000, which may cause system failures or erroneous results. Although no material year 2000 problems with our application, services and product offerings have been brought to our attention to date, year 2000 problems emerging in the future could subject us to liability claims and disrupt our customers' purchasing patterns, either of which could harm our business.


     Our applications, services and product offerings operate in complex network environments and directly or indirectly interact with a number of other hardware and software systems that we cannot adequately evaluate for year 2000 compliance. We may face claims based on year 2000 problems in other companies' products, or issues arising from the integration of multiple products within an overall system. Although we have not been a party to any litigation or arbitration proceeding involving our solutions related to year 2000 compliance issues, we may in the future be required to defend our applications, services and product offerings in such proceedings, or to negotiate resolutions of claims based on year 2000 issues. Defending and resolving year 2000-related disputes, regardless of the merits of such disputes, and any liability we have for year 2000-related damages, including consequential damages, could be expensive to us. In addition, customers and potential customers may limit purchases of new applications, services and product offerings due to year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for year 2000 compliance. These expenditures may result in reduced funds available to purchase our applications, services and product offerings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


GOVERNMENT REGULATION OF INTERNET COMMUNICATIONS MAY IMPACT OUR BUSINESS BY DIRECTLY OR INDIRECTLY INCREASING OUR COSTS

     We provide Internet services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wireline communications. We currently are not subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to businesses generally.

     However, in the future we could become subject to regulation by the Federal Communications Commission or another regulatory agency as a provider of basic telecommunications services. Changes in the regulatory environment relating to the application of access charges and Universal Service Fund support payments to Internet and Internet telephony providers, regulation of Internet services, including Internet telephony, and other regulatory changes that directly or indirectly affect costs imposed on Internet or Internet telephony providers, telecommunications costs or increase in the likelihood or scope of competition, could harm our business and financial results.

OUR OFFICERS, DIRECTORS AND AFFILIATED ENTITIES WILL HAVE SIGNIFICANT CONTROL OVER US AND MAY APPROVE OR REJECT MATTERS CONTRARY TO OUR STOCKHOLDERS' VOTE

     Our executive officers and directors, together with their affiliates, will beneficially own an aggregate of approximately 61.2% of our outstanding common stock following the completion of the offering. These stockholders, if acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or similar transactions even if other stockholders disagree. See "Principal Stockholders."

WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY

     Provisions of our certificate of incorporation, bylaws, other agreements and Delaware law could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock."

WE HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS AND OUR INVESTMENT OF THESE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN

     We intend to use the proceeds from the offering for general corporate purposes, including working capital, capital expenditures and repayment of long-term indebtedness, and may use a portion of proceeds to acquire other businesses, products or technologies. Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds of this offering may be used for corporate purposes that do not increase our results of operations or our market value. Pending any such uses, we plan to invest the net proceeds of the offering in investment-grade, interest-bearing securities. We cannot predict that such investments will yield a favorable return. See "Use of Proceeds."

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OUR SECURITIES HAVE NO PRIOR MARKET AND WE CANNOT ASSURE YOU THAT OUR STOCK
PRICE WILL NOT DECLINE AFTER THE OFFERING

     Our common stock has never been sold in a public market. An active trading market for our common stock may not develop or be sustained after completion of the offering. The initial public offering price may not be indicative of the prices that will prevail in the public market after the offering, and the market price of the common stock could fall below the initial public offering price. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many technology companies and which have often been unrelated to the operating performance of such companies. See "Underwriting."

WE MAY BE SUBJECT TO LITIGATION IF OUR COMMON STOCK PRICE IS VOLATILE

     In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the company. The institution of class action litigation against us could result in substantial costs to us and a diversion of our management's attention and resources which would harm our business, financial condition and results of operations. Any adverse determination in this litigation could also subject us to significant liabilities.

SHARES ELIGIBLE FOR FUTURE SALE AFTER THE OFFERING COULD CAUSE OUR STOCK PRICE TO FALL


     If our stockholders sell substantial amounts of our common stock in the public market following the offering, the market price of our common stock could fall. Such sales also might make it more difficult for XCare.net to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Based upon the number of our shares outstanding as of September 30, 1999, upon completion of the offering, we will have outstanding 15,363,549 shares of common stock, assuming no exercise of the underwriters' option to purchase additional shares and no exercise of outstanding options after September 30, 1999. Of these shares, the 5,000,000 shares sold in the offering will be freely tradable. The remaining 10,363,549 shares of common stock will be available for sale in the public market 180 days after the date of this prospectus or afterwards.



     Based on the number of our shares outstanding as of September 30, 1999, after the offering, the holders of approximately 9,806,386 shares of common stock, which represents 64% of our outstanding stock after completion of the offering, will be entitled to certain rights to have the resale of their shares registered under the Securities Act of 1933. If these holders, by exercising their registration rights, cause a large number of securities to be registered and sold in the public market, such sales could materially and adversely affect the market price for our common stock. In addition, if we were to include in a registration statement shares held by these holders pursuant to the exercise of their registration rights, such sales may impede our ability to raise needed capital. See "Shares Eligible for Future Sale" and "Underwriting."


NEW INVESTORS IN OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION


     If you purchase shares of our common stock, you will incur immediate and substantial dilution in pro forma net tangible book value. Investors participating in the offering of our common stock will pay a price per share, which substantially exceeds the value of our assets after subtracting our liabilities. These investors will contribute 71.4% of the total amount paid to fund us but will own only 32.5% of our outstanding shares. If the holders of outstanding options or warrants exercise those options or warrants, you will suffer further dilution. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to us from the sale of shares of our common stock in the offering at an estimated initial public offering price of $12.00 per share, after deducting estimated expenses of $1.5 million and underwriting discounts and commissions, are estimated to be approximately $54.3 million (approximately $62.7 million if the underwriters' over-allotment option is exercised in full).

     We expect to use the net proceeds from this offering for general corporate purposes, working capital and capital expenditures to fund our operations, including to continue expanding and enhancing our sales and marketing operations and to continue expanding our product offerings. We have not yet determined our expected use of these proceeds, but we currently anticipate that we will incur approximately $3 million in research and development expenses, $7 million in sales and marketing expenses, $2 million in hardware and software purchases and other capital expenditures and $6 million in general and administrative expenses over the next 12 months. Actual expenditures may vary substantially from these estimates. The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our product development efforts, marketing and sales activities, and the amount of cash generated by our operations and competition. We may find it necessary or advisable to use portions of the proceeds for other purposes.

     A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies, although there are no current plans, negotiations or discussions for any such transactions. Pending use of the net proceeds for the above purposes, we intend to invest such funds in short-term, interest-bearing, investment grade obligations.

                                DIVIDEND POLICY

     Except for dividends declared in connection with our status as an S corporation prior to January 1996, we have never declared or paid any cash dividends on our common stock or other securities. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth our total capitalization as of September 30, 1999 on an actual, pro forma and pro forma as adjusted basis. The pro forma capitalization reflects the automatic conversion of all outstanding shares of our convertible preferred stock into common stock upon the closing of this offering, the assumed cashless exercise of all outstanding common and convertible preferred stock warrants, the conversion of the convertible preferred stock issued upon the assumed cashless exercise of the latter warrants into common stock, and amendments to our certificate of incorporation effective after September 30, 1999. The pro forma as adjusted capitalization reflects our receipt of estimated net proceeds from the sale of the 5,000,000 shares of common stock in this offering (at an estimated initial public offering price of $12.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses):



                                                                     SEPTEMBER 30, 1999
                                                             -----------------------------------
                                                                         (UNAUDITED)
                                                                                      PRO FORMA
                                                                           PRO           AS
                                                              ACTUAL      FORMA       ADJUSTED
                                                             --------    --------    -----------
                                                             (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                         SHARE DATA)
Long-term debt.............................................  $     25    $     25     $     25
                                                             --------    --------     --------
Series A mandatorily redeemable convertible preferred
  stock, $0.01 par value; 6,000,000 shares authorized;
  2,450,000 shares outstanding, actual; no shares
  authorized or outstanding, pro forma and pro forma as
  adjusted.................................................     6,793          --           --
Series B mandatorily redeemable convertible preferred
  stock, $0.01 par value; 75,000,000 shares authorized;
  63,053,144 shares outstanding, actual; no shares
  authorized or outstanding, pro forma and pro forma as
  adjusted.................................................    16,944          --           --
Value ascribed to mandatorily redeemable convertible
  preferred stock warrants.................................        84          --           --
                                                             --------    --------     --------
                                                               23,821          --           --
                                                             --------    --------     --------
Stockholders' equity (deficit):
  Preferred stock, $0.01 par value, no shares authorized or
     outstanding, actual; 5,000,000 shares authorized, no
     shares outstanding, pro forma and pro forma as
     adjusted..............................................        --          --           --
  Common stock, $0.01 par value; 12,500,000 shares
     authorized, actual; 100,000,000 shares authorized, pro
     forma and pro forma as adjusted; 557,163 shares
     outstanding, actual; 10,363,549 shares outstanding,
     pro forma; 15,363,549 shares outstanding, pro forma as
     adjusted..............................................         6         104          154
  Additional paid-in capital...............................     3,120      26,843       81,093
  Unearned compensation....................................    (2,383)     (2,383)      (2,383)
  Accumulated deficit......................................   (13,329)    (13,329)     (13,329)
                                                             --------    --------     --------
       Total stockholders' equity (deficit)................   (12,586)     11,235       65,535
                                                             --------    --------     --------
       Total capitalization................................  $ 11,260    $ 11,260     $ 65,560
                                                             ========    ========     ========



     We expect to incur a charge to operations of approximately $116,000 that will further increase the accumulated deficit and decrease unearned compensation upon completion of this offering, representing the acceleration of the vesting of an option granted to a consultant. We also expect to record a charge of $132,000, during the first quarter of 2000, relating to the settlement of a dispute with a holder of a warrant to purchase common stock.


     Outstanding shares in the above table excludes 1,491,492 shares issuable upon exercise of outstanding options at September 30, 1999, with a weighted average exercise price of $1.35 per share, 541,345 shares reserved for future issuance under our stock plan after September 30, 1999, and 750,000 shares reserved for future issuance under our director option plan and employee stock purchase plan, both of which become effective upon the closing of the offering. See "Management -- Employee Benefit Plans" and notes 4, 6 and 9 of notes to the financial statements.

                                    DILUTION


     Our pro forma net tangible book value as of September 30, 1999 was approximately $10.6 million or $1.02 per share of common stock, after giving effect to the conversion of our outstanding convertible preferred stock, the assumed cashless exercise of all outstanding common and convertible preferred stock warrants, and the conversion of the convertible preferred stock issued upon assumed exercise of the warrants into common stock. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of outstanding shares of common stock after giving effect to the transactions described in the previous sentence.



     Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of the 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $12.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at September 30, 1999 would have been approximately $64.9 million or $4.22 per share. This represents an immediate increase in net tangible book value to existing stockholders of $3.20 per share and an immediate dilution to new public investors of $7.78 per share. The following table illustrates the per share dilution:



Assumed initial public offering price per share.............           $12.00
  Pro forma net tangible book value per share as of
    September 30, 1999......................................  $1.02
  Increase per share attributable to new public investors...   3.20
                                                              -----
Pro forma net tangible book value per share after
  offering..................................................             4.22
                                                                       ------
Dilution per share to new public investors..................           $ 7.78
                                                                       ======


     The following table sets forth, on a pro forma basis as of September 30, 1999, the difference between the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid by existing stockholders and by new public investors before deducting estimated underwriting discounts and commissions and offering expenses payable by us, using an assumed initial public offering price of $12.00 per share:


                                  SHARES PURCHASED        TOTAL CONSIDERATION
                                ---------------------    ----------------------    AVERAGE PRICE
                                  NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                ----------    -------    -----------    -------    -------------
Existing stockholders.........  10,363,549      67.5%    $24,085,569      28.6%       $ 2.32
New public investors..........   5,000,000      32.5      60,000,000      71.4         12.00
                                ----------    ------     -----------    ------
     Total....................  15,363,549     100.0%    $84,085,569     100.0%
                                ==========    ======     ===========    ======


     As of September 30, 1999, we had outstanding options to purchase 1,491,492 shares of common stock at a weighted average exercise price of $1.35 per share. In addition, we have reserved 541,345 additional shares for future issuance under our stock plan at September 30, 1999, and 750,000 shares reserved for future issuance under our director option plan and employee stock purchase plan, both of which become effective upon the closing of the offering. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors. See "Management -- Employee Benefit Plans" and notes 4, 6 and 9 of notes to the financial statements.

                            SELECTED FINANCIAL DATA

     The following selected financial data are qualified by reference to, and should be read in conjunction with, our financial statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus. The balance sheet data as of December 31, 1997 and 1998 and statement of operations data for each of the three years ended December 31, 1998 have been derived from our audited financial statements and the notes thereto included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1994 and 1995 and the balance sheet data as of December 31, 1994, 1995 and 1996 are derived from our historical financial statements not included in this prospectus. The unaudited statement of operations data for the nine-month periods ended September 30, 1998 and 1999 and the balance sheet data as of September 30, 1999 are derived from unaudited financial statements included in this prospectus which have been prepared on the same basis as the audited financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the results of operations and financial position of XCare.net for the period in accordance with generally accepted accounting principles. Historical results are not necessarily indicative of results for any future period.


                                                                                                 NINE MONTHS
                                                                                                    ENDED
                                                         YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                              ---------------------------------------------   -----------------
                                               1994     1995     1996      1997      1998      1998      1999
                                              ------   ------   -------   -------   -------   -------   -------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue.....................................  $4,310   $7,708   $ 9,726   $ 5,984   $ 2,270   $ 1,564   $ 2,654
                                              ------   ------   -------   -------   -------   -------   -------
Costs and expenses:
  Cost of revenue...........................   1,450    2,593     3,744     4,575     2,086     1,440     2,421
  Sales and marketing.......................     181      236     1,369     2,531       965       792       545
  General and administrative................   1,121    1,465     2,220     2,436     2,194     1,389     1,185
  Research and development..................   1,368    1,789     3,190     4,212       670       594       417
  Impairment of long-lived assets and
    abandonment of operating lease..........      --       --        --       887        --        --        --
  Stock compensation expense................      --       --        --        --        --        --       112
                                              ------   ------   -------   -------   -------   -------   -------
         Total costs and expenses...........   4,120    6,083    10,523    14,641     5,915     4,215     4,680
Income (loss) from operations...............     190    1,625      (797)   (8,657)   (3,645)   (2,651)   (2,026)
Settlements received from contract
  terminations..............................      --       --     2,250       250        --        --        --
Interest income (expense), net..............     (77)     (42)       --         5      (437)     (306)     (150)
                                              ------   ------   -------   -------   -------   -------   -------
Income (loss) before income taxes...........     113    1,583     1,453    (8,402)   (4,082)   (2,957)   (2,176)
Income tax (benefit) expense................      --       --     1,200    (1,078)       --        --        --
                                              ------   ------   -------   -------   -------   -------   -------
Net income (loss)...........................  $  113   $1,583   $   253   $(7,324)  $(4,082)  $(2,957)  $(2,176)
                                              ======   ======   =======   =======   =======   =======   =======
Net income (loss) per common share -- basic
  and diluted...............................  $ 0.19   $ 2.64   $  0.53   $(18.92)  $(10.64)  $ (7.71)  $ (5.09)
                                              ======   ======   =======   =======   =======   =======   =======
Weighted average common shares outstanding--
  basic and diluted.........................     596      599       476       390       390       390       438
                                              ======   ======   =======   =======   =======   =======   =======
Pro forma:
  Income before income taxes................  $  113   $1,583
  Net income................................  $   65   $  980
Pro forma net income (loss) per common
  share -- basic and diluted................  $ 0.11   $ 1.64                       $ (1.00)            $ (0.32)
                                              ======   ======                       =======             =======
Pro forma weighted average common shares
  outstanding -- basic and diluted..........     596      599                         4,067               6,724
                                              ======   ======                       =======             =======

                                                            DECEMBER 31,
                                            ---------------------------------------------     SEPTEMBER 30,
                                             1994     1995     1996     1997       1998           1999
                                            ------   ------   ------   -------   --------     -------------
                                                           (IN THOUSANDS)                      (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.................  $  123   $  172   $1,394   $   697   $    198       $ 11,031
Working capital...........................      61      840      243      (952)    (5,335)        10,222
Total assets..............................   1,266    4,190    4,492     4,026      2,805         13,523
Long-term debt............................     402    1,012    1,317       939        284             25
Mandatorily redeemable convertible
  preferred stock.........................      --       --       --     6,728      6,827         23,821
Stockholders' equity (deficit)............     347    1,770      842    (6,537)   (10,620)       (12,586)

     In reviewing the above data, you should consider the following:

     - During 1996, a major customer terminated its contract with us and paid $2.3 million to settle all claims arising from the termination. During 1997, another major customer terminated its contract with us and paid $250,000 to settle all claims associated with the termination.

     - As a result of the contract terminations referred to above, during 1997 we abandoned an operating lease and incurred impairment charges for related fixed assets aggregating $887,000.

     - Prior to January 1, 1996, XCare.net was an S corporation for federal and state income tax purposes, and, accordingly, our income was taxed directly to our stockholders. Pro forma income before income taxes and pro forma net income and pro forma net income (loss) per common share for the years ended December 31, 1994 and 1995 give effect to pro forma adjustments that reflect the federal and state income taxes that would have been recorded if XCare.net had been a C corporation prior to January 1, 1996.

     - See note 1 of notes to the financial statements for a description of the method used to compute net income (loss) per share and pro forma net loss per common share for all periods presented.


     - During June and July 1999, we completed a sale of Series B convertible preferred stock with net proceeds totaling $13.7 million, of which $7.3 million was received in June 1999 and $6.4 million was received in July 1999.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     All statements, trend analysis and other information contained in the following discussion relative to markets for our products and trends in revenue, gross margins and anticipated expense levels, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect" and "intend" and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business and economic risks and uncertainties, and our actual results of operations may differ materially from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as other risks and uncertainties referenced in this prospectus.

OVERVIEW

     Xcare.net is an electronic commerce service provider for health care businesses. We have developed an Internet-based technology platform using extensible mark-up language, or XML, to process health care transactions and provide related services for payers, providers and other health care industry participants. We process transactions such as eligibility checking, claims submission, referral processing, physician credentialling, and appointment scheduling. We also provide consulting services to define, develop and implement Internet healthcare strategies as well as Web-site hosting, transaction support and maintenance services for our customers.

     Utilizing our proprietary technology platform, which we call the XCare.net platform, we design and develop custom health care Web sites, known as portals. Through these portals we link health care providers, payers and other industry participants into a community to form an Internet exchange. We use the XCare.net platform to deliver a broad range of applications, services and electronic product offerings that streamline and automate high-volume, data-intensive transactions and processes.

     We commenced operations in March 1989, but we did not begin to focus on Internet-based health care solutions until mid-1998. We have historically derived a significant portion of our revenue from sales of mainframe and client-server software for managed health care systems and from providing services to health care organizations seeking to outsource administrative functions. We intend to derive an increasing portion of our future revenue from our Internet-based applications, services and product offerings. Due to our limited operating history in the Internet-based health care market, it is difficult for us to predict with any accuracy our future results of operations. Accordingly, we believe that our historical financial results are not necessarily indicative of our future financial performance.

     At the end of the first quarter of 1996, our largest customer at the time, who accounted for approximately 67% of 1996 revenue, changed its information technology strategy and terminated its contract with us. In June 1996, the customer paid approximately $2.3 million to settle all claims arising under the termination.

     In the first quarter of 1997, we obtained financing from new investors through the issuance of Series A convertible preferred stock. This financing enabled us to develop and pursue a new strategic plan to supplement our mainframe-based business with client-server applications and services. In pursuing this strategy, we increased our expenditures in marketing, research and development, and general administration.

     At the beginning of the third quarter of 1997, our largest customer at the time, who accounted for approximately 74% of 1997 revenue, decided to pursue an alternative software approach and terminated its contract with us. In August 1997, the customer paid $250,000 to settle all claims arising under the termination. In response, we reduced total personnel by 40% and 26%, as well as other expenditures, during the fourth quarter of 1997 and the first quarter of 1998, respectively.

     Also at the end of 1997 and during the first quarter of 1998, we obtained additional financing through the issuance of convertible promissory notes. This financing allowed us to continue to license and implement our client-server based product to new customers and begin development of our Internet-based applications and services. Notwithstanding this financing, we had limited available working capital during the latter part of 1998 through the first part of 1999, causing us to reduce our sales and marketing, research and development, and general and administration expenditures from 1997 levels.

     At the end of 1998, we obtained additional financing from our existing investors through the issuance of convertible promissory notes, and in June and July 1999, we obtained financing through the issuance of Series B convertible preferred stock. These financings have enabled us to add personnel and other resources to facilitate the development and marketing of the new Internet-based applications, services and product offerings.


     For contracts entered into subsequent to January 1, 1998, we recognize revenue in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition." We derive revenue from license fees and related services under the terms of fixed price contracts. Maintenance revenue is derived from agreements for supporting and providing periodic updates to licensed software. Consulting revenue consists of revenue from consulting services provided pursuant to time and materials contracts. Transaction processing revenue is derived from outsourcing and transaction hosting services and is recognized on a per-transaction basis as services are performed.


     License fees and related services revenue is generally recognized from fixed price contracts using the percentage-of-completion method of accounting where collectibility of fees is probable. Where collectibility of fees is not probable, we defer revenue and related costs as deferred contract costs and recognize revenue and cost of revenue as cash is collected.

     We may encounter budget and schedule overruns on fixed price contracts caused by increased material, labor or overhead costs. Adjustments to cost estimates are made in the periods in which the facts requiring such revisions become known. Estimated losses, if any, are recorded in the period in which current estimates of total contract revenue and contract costs indicate a loss. We do not require collateral for our receivables and an allowance is maintained for potential credit losses.

     Maintenance revenue is recorded as unearned revenue and is recognized ratably over the service period, which is generally 12 months. When maintenance is bundled with the original license fee arrangement, its fair value is deferred and recognized during the period such services are provided.

     Revenue from consulting services provided pursuant to time-and-materials contracts is recognized as the services are performed.

     For contracts entered into prior to January 1, 1998, we recognized revenue in accordance with Statement of Position 91-1, "Software Revenue Recognition." Our revenue recognition for such pre-1998 contracts was substantially the same as that discussed above.

     For the nine months ended September 30, 1999, sales to Methodist Care, Inc. accounted for 29% of revenue, sales to American Medical Pathways, Inc. accounted for 19% of revenue, sales to Quest Diagnostics Incorporated accounted for 17% of revenue and sales to Brokerage Services, Inc. accounted for 17% of revenue. If we do not generate as much revenue from these major customers as we expect to, or if we lose any of them as customers, our revenue will be significantly reduced.

     We incurred net losses and losses from operations for the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997. As of September 30, 1999, we had an accumulated deficit of approximately $13.3 million. Since we began developing and marketing our Internet-based health care applications, services, and product offerings in early 1999, we have funded our business primarily by borrowing funds and from the sale of convertible preferred stock, not from cash generated by our business. We expect to continue to incur significant sales and marketing, research and development and general and administrative expenses. As a result, we will experience losses and negative cash flows for the foreseeable future. Factors which may prevent us from achieving or maintaining profitability and cause our stock price to decline include the demand for and acceptance of our solutions, and our ability to attract new customers, as well as a number of other factors described in the "Risk Factors" section.


     During the nine months ended September 30, 1999, in connection with stock options granted to certain employees under the stock plan, we have recorded unearned stock compensation representing the difference between the exercise price of the options and the deemed fair value of our common stock at the date of grant. This unearned stock compensation will be amortized to expense over the period during which the options or common stock subject to repurchase vest, generally four years, using an accelerated method as described in Financial Accounting Standards Board Interpretation No. 28. Subsequent to September 30, 1999, the Company granted additional options with exercise prices below the deemed fair value of the Company's common stock at the date of grant and will record unearned compensation of approximately $233,000 in the fourth quarter of 1999 to be amortized over the period of vesting. We also expect to incur a charge to operations of approximately $116,000 that will further increase the accumulated deficit and decrease unearned compensation upon completion of this offering, representing the acceleration of the vesting of an option granted to a consultant. Amortization of unearned stock compensation amounted to approximately $112,000 during the nine months ended September 30, 1999. We expect to recognize amortization expense related to unearned compensation for the aforementioned grants of approximately $397,000 in the fourth quarter of 1999, $1,441,000 in 2000, $538,000 in 2001, $243,000 in 2002 and $47,000 in
2003.



     We expect to record a charge during the first quarter of 2000, of $132,000, relating to the settlement of a dispute with a holder of a warrant to purchase common stock.


     In September 1999 Laidlaw Inc., the Canadian parent company of American Medical Response, Inc. announced its intention to divest its interest in that company in order to focus on its transportation business. American Medical Response, Inc. is the parent company of one of our customers, American Medical Pathways, Inc. If such a sale is consummated, and the new owner decided to terminate our agreement, there would likely be a material adverse impact on our future earnings and cash flow.

RESULTS OF OPERATIONS

     The following table sets forth financial data for the periods indicated as a percentage of revenue.


                                                                            NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                               -------------------------    -----------------
                                               1996      1997      1998      1998       1999
                                               -----    ------    ------    -------    ------
                                                                               (UNAUDITED)
Revenue......................................  100.0%    100.0%    100.0%    100.0%    100.0%
Costs and expenses:
  Cost of revenue............................   38.5      76.5      91.9      92.1      91.2
  Sales and marketing........................   14.1      42.3      42.5      50.6      20.5
  General and administrative.................   22.8      40.7      96.7      88.8      44.7
  Research and development...................   32.8      70.4      29.5      38.0      15.7
  Impairment of long-lived assets and
     abandonment of operating lease..........     --      14.8        --        --        --
  Stock compensation expense.................     --        --        --        --       4.2
                                               -----    ------    ------    ------     -----
          Total costs and expenses...........  108.2     244.7     260.6     269.5     176.3
                                               -----    ------    ------    ------     -----
Loss from operations.........................   (8.2)   (144.7)   (160.6)   (169.5)    (76.3)
Settlements received from contract
  terminations...............................   23.1       4.2        --        --        --
Interest income (expense), net...............     --       0.1     (19.2)    (19.6)     (5.7)
                                               -----    ------    ------    ------     -----
Income (loss) before income taxes............   14.9    (140.4)   (179.8)   (189.1)    (82.0)
                                               -----    ------    ------    ------     -----
Income tax (benefit) expense.................   12.3     (18.0)       --        --        --
                                               -----    ------    ------    ------     -----
Net income (loss)............................    2.6%   (122.4)%  (179.8)%  (189.1)%   (82.0)%
                                               =====    ======    ======    ======     =====

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

     Revenue. Revenue increased 70% to $2.7 million for the nine months ended September 30, 1999 from $1.6 million for the nine months ended September 30, 1998. This increase reflects revenue recognized from new customers coupled with an increase in average total arrangement fees as compared to average total arrangement fees in the nine months ended September 30, 1998 partially offset by decreased transaction processing revenue, as two customers did not continue their transaction processing arrangements after they completed implementation of our software.

     Cost of revenue. Cost of revenue includes personnel and related overhead costs, payments to third party consultants who assist with implementation and support services, facilities costs and equipment depreciation. Cost of revenue increased 68% to $2.4 million for the nine months ended September 30, 1999 from $1.4 million for the nine months ended September 30, 1998. This increase reflects the cost of additional third party consultants utilized to support the current license implementation contracts and custom development projects, as well as the amortization of purchased software. Cost of revenue as a percentage of revenue was relatively consistent between the two nine-month periods.

     Sales and marketing. Sales and marketing expenses consist of personnel and related overhead costs, including commissions and travel expenses, field sales office expenses, and advertising and promotion costs. Sales and marketing expenses decreased 31% to $545,000 for the nine months ended September 30, 1999 from $792,000 for the nine months ended September 30, 1998, representing 21% and 51% of revenue, respectively. The decrease in sales and marketing expenses in absolute dollars and as a percentage of revenue reflects a 15% reduction in sales force personnel, and other promotional marketing activities as a result of the limited working capital available during the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998. During the third quarter we began to expand our sales and marketing organization using the proceeds from the issuance of the Series B convertible preferred stock received in June and July 1999.

     General and administrative. General and administrative expenses include personnel and related overhead costs for our executive, administrative, finance and human resources functions, as well as legal and accounting fees. General and administrative expenses decreased 15% to $1.2 million for the nine months ended September 30, 1999 from $1.4 million for the nine months ended September 30, 1998, representing 45% and 89% of revenue, respectively. General and administrative costs in absolute dollars were relatively consistent in absolute dollars in both periods. However, general and administrative expenses decreased as a percentage of revenue reflecting the 70% increase in revenue, as discussed above, during the nine months ended September 30, 1999.

     Research and development. Research and development expenses include personnel and related overhead costs for product development, enhancements to existing applications and services, and quality assurance activities. Research and development expenses decreased 30% to $417,000 for the nine months ended September 30, 1999 from $594,000 for the nine months ended September 30, 1998, representing 16% and 38% of total revenue, respectively. The decrease in research and development expenses in absolute dollars and as a percentage of revenue reflects a reduction in the number of third party consultants used during the nine months ended September 30, 1999 as compared to nine months ended September 30, 1998. During the nine months ended September 30, 1998, these consultants assisted in the development of the XCare.net platform.

     Stock compensation expense. During the third quarter of 1999, we recorded aggregate unearned compensation of $2.4 million in connection with the grant of certain stock options. Amortization of such compensation amounted to approximately $112,000 during the nine months ended September 30, 1999.

     Interest income (expense), net. Interest income (expense), net includes interest expense on our convertible promissory notes and capital lease obligations partially offset by interest income on cash and cash equivalent balances. Interest expense, net of interest income, decreased 51% to $150,000 for the nine months ended September 30, 1999 from $306,000 for the nine months ended September 30, 1998 due to the conversion of the convertible promissory notes to Series B convertible preferred stock in June 1999.

     Provision for (benefit from) income taxes. No provision for federal and state income taxes has been recorded for the nine months ended September 30, 1999 or 1998 as we have incurred net operating losses for each of these periods. We believe that, based on the history of losses and other factors, the weight of available evidence indicates that it is more likely than not that we will not be able to realize our deferred tax assets, and thus a full valuation allowance has been recorded against such assets as of September 30, 1999 and 1998.

     Net income (loss). Net loss decreased 26% to $2.2 million for the nine months ended September 30, 1999 from $3.0 million for the nine months ended September 30, 1998, primarily due to a 70% increase in revenue, partially offset by an increase in total costs and expenses as discussed above.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenue. Revenue decreased 62% to $2.3 million for the year ended December 31, 1998 from $6.0 million for the year ended December 31, 1997. This decrease reflects a significant reduction in consulting revenue due to the loss of a major customer during July 1997 that accounted for approximately $4.4 million, or 74%, of total 1997 revenue.

     Cost of revenue. Cost of revenue decreased 54% to $2.1 million for the year ended December 31, 1998 from $4.6 million for the year ended December 31, 1997. As a percentage of revenue, cost of revenue increased to 92% in 1998 from 77% in 1997. The decrease in absolute dollars reflects a 55% reduction in the number of employees who perform implementation services due to limited availability of working capital in 1998. The increase in cost of revenue as a percentage of revenue reflects decreased revenue associated with a major contract termination in 1997 which was not completely offset by a decline in cost of revenue due to certain fixed infrastructure costs which are included in cost of revenue.

     Sales and marketing. Sales and marketing expenses decreased 62% to $965,000 for the year ended December 31, 1998 from $2.5 million for the year ended December 31, 1997, representing 43% and 42% of revenue, respectively. The decrease in absolute dollars reflects a 29% reduction in sales and marketing personnel, and decreased travel and entertainment costs due to the loss of the significant customer described above. In addition, we incurred higher costs for marketing, consulting, advertising and promotion and attendance at trade shows in 1997 as compared to 1998 in connection with our new strategic focus on client-server applications and services, including various marketing studies and analyst research projects on the client-server market.

     General and administrative. General and administrative expenses decreased 10% to $2.2 million for the year ended December 31, 1998 from $2.4 million for the year ended December 31, 1997, representing 97% and 41% of revenue, respectively. The increase as a percentage of revenue is due to significantly reduced revenue and losses on the disposal of fixed assets. The decrease in absolute dollars reflects a 68% reduction in general and administrative management personnel due to the loss of the significant customer described above, which was partially offset by charges relating to the loss on disposal of property and equipment referred to above.

     Research and development. Research and development expenses decreased 84% to $670,000 for the year ended December 31, 1998 from $4.2 million for the year ended December 31, 1997, representing 30% and 70% of revenue, respectively. The decrease in absolute dollars reflects management's decision to reduce research and development staff by 96%, and support costs, as a result of the significant decrease in revenue. In addition, during 1997, we had focused on developing and maintaining two separate software applications, one for the mainframe market and one for the client-server market, while in 1998 we were developing only the client-server product.

     Interest income (expense), net. Interest expense, net, significantly increased to $437,000 for the year ended December 31, 1998 from $5,000 of interest income for the year ended December 31, 1997, as a result of interest expense incurred on the December 1997 and April 1998 convertible promissory notes.

     Provision for (benefit from) income taxes. No provision for federal and state income taxes has been recorded for the year ended December 31, 1998, as we incurred a net operating loss. We believe that based on the history of losses and other factors, the weight of available evidence indicates that it is more likely than not that we will not be able to realize our deferred tax assets, and thus a full valuation allowance has been recorded as of December 31, 1998.

     Net income (loss). Net loss decreased 44% to $4.3 million for the year ended December 31, 1998 from $7.3 million for the year ended December 31, 1997, primarily due to a 60% decrease in total costs and expenses as discussed above, partially offset by a decrease in total revenue.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Revenue. Revenue decreased 38% to $6.0 million for the year ended December 31, 1997 from $9.7 million for the year ended December 31, 1996. This decrease reflects a significant reduction in consulting revenue due to the loss of a major customer, who accounted for approximately $6.5 million, or 67%, of 1996 revenue.

     Cost of revenue. Cost of revenue increased 22% to $4.6 million for the year ended December 31, 1997 from $3.7 million for the year ended December 31, 1996. As a percentage of revenue, cost of revenue increased to 77% in 1997 from 39% in 1996. This increase in absolute dollars and as a percentage of revenue is due to an increase in the use of third party consultants and travel expenses during 1997 and the decrease in revenue associated with a major contract termination during 1997.

     Sales and marketing. Sales and marketing expenses increased 85% to $2.5 million for the year ended December 31, 1997 from $1.4 million for the year ended December 31, 1996, representing 42% and 14% of revenue, respectively. After we received the proceeds from the issuance of convertible preferred stock in the first quarter of 1997, we focused on increasing our marketing expenditures in an attempt to bring in new customers. The increase in absolute dollars and as a percentage of revenue reflects decreased revenue, an increase of 115% in the number of sales and marketing employees, increased advertising and promotional activities, and increased travel expenses during 1997.

     General and administrative. General and administrative expenses increased 10% to $2.4 million for the year ended December 31, 1997 from $2.2 million for the year ended December 31, 1996, representing 41% and 23% of revenue, respectively. The increase in absolute dollars and as a percentage of revenue reflects the decreased revenue during 1997 and a 28% increase in the number of general and administrative employees during 1997, as several executive level employees were hired and relocated to Albuquerque, New Mexico after we received proceeds from the issuance of convertible preferred stock in the first quarter of 1997.

     Research and development. Research and development expenses increased 32% to $4.2 million for the year ended December 31, 1997 from $3.2 million for the year ended December 31, 1996, representing 70% and 33% of revenue, respectively. During 1997, we increased research and development personnel by 23% to continue development of our software applications after the issuance of convertible preferred stock in the first quarter of 1997.

     Impairment of long-lived assets and abandonment of operating lease. Impairment of long-lived assets and abandonment of operating lease increased 100% to $887,000 for the year ended December 31, 1997 from $0 for the year ended December 31, 1996. During 1997, due to the loss of our largest customer, we abandoned an operating lease and incurred impairment charges for related fixed assets aggregating $887,000.

     Settlement received from contract termination. During 1996, our largest customer terminated its contract with us and paid $2.3 million to settle all claims arising under the termination. During 1997, another major customer terminated its contract with us and paid $250,000 to settle all claims associated with the termination.

     Interest income (expense), net. Interest income (expense), net did not change significantly in the year ended December 31, 1997 from the year ended December 31, 1996.

     Provision for (benefit from) income taxes. The 1997 tax benefit was primarily due to net operating losses generated in 1997 which were partially realized through a carryback of the net operating loss against income taxes paid in 1996. The 1996 tax expense was related to taxable income generated in 1996.

     The effective tax rate for 1997 was approximately 12.8% which was lower than the Federal statutory rate primarily because of the effect of recording a valuation allowance against all of our remaining deferred tax assets at December 31, 1997. The effective tax rate for 1996 was approximately 82.6% which was higher than the Federal statutory rate primarily because of the effect of our conversion to a taxable corporation on January 1, 1996.

     Net income (loss). Net loss increased significantly to $7.3 million for the year ended December 31, 1997 from net income of $253,000 for the year ended December 31, 1996, primarily due to the loss of our most significant customer during 1997 resulting in a reduction of revenue and decreased settlements received from contract terminations as discussed above. Further, total expenses increased by 39% during 1997 as discussed above.

QUARTERLY RESULTS OF OPERATIONS

     We have experienced quarterly fluctuations in our operating and financial results due to the timing and relative size of new custom software development projects, cancellations of contracts, and fluctuations in costs, including personnel, equipment and facilities costs. We expect quarterly results to fluctuate in the future due to the timing and introduction of new applications and services and other market factors. See "Risk Factors."

     The following tables set forth unaudited statement of operations data for each of the seven quarters ended September 30, 1999, as well as the percentage of our revenue represented by each line item. This information has been derived from our unaudited financial statements. The unaudited financial statements have been prepared on the same basis as the audited financial statements contained in this prospectus and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of this information. These unaudited quarterly results should be read in conjunction with the financial statements and notes thereto appearing elsewhere in the prospectus. Our operating results are expected to vary significantly from quarter to quarter and are not necessarily indicative of results for any future period.


                                                                THREE MONTHS ENDED
                            ------------------------------------------------------------------------------------------
                            MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                              1998        1998         1998            1998         1999        1999         1999
                            ---------   --------   -------------   ------------   ---------   --------   -------------
                                                (IN THOUSANDS, EXCEPT AS A PERCENTAGE OF REVENUE)
                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Revenue...................   $   521    $   521       $   522        $   706       $1,311     $   530       $   813
Costs and expenses:
  Cost of revenue.........       547        445           448            646          923         714           784
  Sales and marketing.....       334        232           226            173          155         138           252
  General and
    administrative........       612        431           346            805          144         282           759
  Research and
    development...........       396        150            48             76          104          57           256
  Stock compensation
    expense...............        --         --            --             --           --          --           112
                             -------    -------       -------        -------       ------     -------       -------
         Total costs and
           expenses.......     1,889      1,258         1,068          1,700        1,326       1,191         2,163
                             -------    -------       -------        -------       ------     -------       -------
Income (loss) from
  operations..............    (1,368)      (737)         (546)          (994)         (15)       (661)       (1,350)
Interest income (expense),
  net.....................       (74)      (106)         (126)          (131)        (136)       (122)          108
                             -------    -------       -------        -------       ------     -------       -------
Loss before income
  taxes...................    (1,442)      (843)         (672)        (1,125)        (151)       (783)       (1,242)
Income tax (benefit)
  expense.................        --         --            --             --           --          --            --
                             -------    -------       -------        -------       ------     -------       -------
Net loss..................   $(1,442)   $  (843)      $  (672)       $(1,125)      $ (151)    $  (783)      $(1,242)
                             =======    =======       =======        =======       ======     =======       =======
AS A PERCENT OF REVENUE:
Revenue...................     100.0%     100.0%        100.0%         100.0%       100.0%      100.0%        100.0%
Costs and expenses:
  Cost of revenue.........     105.0       85.4          85.8           91.5         70.4       134.7          96.4
  Sales and marketing.....      64.1       44.5          43.3           24.5         11.8        26.0          31.0
  General and
    administrative........     117.5       82.7          66.3          114.0         11.0        53.2          93.4
  Research and
    development...........      76.0       28.8           9.2           10.8          7.9        10.8          31.5
  Stock compensation
    expense...............        --         --            --             --           --          --          13.8
                             -------    -------       -------        -------       ------     -------       -------
         Total costs and
           expenses.......     362.6      241.4         204.6          240.8        101.1       224.7         266.1
                             -------    -------       -------        -------       ------     -------       -------
Income (loss) from
  operations..............    (262.6)    (141.4)       (104.6)        (140.8)        (1.1)     (124.7)       (166.1)
                             -------    -------       -------        -------       ------     -------       -------
Interest income (expense),
  net.....................     (14.2)     (20.4)        (24.1)         (18.5)       (10.4)      (23.0)         13.3
                             -------    -------       -------        -------       ------     -------       -------
Loss before income
  taxes...................    (276.8)    (161.8)       (128.7)        (159.3)       (11.5)     (147.7)       (152.8)
Income tax (benefit)
  expense.................        --         --            --             --           --          --            --
                             -------    -------       -------        -------       ------     -------       -------
Net loss..................    (276.8)%   (161.8)%      (128.7)%       (159.3)%      (11.5)%    (147.7)%      (152.8)%
                             =======    =======       =======        =======       ======     =======       =======


     Revenue increased significantly during the quarter ended March 31, 1999 due to the progress made in completing several custom software development projects. Revenue for the quarter ended June 30, 1999 decreased relative to the prior quarter as limited working capital available during the six months ended June 30, 1999 resulted in a reduction in our sales force personnel and other promotional marketing activities, which impeded our ability to generate new sales leads. Revenue for the quarter ended September 30, 1999 included $240,000 for the settlement of outstanding amounts owed by a customer relating to work that had been performed in a prior quarter and for which the revenue had not previously been recognized because collectibility of fees was not probable.

     Cost of revenue as a percentage of revenue has varied from quarter to quarter due to fluctuations in quarterly revenue and changes in associated personnel costs. During the quarter ended March 31, 1999, cost of revenue decreased as a percentage of revenue due to increased revenue from the completion of several custom software development projects during the quarter. During the quarter ended June 30, 1999, the increase in cost of revenue as a percentage of revenue reflects the decreased revenue recognized during the quarter the utilization of third party consultants for license implementation contracts and custom development projects, and the amortization of purchased software.

     During the quarter ended December 31, 1998, general and administrative expense increased in absolute dollars and as a percentage of revenue due to an approximate $360,000 loss on disposal of fixed assets. During the quarter ended March 31, 1999, sales and marketing and general administrative expense declined in both dollars and as a percentage of revenue due to substantial reductions of personnel costs. During the quarter ended September 30, 1999, we increased general and administrative personnel by 68%, and recruiting and relocation costs increased by $192,000 reflecting costs associated with recruiting new employees.

     Research and development expenses sharply declined following the quarter ended March 31, 1998 due to reduction of research and development personnel caused by limited working capital. During the quarter ended September 30, 1999, we increased research and development employees by 266% reflecting our commitment to enhance the XCare.net platform.

LIQUIDITY AND CAPITAL RESOURCES

     We have historically financed our operations through a combination of cash flow from operations, private sales of common and convertible preferred stock, and issuances of convertible promissory notes.


     During March 1997, we completed a sale of Series A convertible preferred stock for net proceeds of $6.6 million. From the period December 1997 through December 1998, we issued $2.7 million of convertible promissory notes. During June and July 1999, we completed a sale of Series B convertible preferred stock with net proceeds totaling $13.7 million of which $7.3 million was received in June 1999 and $6.4 million was received in July 1999. A portion of these proceeds amounting to $438,000 was used to pay the majority of our capital lease obligations during the third quarter of 1999 and $302,000 was used to repay debt during that quarter.


     At September 30, 1999, our principal sources of liquidity included $10.2 million in working capital with $107,000 in outstanding debt. Outstanding debt at September 30, 1999 consists of a capital lease which is secured by the underlying equipment and matures in December 2000.

     Net cash used in operating activities was $1.9 million in the nine months ended September 30, 1999, $2.2 million in 1998 and $6.6 million in 1997. Net cash provided by operating activities was $2.8 million in 1996. Net cash used in operating activities is primarily attributable to net losses.

     Net cash used in investing activities was $109,000 in the nine months ended September 30, 1999 and net cash provided by investing activities was $167,000 in 1998. Net cash used in investing activities was $318,000 in 1997 and $330,000 in 1996. Investing activities consist primarily of purchases of computer hardware and software, office furniture and equipment, offset by proceeds from the sale of property and equipment.

     Net cash provided by financing activities was $12.8 million in the nine months ended September 30, 1999, $1.5 million in 1998, and $6.2 million in 1997 and consists primarily of net proceeds from the issuance of convertible preferred stock and convertible promissory notes. Net cash used in financing activities was $1.3 million in 1996, which reflects principal payments on debt and cash paid for the repurchase of common stock from former employees.

     We anticipate that our cash and cash equivalents of $11.0 million at September 30, 1999 will be sufficient to meet our working capital and anticipated capital expenditure requirements for the next eighteen months. This is regardless of whether or not the anticipated proceeds from this offering are received and is based on and assuming our targets for cash flow are achieved. Thereafter, we may require additional funds to support our working capital requirements or for other purposes, and we may seek, even before such time, to raise additional funds through public or private equity financing or from other sources. Such additional financing may not be available at all or, if available, on terms acceptable to us and that are not dilutive to our stockholders.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     We recognize revenue in accordance with Statement of Position ("SOP") 97-2, "Software Revenue Recognition," which provides guidance on recognizing revenue from software transactions, as amended by SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition." We applied the provisions of SOP 97-2 on a prospective basis for new software transactions entered into as of January 1, 1998. The adoption of this guidance did not have a material impact on our financial condition or results of operations.

     Further guidance was published during 1998 in SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." Additionally, the AICPA issued technical questions and answers on financial and reporting issues related to SOP 97-2 in January 1999. The adoption of this guidance is not expected to have a material impact on our financial condition or results of operations.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     We currently develop and market our products in the United States. As all sales are currently made in U.S. dollars, a strengthening of the dollar could make our product less competitive in foreign markets. Our interest income is sensitive to changes in the general level of U.S. interest rates. Due to the short-term nature of our investments, we believe that there is no material risk exposure. Based on the foregoing, no quantitative disclosures have been provided.

YEAR 2000 ISSUES


     We have completed our initial assessment of the potential overall impact of the impending century change on our business, financial condition and operating results. Based on our current assessment, we believe the current versions of our applications are year 2000 ready -- that is, they are capable of adequately distinguishing 21st century dates from 20th century dates. Although no material year 2000 problems with our application have been brought to our attention to date, our applications operate in complex network environments and directly or indirectly interact with a number of other hardware and software systems that we cannot completely evaluate for year 2000 readiness.


     We may face claims based on year 2000 problems in other companies' products, or issues arising from the integration of multiple products within an overall system, although we have not been a party to any litigation or arbitration proceeding or services involving our applications related to year 2000 readiness issues or services. We may in the future be required to defend our applications or services in such proceedings, or to negotiate resolutions of claims based on year 2000 issues. The costs of defending and resolving year 2000-related disputes, regardless of the merits of such disputes, and any liability we have for year 2000-related damages, including consequential damages, could harm our business. In addition, we believe that the purchasing patterns of customers and potential customers may be affected by year 2000 issues, as companies expend significant resources to correct or upgrade their current software systems for year 2000 readiness. These expenditures may result in reduced funds available to purchase applications and services like those we offer. To the extent year 2000 issues cause a significant delay in, or cancellation of, decisions to purchase our applications, services or product offerings, our business would suffer.

     We have reviewed our internal management information and other critical business systems to identify any year 2000 problems. We also have communicated with the external vendors that supply us with material software and information systems to determine their year 2000 readiness. Based on our vendors' representations, we believe that the third-party hardware and software we use is year 2000 ready.

     To date, we have not incurred any material costs directly associated with year 2000 readiness efforts, except for compensation expense associated with salaried employees who have devoted some of their time to year 2000 assessment and remediation efforts. As discussed above, we do not expect the total cost of year 2000 problems to be material to our business, financial condition and operating results. However, we will continue to evaluate new versions of our applications and services, software and information systems provided by third parties, and any new infrastructure systems that we acquire, to determine whether they are year 2000 ready. Despite our current assessment, we may not identify and correct all significant year 2000 problems on a timely basis. Year 2000 readiness efforts may involve significant time and expense and unremediated problems could harm our business, financial condition and operating results. We currently have no contingency plans to address the risks associated with unremediated year 2000 problems.

                                    BUSINESS

     The following description of our business should be read in conjunction with the information included elsewhere in this prospectus. This description contains certain forward-looking statements that are based largely on our current expectations and are subject to a number of risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements as a result of certain of the factors set forth below and elsewhere in this prospectus.

OVERVIEW

     XCare.net is an electronic commerce service provider for health care businesses. We have developed an Internet-based technology platform using extensible mark-up language, or XML, to process health care transactions and provide related services for payers, providers and other health care industry participants. We process transactions such as eligibility checking, claims submission, referral processing, physician credentialling and appointment scheduling. We also provide consulting services to define, develop and implement Internet health care strategies as well as Web-site hosting, transaction support and maintenance services for our customers.


     Utilizing our proprietary technology platform, which we call the XCare.net platform, we design and develop custom health care Web sites, known as portals. Through these portals we link health care providers, payers and other industry participants into a community to create an Internet exchange. We use the XCare.net platform to deliver a broad range of applications, services and electronic product offerings that streamline and automate high-volume, data-intensive transactions and processes. The XCare.net platform is based on extensible mark-up language, or XML, in conjunction with the Topic Navigation Mapping standard. The enhanced integration and filtering capabilities of this platform are designed to meet the demands of health care industry participants. We expect extensible mark-up language to be a predominant protocol for exchanging data for electronic commerce in the future. Topic Navigation Mapping provides a standard format for indexing and structuring the extensible mark-up language formatted content. We take advantage of the benefits of both extensible mark-up language and Topic Navigation Mapping technologies to process data trapped in usually incompatible existing computer systems, allow for automation of health care processes and integrate a wide variety of health care data including audio, video and text.


     The XCare.net platform has been adopted by health care providers, payers and suppliers. Some of our customers include American Medical Pathways, Inc. and Asthma Management Services, Inc. in the provider field, Advica Health Resources, Employers Mutual, Inc. and Brokerage Services, Inc. in the health care payer field and ADIS International Ltd, Nursefinders, Inc., Digital Medical Registrar, Delta Health Services, Quest Diagnostic Incorporated and Methodist Care, Inc. in the health care supplier field.

Health Care Market Overview


     The U.S. Health Care Finance Administration estimates that health care expenditures currently represent $1.2 trillion, or 14% of the U.S. economy, and that these expenditures will increase to $2.0 trillion by 2007 due both to rising health care costs and an aging population. Health care claims, which totalled approximately 4.4 billion in 1998, generally are processed through antiquated computer systems via paper, fax or phone. These systems can be inefficient due to their inability to communicate with the systems of other health care participants and lead to unnecessary and duplicative costs. We believe that the provision of new, Internet-based, business-to-business information exchange and electronic commerce services that effectively address processing inefficiencies is one of the significant market opportunities in health care today.


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

     The health care industry is currently one of the most complex markets due to the numerous interrelationships among health care participants.

                        [Marketing Participants Graphic]

     The payment for and delivery of health care requires that consistent, accurate information be shared confidentially among health care participants across a large and fragmented industry. Employers select health plans, determine benefit levels, enroll employees and maintain employee eligibility data. Individuals compare medical plans, choose physicians and submit claims for reimbursement. Physicians, hospitals and other providers verify patient eligibility, collect patient histories, order diagnostic tests and x-rays, receive and interpret test results, render diagnoses, issue referrals and submit claims to payers. Payers manage referrals, establish medical care protocols and reimbursement policies and process claims. Laboratories analyze and process patient samples or tests, provide results and submit claims for reimbursement. Pharmacies fill prescriptions and submit claims for reimbursement. Medical supply companies distribute medical devices and pharmaceutical supplies. These health care transactions all are highly dependent on the collection and communication of information, and each participant is dependent on the others for portions of that information.

Market Characteristics

     Market fragmentation. The health care market is highly fragmented with wide geographic dispersion, a large number of participants and significant differences in technology infrastructure.

     - Geographic fragmentation. Because health care is delivered locally, there are hundreds of thousands of market participants in different locations. For example, there are approximately 750 HMOs in the United States, 644,000 active physicians and 6,200 hospitals. Additionally, there are over 16,500 nursing homes, 8,000 home health agencies and 4,500 independent laboratories.

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

     - Technological fragmentation. Information technology investment has not been coordinated among health care participants. Current technology infrastructure in health care is characterized by numerous, incompatible and, in many cases, antiquated computer systems. Consequently, communication of information generally takes place via paper, fax and telephone.

     Complex processes. Health care is delivered in a marketplace which has become increasingly complex given the transition to managed care, the data-intensive nature of health care transactions, the lack of standard data formats, the complicated procurement process and the pervasiveness of government regulation.


     - Transition to managed care. One of the most important changes in the U.S. health care system since the 1980s has been the shift away from fee-for-service indemnity plans to managed care organizations. Currently, 67.1% of the U.S. population is covered through some form of managed care. As managed care has become more prevalent and the number of payers has increased, provider reimbursement and general administration has become increasingly burdensome.


     - Intensive data management. Upkeep of health care data is largely a labor-intensive, paper-based and error-prone process in which data are manually collected, authenticated, edited, categorized and updated. For example, eligibility and plan information, which is basic information about an individual and his or her dependents, is cumbersome to manage, given that the data must be constantly updated to reflect any changes affecting coverage status, such as marriage, child births and address changes. However, this information is required at all points of health care delivery.

     - No standard data format or business rules. Data formats vary considerably throughout the health care industry and typically are unique to each particular health plan or provider. The data are stored in different formats and health care participants often rely on proprietary business rules for information such as plan coverage, eligibility and physician co-payments.

     - Complexity of procurement, purchasing and payment processes. There are numerous types of health care transactions due to the large number of both suppliers and buyers of care. In addition, there are multiple payment mechanisms depending on who has assumed the health care coverage risk. Payment mechanisms can range from fee-for-service to a fully insured health care maintenance organization, known as an HMO, and may be paid for by the individual, the individual's employer, the government, or a combination of all three.

     - Increasing government regulation. Numerous federal, state and local laws and regulations govern the health care industry, which change frequently depending on political and economic influences. For example, the Health Insurance Portability and Accountability Act of 1996 has recently placed substantial new administrative requirements on many health care participants, including rules regarding compliance with industry standards, data formats, portability of insurance and data security.

Current Health Care Market Issues

     As a result of the fragmentation and complexity of the health care market, participants are unable to cost-effectively manage, communicate and exchange information in real-time. This fragmentation and complexity has resulted in increasing dissatisfaction among health care participants.

     - Inability to manage and exchange data. In order to achieve efficient delivery of health care, information must flow within and between health care participants. The enrollment and eligibility process requires shared employee information among employers, health plans and provider groups. The referral and authorization process involves physicians seeking approval from health plans and patients scheduling appointments with other physicians. To diagnose and treat patients, physicians need access to clinical information, such as medical history data or lab results, from various hospitals, laboratories or other providers. Prescription services require communication of medication histories and payer rules among patients, physicians, pharmacy benefit managers,

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

       pharmacies and payers. Finally, for the health care supply chain to generate and fulfill transactions, medical supply vendors and laboratories require information about the availability and pricing of supplies. The inability to transfer information between participants is exacerbated by the fact that several different data formats can exist even within one health plan.

     - Lack of real-time and secure communication. The current, paper-based processes do not allow for automated, daily workflow or the secure exchange of time-sensitive and critical information. This often results in administrative inefficiencies related to the manual retrieval of information, delivery of unnecessary care and the performance of redundant tests and procedures.

     - Rising costs. Despite payers' use of a number of techniques designed to control the cost of care and administration -- such as lowering reimbursement rates, shifting costs to providers and restricting coverage for services -- health care costs are continuing to escalate. To compensate for operating margin pressures, payers are raising premiums. This, in turn, is increasing the costs of health care for individuals and their employers.

Growth of the Internet and Applicability to Health Care

     The Internet has emerged as the fastest growing communication medium in history. International Data Corporation, an independent research firm, estimates that the total number of Internet users worldwide will grow from 142 million at the end of 1998 to 502 million by the end of 2003. The ubiquitous nature, low cost and ability to scale of the Internet have created new opportunities for conducting secure commerce. Recently, the widespread adoption of intranets and the acceptance of the Internet as a business communications platform have created a foundation for business-to-business electronic commerce that should enable organizations to streamline complex processes, lower costs and improve productivity.


     Forrester Research, Inc., an independent research firm, estimates that business-to-business electronic commerce will grow from $43.1 billion in the United States in 1998 to $1.3 trillion in 2003 while business-to-consumer electronic commerce will grow from $7.8 billion in 1998 to $108.0 billion in 2003. We believe that the lower cost nature of the Internet can serve as a catalyst to lower the cost of business-to-business commerce and bring market participants across industry lines together in more efficient and productive relationships.



     The Internet is currently being used to speed and streamline a variety of business transactions. Nonetheless, additional improvements in the ability to search, structure, integrate and filter vast amounts of disparate data and to dynamically customize and display information in contexts relevant to particular users would increase the usefulness of Internet-based applications. These improvements would be particularly useful in health care transaction processing and information retrieval systems, where streamlining data exchanges among industry participants can reduce process inefficiencies and costs. In order for an Internet-based health care solution to be successful, the following key technology and business components are important:


     - a common, secure and scaleable platform for structuring information exchange and commerce among multiple market participants;

     - an effective and cost-efficient interface with existing computer systems;

     - automation of health care transaction processes to reduce paper, improve work flow and streamline administration;

     - integration of disparate data from a variety of multimedia sources such as audio, video and written documents;

     - ability to dynamically retrieve and update data in a view customizable for each particular health care participant; and

     - quick returns on investment to facilitate adoption by health care participants.

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

OUR SOLUTION


     We are an electronic commerce services provider for health care businesses. Using the XCare.net platform, we can customize Web-site portals to meet our customers' needs in a flexible and cost-effective manner. Through these customized portals, we deliver applications, services and electronic commerce product offerings that are designed to improve workflow efficiencies, reduce administrative costs and create new revenue opportunities for our customers. Our applications consist of software modules facilitating health care transactions such as eligibility checks, referrals and health plan enrollment. Our services include formulating and implementing Internet strategies for our customers, administering back office operations and operating and hosting their technology environments in our electronic commerce operations center. Our electronic commerce product offerings include drug store products, medical supplies and credit cards with smart card technology for claims payment. Our technology platform, applications, services and product offerings are designed to enhance the efficiency of the health care delivery and payment system. Our approach to the market is based on the following:


     Use of new standard for information exchange. The XCare.net platform and associated applications and services are based on extensible mark-up language, or XML. We expect extensible mark-up language to be a predominant protocol for exchanging multimedia data for information exchange and electronic commerce on the Internet in the future. Extensible mark-up language provides a document structure that allows complex data from multiple sources to be dynamically processed and displayed to users in personalized ways. We believe that these capabilities are particularly applicable to the health care industry because extensible mark-up language can process data trapped in pre-existing computer systems, allow for automation of health care processes and integrate a wide array of health care data including audio, video and text.

     Ability to develop comprehensive customer strategies. We have developed a step by step approach to assist our customers in designing a health care Internet strategy, creating a customized portal and hosting their Internet offerings and transactions in a secure and reliable data operations infrastructure. The XCare.net platform is designed to provide a comprehensive set of applications, services and product offerings while preserving previous technology investments by integrating diverse multimedia content, including data and information from large, existing and usually incompatible computer systems.


     Solution Channels that provide value to other healthcare industry participants. We use our XCare.net platform as the central element for a network of business relationships among healthcare industry participants who use our technology, thus creating collaborative electronic communities for the exchange of healthcare data, products and services. We call these communities our Solution Channels, and use them to distribute our applications, services and product offerings through our Solution Channels, in addition to our normal sales activities. In addition, our Solution Channels are designed to provide a means for our customers, vendors, distributors, co-marketers and others to offer their own related products and services to each other, as well as to their own customers. Solution Channels allow us to:


     - Create new revenue opportunities for others. Customers and vendors can utilize our Solution Channels as distribution channels for existing as well as new products and services that allow them to generate new sources of incremental revenue. For example, we package our eXtensible CARE applications system with medical management and third party administration services provided by Employers Mutual, Inc. for distribution to members of the XCare.net community such as American Medical Pathways, Inc., a subsidiary of American Medical Response, Inc.

     - Identify new revenue opportunities for us. Our customers can produce complementary applications or services that operate on the XCare.net platform and enhance the value of the specific applications, services and product offerings we have developed. We can deliver these new applications and services to the XCare.net community through our Solution Channels, generating additional revenue for us. For example, we can license credentialing applications from one existing customer, and then resell these applications through our Solution Channels to other community members.
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

     - Establish growing communities connected through the XCare.net platform. Our customers can extend the scope and reach of the XCare.net platform by distributing our applications, services and product offerings to their customers. By leveraging our customer base as channels for wider deployment of our solutions, we encourage increased usage of the XCare.net platform as well as extend the community to new users.

STRATEGY

     Our objective is to become the leading electronic commerce service provider for health care businesses. Our strategy focuses on the following:


     Cross-sell applications, services and electronic commerce product offerings in our Solution Channels. We will sell additional applications, services and product offerings to existing customers through our Solution Channels. Our Solution Channels distribution model is designed to promote new applications, services and electronic commerce product offerings that are either internally developed or obtained through our growing number of customer and vendor relationships. This cross-selling approach is designed to simplify the sales process, and may shorten our sales cycle and reduce our cost of sales.



     Penetrate target market segments. We will continue to target the more than 12,000 entities in the payer/third-party administrator, at-risk provider and health care supplier market segments. These potential customers have the influence to drive change in health care processes, and have the incentive to lower their operating costs by adopting new process improvement technologies such as the Internet.


     Develop new applications, services and product offerings. We will continue to develop a variety of applications, services and product offerings to address operational inefficiencies in the health care industry. As Internet strategies in the health care and other industries evolve and new relationships between organizations are formed, we intend to continue to identify new development opportunities.


     Leverage existing applications, services and product offerings. We seek to identify key functions that are critical to particular industry participants and develop solutions supporting these functions. We intend to regularly review existing applications, services and product offerings to extend their functionality, transaction capabilities and features as customer needs dictate. In addition, we may modify existing solutions to pursue new market opportunities. We plan to accomplish this by building extensible mark-up language-based applications encompassing the identified functionality, by acquiring businesses or technologies, by enabling industry-leading, third-party applications to operate on our platform, and by increasing our product offerings. We have initially targeted applications, service and product offerings that streamline mission critical processes and transactions such as managed care administration and personnel management. These applications, services and product offerings offer the highest value to health care participants and are readily adaptable to our XCare.net platform.



     Form customer, vendor, distributor, and co-marketing relationships with leading health care participants. We are aggressively pursuing relationships with leaders in key health care industry segments to increase our portfolio of applications, services and product offerings, to increase the scope of our XCare.net community of users and to provide specialized industry expertise for new solutions. These relationships are intended to accelerate market awareness and demand for our applications, services and product offerings, through the influence of these partners both directly, through their use of our solutions and sales efforts, and indirectly, through their relationships with other potential customers.


TECHNOLOGY


     Our XCare.net platform is based on an extensible mark-up language, or XML-based infrastructure in conjunction with the Topic Navigation Mapping standard. The enhanced capabilities of this platform are designed to meet the demands of health care industry participants. Unlike the current Internet standard, hypertext mark-up language, or HTML, extensible mark-up language in combination with the Topic Navigation Mapping standard allows a higher degree of flexibility for customized data exchange between health care participants. We expect extensible mark-up language to be a predominant protocol

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

for exchanging multimedia data for information exchange and electronic commerce in the future. Topic Navigation Mapping provides a standard format for indexing and structuring the extensible mark-up language formatted content. We call the resulting indices and structures Topic Maps. We take advantage of the benefits of both extensible mark-up language and Topic Navigation Mapping technologies to process data previously trapped in usually incompatible existing computer systems, allow for automation of health care processes and integrate a wide variety of health care data including data in audio, video and text form.


     Extensible mark-up language is a method of writing programming instructions which attaches invisible labels describing the objects contained in the web page. As a result, for example, a number isn't just a number. A number on a Web page can also be in a format specifying whether the number represents a price, an invoice, a date or a zip code. This makes it easier to extract information from a page to suit a particular use, and/or increase the speed and accuracy of Internet searches. It also enables users to select information from different Web sites without having to re-enter the same information repeatedly. Topic Maps are Web-based software tools used to organize information in a way that is optimized for navigation. They address the problem of excess information and provide a tool to filter and extract efficiently the kind of information which is most relevant to the user.


     We use a set of software applications, known as brokering components, to find, integrate and present relevant, customized information to individual users.

                                   [Graphic]

     Context Broker. The Context Broker acts as a user's personal information manager and transaction assistant. It stores information about the user and learns personal preferences. With each use, the Context Broker further refines a user's personal preferences, and, as a result, the user's experience with the Web site is continually tailored to his or her particular needs based on current and past sessions. As

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

the user moves from one transaction to another, the Context Broker also ensures that information is carried through and remains consistent across multiple transactions.

     DataFabric. The DataFabric is a map formed by linking data and weighting relationships. This fabric filters out irrelevant information and allows for more intelligent searching.

     LogicFabric. The LogicFabric is a map assembled by the rules and workflow associated with the data relationships. This fabric provides the order and assembly instructions for the information.

     Semantic Broker. The Semantic Broker is responsible for interpreting a user's request and finding the relevant information. It does this by reading the DataFabric and LogicFabric for interpretation, location and assembly instructions. It then dispatches the Service Broker to obtain the information from any location throughout the Web. The final integration of data may involve multi-media content, transactions and associated rules and workflow.

     Service Broker. The Service Broker is the gateway out to the Internet, locating and collecting the information as specified by the Semantic Broker. The Service Broker then returns the information to the Context Broker, which presents the relevant information in a manner customized to individual users.

     The technology components which comprise our platform are developed using the Oracle 8i relational database management system, Enterprise JavaBeans programming language and Object Store, a global object-oriented database management system. To support the ability of our technology platform to enable and facilitate electronic commerce, we have built and maintain an electronic commerce operations center designed for high performance, scalability and stability utilizing Sun Microsystems, Inc.'s Solaris operating system.

     Our platform architecture was designed for use in highly confidential, health care computing environments where security is a high priority. A Web server authenticates the identity of the end-users to ensure only authorized end-users have access to our Web applications. Users are authenticated by a valid user identification and password, a security token or a digital certificate, or a certificate authority. We address data security using digital certificate technology signed with private keys and verified with public keys.

     Our facilities and operations utilize redundancy and back-up to minimize exposure to systems failure. Telecommunications and server infrastructures support redundant processing and data back-up capabilities. Our routine back-up procedures are performed incrementally on a daily basis with a full system back-up performed monthly. In addition, we use RAID5 systems which provide real-time back-up of data. All back-ups are maintained in fire proof storage with critical support information. Technical and operations support staff are available on a 24-hours-a-day, seven-days-a-week basis to assist with any critical processing incidents or failures.

     The XCare.net platform provides our customers with the capability to scale their applications, services, and product offerings as their business grows. This ability to scale can extend these solutions across multiple organizations in diverse geographic settings supporting high volumes of users. Our flexible technology architecture can also accommodate high volumes of transactions and dynamic customization for the multiple participants within the health care marketplace.

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APPLICATIONS, SERVICES AND PRODUCT OFFERINGS

     We provide a range of applications, services and product offerings that support the management of health care data and facilitate health care business connectivity, information exchange and electronic commerce among health care industry participants. Our applications, services and product offerings, which may incorporate licensed components, are designed to enable our customers to preserve investments in existing computer systems while integrating new Internet-based products and services.


 ------------------------------------------------------------------------------------------
         APPLICATION                                    DESCRIPTION
 ------------------------------------------------------------------------------------------
 eXtensible CARE System          Provides back-office processing for managed care
                                 transactions by health plan payers and at-risk provider
                                 organizations.
-------------------------------------------------------------------------------------------
 eXtensible CARE Transactions    Facilitates submission, adjudication, remittance and
                                 verification transactions for a variety of managed care
                                 functions such as claims, capitation, authorizations,
                                 referrals, eligibility, enrollment, and benefits.
-------------------------------------------------------------------------------------------
 MatchNet Staffing &             Facilitates staffing, scheduling, management and reporting
 Scheduling*                     transactions.
-------------------------------------------------------------------------------------------
 Physician Credentialing*        Stores physician credentialing data with the ability to
                                 automatically populate fields of associated managed care
                                 applications.
-------------------------------------------------------------------------------------------
 Electronic Medical Record*      Facilitates the data collection and review of
                                 patient-level medical conditions based on access to
                                 disease, allergy, medication and other related historical
                                 data and clinical observations.
-------------------------------------------------------------------------------------------
 Medication and Medical          Provides comprehensive patient-level information on
 Assessment Inquiry Systems*     prescription and over-the-counter medications, as well as
                                 common medical conditions.
-------------------------------------------------------------------------------------------
 Physician Practice Management*  Automates physician practice management functions including patient scheduling, third-party billing,
                                 contract maintenance, receivables management, accounting
                                 and reporting.
-------------------------------------------------------------------------------------------
 Provider and Payer Profiling    Provides access to a national provider database of
 and Report Cards*               demographic, clinical and National Committee for Quality
                                 Assurance-specific information, as well as a national
                                 payer database containing Health Plan Employer Data and
                                 Information Set ratings and National Committee for Quality
                                 Assurance accreditation status.
-------------------------------------------------------------------------------------------
 Document Management*            Automates various paper-based processes through a
                                 Web-based workflow combining document imaging, storage and retrieval by authorized users.
-------------------------------------------------------------------------------------------
 Decision Support System*        Web-enabled ad-hoc reporting system for mining and
                                 analysis of data from managed care information system
                                 sources.
-------------------------------------------------------------------------------------------
 Remote Patient Monitoring*      Combines an external monitoring device with a Web-based
                                 workflow engine to facilitate communication of test
                                 results from patient to physician for chronic disease
                                 management.
-------------------------------------------------------------------------------------------


*We are currently marketing these applications but have not yet recognized revenue from sales.

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

 ------------------------------------------------------------------------------------------
           SERVICES                                     DESCRIPTION
 ------------------------------------------------------------------------------------------
 eHealth Development Discipline  Provides a framework for development and design of
                                 Internet strategies.
-------------------------------------------------------------------------------------------
 Custom Portal Integration &     Provides professional services and operations management
 Hosting                         for customers through the analysis of business,
                                 operational and technology needs, including next
                                 generation information and transaction portal
                                 customizations for virtual health care organizations.
-------------------------------------------------------------------------------------------
 Third-Party Administration/     Provides outsourcing services for health care
 Management Service              organizations not utilizing internally managed information
 Organization Outsourcing        systems, including back- office administration,
 Services                        timesharing services and additional service bureau
                                 functions.
-------------------------------------------------------------------------------------------
 eHealth Operations Management   Provides a secure, 24 hours a day, seven days a week
                                 environment for Internet hosting of transactions and
                                 multi-media content, application maintenance and customer
                                 service.
-------------------------------------------------------------------------------------------

 ------------------------------------------------------------------------------------------
      PRODUCT OFFERINGS                                 DESCRIPTION
 ------------------------------------------------------------------------------------------
 MDPay Accelerator*              Links eligibility verification, claims submission, co-pay
                                 collection and receivables management within the
                                 physician's or hospital's point-of-service environment.
-------------------------------------------------------------------------------------------
 Online Drug Store*              Facilitates the purchase of brand-name pharmaceutical and
                                 personal health care products, as well as access to
                                 decision-making resources.
-------------------------------------------------------------------------------------------
 Medical Supply Product*         Provides Internet-based medical supply ordering service
                                 for use by health care buyers and suppliers.
-------------------------------------------------------------------------------------------

* We are currently marketing these product offerings but have not yet recognized revenue from sales.

     We are actively developing new applications, services and product offerings, and from time to time, we license technology necessary for such development. Nonetheless, new applications, services and product offerings may not be introduced as scheduled, and we may not be able to enter into needed licensing arrangements in a timely manner or at all.

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

CUSTOMERS

     The following is a representative list of our customers that have purchased applications or services:


     MARKET SEGMENT                                CUSTOMERS
     --------------                                ---------
Health Care Providers     American Medical Pathways, Inc., a subsidiary of American
                          Medical Response, Inc.
                          Breathnet LLC
                          Delta Health Systems
                          Methodist Care, Inc.
                          Quest Diagnostics Incorporated
                          University of Southern California -- Doheny Eye Institute

Health Care Payers        Advica Health Resources
                          Community Health Electronic Clearing House
                          Employers Mutual, Inc., a wholly owned subsidiary of Florida
                          Physicians Insurance Company, and Brokerage Services, Inc.,
                          a division of Employers Mutual, Inc.
                          Provider Services, Incorporated

Health Care Suppliers     ADIS International Ltd
                          Clinical Solutions LLC
                          Expert Practice Inc.
                          NotifyMD, Inc.
                          Nursefinders, Inc.


     In 1998, sales to Employers Mutual, Inc. accounted for 29% of revenue, sales to Brokerage Services, Inc. accounted for 20% of revenue, sales to Quest Diagnostics Incorporated accounted for 12% of revenue and sales to ADIS International Ltd accounted for 11% of revenue. For the nine months ended September 30, 1999, sales to American Medical Pathways, Inc. accounted for 19% of revenue, sales to Methodist Care, Inc. accounted for 29% of revenue, sales to Quest Diagnostics Incorporated accounted for 17% of total revenues, and sales to Brokerage Services, Inc. accounted for 17% of revenue.

SALES AND MARKETING

     Sales. We sell our applications, services and product offerings through our direct sales and business development groups, targeting the payer/third-party administrator, risk-bearing provider and health care supplier market segments. Our sales office is located at our principal offices in Englewood, Colorado. The direct sales process involves the generation of sales leads through direct marketing, tele-prospecting, public relations, Web advertising and promotion, attendance and presentations at major health care and technology-oriented trade shows and industry conferences. The time between initial customer contact and an actual sales order may span three months or more. See "Risk Factors -- If our operating results vary significantly due to the lengthy sales and implementation cycles for our products and services, our revenues may be delayed and our results of operations and share price may fluctuate."

     In addition, our direct sales and business development groups use our Solution Channels to cultivate strategic relationships with our customers and vendors to encourage them to provide value-added applications, services and products for redistribution through the network of users of the XCare.net platform.

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

     Marketing. Our primary marketing initiatives include public relations, direct mail and outreach programs to customers and vendors. We use our Web site, www.xcare.net, to establish our market presence, generate leads and extend our program offerings to health care industry participants.

     As of September 30, 1999, we had 11 employees in sales and marketing functions.

CUSTOMER SUPPORT


     We provide a range of customer support services through our staff of customer service personnel, multiple call centers and an e-mail help desk all of which are available 24 hours a day, seven days a week and are frequently updated to improve existing information and to support new services. We also employ technical support personnel who work directly with our direct sales force and customers of our applications and services. We provide our customers with the ability to purchase maintenance for our applications and services, which includes technical support and upgrades. We also provide training programs for our customers. As of September 30, 1999, we had 22 employees in addition to one independent contractor in customer support functions.


RESEARCH AND DEVELOPMENT

     As of September 30, 1999, our development and engineering group consisted of 11 employees divided into extensible mark-up language, Topic Navigation Mapping and infrastructure groups. For the years ended December 31, 1996, 1997 and 1998, we incurred $3.2 million, $4.2 million and $670,000 in research and development expenses respectively. In addition, for the nine month period ended September 30, 1999, we had incurred $417,000 in research and development expenses. We believe that timely development of new and enhanced applications and technology is necessary to remain competitive in the marketplace. Accordingly, we intend to continue recruiting and hiring experienced development personnel and to make investments in development and engineering.

COMPETITION

     The emerging Internet-based health care market is undergoing rapid technological change. The ubiquitous reach of the Internet, coupled with the availability and acceptability of new Internet-based technologies, has created significant opportunities in health care for both traditional and new Internet-based system vendors. Potential competitors fall primarily into three categories: health care Internet companies focused on providing connectivity and transactions within business-to-business and business-to-consumer frameworks; traditional health care information system vendors who seek to extend the services of their core products using Internet-based technology; and traditional managed care information system and outsourcing vendors who are focusing on extending the services of their core products to the Internet. In addition, from time to time our customers may develop products and services competitive with those offered by us.


     We believe that our main competitors currently are CareInsite, Inc., Exodus Communications Inc., Healtheon Corporation, IDX Systems Corporation, iXL Enterprises, Inc., McKesson HBOC Inc., and Razorfish, Inc. and that the principal competitive factors in the Internet-based health care market are the:


     - ability of technology to integrate data from existing computer systems and other multimedia content;

     - timeliness and price of new applications, services and electronic commerce product offerings;

     - degree of customer service offered to purchasers of Internet health care solutions;

     - scope of industry knowledge and familiarity with needs of health care market participants; and

     - size and scope of a solution's user base.

INTELLECTUAL PROPERTY

     We seek to protect our software, documentation and other written materials primarily through a combination of trade secret, trademark and copyright laws, confidentiality procedures and contractual provisions. For example, we license rather than sell our software applications and require licensees to enter into license agreements that impose certain restrictions on the licensees' ability to utilize the software code. In addition, we seek to avoid disclosure of our trade secrets, by, among other things, requiring those persons with access to our proprietary information to execute confidentiality agreements with us and restricting access to our source code.


     We have filed a patent application in the United States with respect to certain aspects of our content brokering technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult. While we are unable to determine the extent to which piracy of our products exists, software piracy can be expected to be a persistent problem, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.


     From time to time, we may be involved in intellectual property disputes. We have not been notified that any of our products infringe the proprietary rights of third parties. However, in the future, third parties may claim infringement against us with respect to current or future products. We expect that providers of Internet health care solutions will increasingly be subject to infringement claims as the number of products and competitors in our industry grows and traditional suppliers of health care data and transaction solutions begin to offer Internet-based products. See "Risk Factors -- If our proprietary technology is subjected to infringement claims, we may have to pay damages or seek a license from third parties, which could delay sales of our products, and if our proprietary technology is infringed upon, we may experience losses."

     We rely upon software we have licensed from Sinclair Montrose Healthcare PLC to perform key functions of our MatchNet Staffing & Scheduling product. We currently have an exclusive license to the software, although exclusivity may terminate if we are unable to meet milestones. This license may not continue to be available to us on commercially reasonable terms. The loss of this license could result in delays or reductions of shipments of the MatchNet Staffing & Scheduling application until equivalent software could be identified, developed, licensed and integrated. See "Risk Factors -- If we lose key licenses we may be required to develop or license alternative technology which may cause delays, at considerable expense or reduce sales."

GOVERNMENT REGULATION

Standards

     The Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000. We are designing our XCare.net platform and applications, services and product offerings to enable compliance with the proposed regulations. However, until such regulations become final, they could change, which could require us to expend additional resources to comply with the revised standards. In addition, the success of our compliance efforts may be dependent on the success of health care participants in dealing with the standards.

Confidentiality

     The confidentiality of patient records and the circumstances under which such records may be released for inclusion in our databases are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of such information to implement security measures that may require substantial expenditures by us. Changes to state or federal laws may materially restrict the ability of health care providers to submit information from patient records using our applications.

     We utilize an architecture that incorporates a secured socket layer encryption which surpasses required security protection. Additionally the use of firewalls and other security schemes assure customers of a compliant and secure computing environment. Additionally, we utilize a formal, authority-based use of digital certificates to assure the identity of electronic trading partners. For support of identification requirements we utilize an exchange of passwords and identities by U.S. certified mail or telephonic identification. If unauthorized persons were to gain access to patient records notwithstanding our efforts to maintain their security, this could result in our liability for these security breaches and damage to our reputation.

Third Party Administration and Utilization Review Licensure and Registration


     Certain of the administrative services we provide health plans, payers and providers, including our third-party administration and utilization review operations, are regulated by the statutes and regulations of various states and require that we obtain appropriate licensure or registration.


False Claims Act

     Under the federal False Claims Act, liability may be imposed on any individual or entity who knowingly submits or participates in submitting claims for payment to the federal government which are false or fraudulent, or which contain false or misleading information. Liability may also be imposed on any individual or entity who knowingly make or use a false record or statement to avoid an obligation to pay the federal government. Various state laws impose liability for similar acts. Claims under the federal False Claims Act may be brought by the federal government or private whistleblowers. If we are found liable for a violation of the federal False Claims Act, or any similar state law, it may result in substantial civil and criminal penalties. In addition, we could be prohibited from processing Medicaid or Medicare claims for payment.

Prompt Payment Laws

     Various states have passed laws regarding the prompt payment of medical claims by health plans. If a claim is brought against us and we are found to have violated a law regarding the prompt processing of claims for payment, we may incur civil or other penalties.

Government Investigations

     There is increasing scrutiny by law enforcement authorities, the U.S. Department of Health and Human Services Office of Inspector General, the courts and Congress of agreements between health care providers and suppliers or other contractors which have a potential to increase utilization of government health care resources. In particular, scrutiny has been placed on the coding of claims for payment and contracted billing arrangements. Investigators have demonstrated a willingness to look beyond the formalities of business arrangements to determine the underlying purposes of payments between health care participants. Although, to our knowledge, neither we nor any of our customers is the subject of any investigation, we cannot tell whether we or our customers will be the target of governmental investigations in the future.

Regulation of the Practice of Medicine and Other Health Care Professions

     The practices of medicine, nursing and pharmacology are generally defined by state law and vary from state to state. These practices require a license under state law and, depending on state law, practicing without a license can be a civil or criminal violation. We have endeavored to structure our existing operations to be in substantial compliance with state health care professional licensing requirements. However, the application of this area of the law to Internet services such as ours is new. Also, we have not conducted a state by state survey of licensing requirements and policies. Accordingly, a state regulatory authority and/or one or more licensed professionals or advocacy groups or consumers may allege that one or more elements of our business requires a license to practice under existing or future laws or statutes. Any application of professional practice regulations to our business could negatively impact our business. Further, liability based on a determination that we engaged in a professional practice without a license may cause us to be excluded from coverage under the terms of our current general liability insurance policy and may also subject us to a higher standard of care than would be applicable to activities which do not require a professional license.

Regulation of Pharmacy Prescription Drug Activities

     The business of providing prescription drugs and other medical products is subject to federal, state and local regulations, many of which are specific to pharmacies. In addition, the Federal Trade Commission and many state agencies regulate advertising and product performance claims for prescription drugs. Pharmacy operations are subject to federal, state and local licensing and registration regulations with respect to the Controlled Substances Act and federal Drug Enforcement Agency regulations, as well as related state and local laws and regulations relating to pharmacy operations, including registration, security, recordkeeping, and reporting requirements related to the purchase, storage and dispensing of controlled substances, prescription drugs and certain over-the-counter drugs.

     The U.S. House of Representatives Committee on Commerce and the General Accounting Office are currently investigating online pharmacies and online prescribing, especially focusing on those who prescribe drugs online and pharmacies that fill invalid prescriptions, including those that are written online. The committee on commerce requested that the General Accounting Office undertake a formal review of a number of issues pertaining to online pharmacies, including an assessment of mechanisms to ensure that online pharmacies are obeying the various state and federal regulations for the industry. In addition, various state legislatures are considering new legislation related to the regulation of nonresident pharmacies. The inclusion of prescription drugs as a Medicare benefit has been the subject of numerous bills in the U.S. Congress.

     Should we commence providing prescription drugs to consumers, we will be required to comply with many of the laws, regulations and initiatives described above. These efforts may require the commitment of additional resources by us.

Federal and State Anti-Kickback Laws

     Provisions of the Social Security Act, which are commonly known as the Federal Anti-Kickback Law, prohibit knowingly or willfully, directly or indirectly, paying or offering to pay, or soliciting or receiving, any remuneration in exchange for the referral of patients to a person participating in, or for the order, purchase or recommendation of items or services that are subject to reimbursement by, Medicare, Medicaid and similar other federal or state healthcare programs. Violations may result in civil and criminal sanctions and penalties. Applications, services or product offerings. If any of our health care communications or electronic commerce activities were deemed to be inconsistent with the Federal Anti-Kickback Law or with state anti-kickback or illegal remuneration laws, we could face civil and criminal penalties or be barred from such activities. Further, we could be required to restructure our existing or planned sponsorship compensation arrangements and electronic commerce activities in a manner which could harm our business.

Regulation of the Sale of Over-the-Counter Drugs, Nutritional Supplements, Cosmetics and Medical Devices

     The U.S. Food and Drug Administration and Federal Trade Commission and similar state agencies regulate drug and cosmetic advertising and promotion, including direct-to-consumer advertising, done by or on behalf of drug and cosmetic manufacturers and marketers. In addition, the Federal Trade Commission regulates product safety for nutritional supplements as well as over-the-counter drugs, medical devices and prescription drugs. In the event that we provide such products or services, we will be subject to U.S. Food and Drug Administration and Federal Trade Commission regulation and enforcement for false advertising and misleading advertising, including overstatements regarding product performance, especially regarding nutritional supplements. While we have rights against the manufacturer as to adulteration issues and product claims to the extent we have received the claims from the manufacturer, we may have liability if the manufacturer cannot or will not indemnify us in a specific situation.

FDA Regulation of Medical Devices

     The FDA is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer applications and software are considered medical devices and subject to regulation by the FDA when they are indicated, labeled or intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. We do not believe that any of our current applications, services or product offerings are subject to FDA jurisdiction or regulation; however, we may expand our applications, services and offerings into areas that may subject it to FDA regulation. We have no experience in complying with FDA regulations and compliance with FDA regulations could prove to be time consuming, burdensome and expensive, which could impede our ability to introduce new applications, services or product offerings in a timely manner.

     Please see "Risk Factors -- If compliance with government regulation of health care becomes costly and difficult for us and our customers, we may not be able to grow our business" for more information regarding the risks government regulation pose for our business.

LEGAL PROCEEDINGS

     There are no material legal proceedings pending against us. We could become involved in litigation from time to time relating to claims arising out of our ordinary course of business.

EMPLOYEES

     As of September 30, 1999, we had a total of 57 employees, of whom 22 are engaged in professional services and customer support functions, 11 in product development, seven in the electronic commerce operations center, 11 in sales and marketing and six in management, finance and administration. None of our employees is represented by a labor union. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

     Our future performance depends in significant part upon the continued service of our key personnel, none of whom is bound by an employment agreement requiring service for any defined period of time. Our future success also depends on our continued ability to attract, integrate, retain and motivate highly qualified sales, technical and managerial personnel. Competition for such qualified personnel is intense. See "Risk Factors -- If our executive officers and key personnel do not remain with us in the future, we may experience difficulty in attracting and retaining qualified personnel."

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

FACILITIES


     Our principal executive and corporate offices are located in Englewood, Colorado, in approximately 21,978 square feet of subleased office space under a sublease that expires on December 30, 2001. We also sublease 4,145 square feet of office space in the same building, which expires on December 30, 2002. We also maintain an electronic commerce operations center in Albuquerque, New Mexico, in 6,800 square feet of subleased office space under a lease that expires in January 2000. We have recently entered into a lease for a new 5,240 square foot facility for our Albuquerque electronic commerce operations center. This lease commences in January 2000 and expires in January 2005. We believe our space is adequate for our current operations and that additional leased space can be obtained on commercially reasonable terms if needed.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors as of September 30, 1999, are as follows:


                  NAME                     AGE                       POSITION
                  ----                     ---                       --------
Lorine R. Sweeney........................  42    President and Chief Executive Officer, Director
Peter H. Cheesbrough.....................  47    Senior Vice President, Finance and Chief
                                                 Financial Officer
Lawrence S. Dike.........................  52    Senior Vice President and Chief Scientist
Mark Rangell.............................  36    Senior Vice President, Marketing and Product
                                                 Management
Thomas M. Pianko.........................  39    Senior Vice President, Sales and Business
                                                 Development
Tammy McLaren............................  33    Vice President, Professional Services
Jon B. Wisda.............................  33    Vice President, Product Development
Jeffrey M. Krauss(1).....................  42    Chairman of the Board of Directors
Fred L. Brown(3).........................  59    Director
J. Andrew Cowherd(2).....................  46    Director
James B. Hoover(2).......................  44    Director
L. Ben Lytle(4)..........................  53    Director
Daniel J. Mitchell(1)....................  42    Director
William F. Reilly(1).....................  57    Director
Robert Tsao(2)...........................  27    Director


-------------------------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

(3) Director as of December 30, 1999.


(4) Director as of January 11, 2000.


     Lorine R. Sweeney. Ms. Sweeney has been President, Chief Executive Officer and a director of XCare.net since October 1997. From November 1994 until September 1997, Ms. Sweeney was Vice President of Software Development and Technology and Vice President of the UltiMedex Business Unit of Micromedex, Inc., an international supplier of clinical reference information to the health care and environmental industries. From August 1993 until November 1994, Ms. Sweeney was a Managing Consultant for Microsoft Consulting Services, the management consulting division of Microsoft Corporation. Ms. Sweeney has over 19 years of executive leadership experience in the commercial software, CD-ROM, online information services, consulting and systems integration industries. Ms. Sweeney received her B.S. degree in Engineering from the University of Arizona and her M.B.A. from the University of Phoenix.

     Peter H. Cheesbrough. Mr. Cheesbrough has been Senior Vice President, Finance and Chief Financial Officer of XCare.net since September 1999. From April 1993 until August 1999, Mr. Cheesbrough was Senior Vice President of Finance and Chief Financial Officer of Echo Bay Mines, Ltd., a gold mining and exploration company. Mr. Cheesbrough is a director of HealthGrades.com, Inc., an Internet company that provides online health care ratings and information. Mr. Cheesbrough was educated in England and qualified as a Chartered Accountant (equivalent to the CPA designation) in the United Kingdom in 1974 and in Canada in 1977.

     Lawrence S. Dike. Mr. Dike was one of three founders of Reilly Dike Dosher Corporation, XCare.net's predecessor company. From April 1989 until April 1999, Mr. Dike was Senior Vice President of Technology Platforms and a director of Reilly Dike Dosher Corporation. Mr. Dike received his B.S. degree in Mathematics and his M.S. degree in Computing Science from the University of New Mexico.

     Mark Rangell. Mr. Rangell has been Senior Vice President, Marketing and Product Management since December 1999 and was previously Senior Vice President of Sales and Marketing of XCare.net since January 1998. From May 1997 until December 1997, Mr. Rangell was Vice President of Marketing at GreenPages Data Services, LLC, a development stage organization focused on building an electronic commerce network for pharmaceutical contracting and negotiation. From January 1996 until May 1997, Mr. Rangell was Director of Marketing for the Ultimedex Business Unit of Micromedex, Inc. From November 1992 until December 1995, Mr. Rangell was Product Manager at Medical Economics Co., a publisher/database supplier to pharmaceutical, medical device and health care delivery sectors. Mr. Rangell received his B.S. degree in Computer Information Systems and Economics at New York University and his M.S. degree in Marketing and Corporate Strategy at the MIT Sloan School of Management.

     Thomas M. Pianko. Mr. Pianko has been Senior Vice President, Sales and Business Development of XCare.net since December 1999. From December 1998 to December 1999 Mr. Pianko was Vice President of Sales, Information Technology Business, Enterprise Sales -- Intermountain Region and from February 1996 to December 1998 he was Regional Director and Sales Executive with McKesson HBOC Inc., a health information technology and supply services corporation. Mr. Pianko was the Regional Accounts Manager for Eli Lilly & Co., a company engaged in the business of ethical pharmaceutical development and sales. Mr. Pianko received his M.B.A. in finance and marketing from the Simon School of Business at the University of Rochester and his B.S. degree in physiology and immunology from Cornell University.

     Tammy McLaren. Ms. McLaren has been Vice President, Professional Services of XCare.net since July 1998. From January 1998 until June 1998, Ms. McLaren was a Manager in the management consulting branch of Ernst & Young, L.L.P. From May 1996 until January 1998, Ms. McLaren was a Program Manager for Commercial Software at Micromedex, Inc. From January 1989 until May 1996, Ms. McLaren was a Manager of Business Systems at AtlanticRichfield Corporation, a natural resource company. Ms. McLaren received her B.A. in Computer Information Systems from the University of Texas.

     Jon B. Wisda. Mr. Wisda has been Vice President, Product Development of XCare.net since February 1999. From February 1995 until February 1999, Mr. Wisda was Director of Information Technology for Toxicology and Environmental Health at Micromedex, Inc. From August 1994 until February 1995, Mr. Wisda was a Senior Consultant at Raymond James Consulting Inc., an information systems consulting firm. Mr. Wisda received his B.S. in Engineering and Mathematics from Colorado School of Mines.

     Jeffrey M. Krauss. Mr. Krauss has been Chairman of the Board of Directors of XCare.net since March 1997. Since May 1990, Mr. Krauss has been a General Partner of Nazem & Company, a venture capital firm. From January 1983 until April 1990, Mr. Krauss was an attorney with the law firm of Simpson Thatcher & Bartlett. Mr. Krauss is a director of Tegal Corporation, a publicly traded company engaged in the manufacture of semi-conductor capital equipment. Mr. Krauss received his B.S. in Accounting from the State University of New York and his J.D. from Harvard Law School.


     Fred L. Brown. Mr. Brown has been a director of XCare.net since December 30, 1999. Since January 1999, Mr. Brown has been Chairman of the American Hospital Association, a public policy advocate and educational think tank for the American hospital industry. From June 1993 until December 1998, Mr. Brown was the founding President and Chief Executive Officer of BJC Health System, a healthcare organization comprised of a comprehensive health network featuring 200 care sites, 30,000 care givers and physicians, and health plans covering more than 200,000 patients. From January 1986 until February 1993, Mr. Brown was President of Christian Hospital Northeast-Northwest. Mr. Brown is also currently a director of Citation Computers, Inc., a publicly traded company that designs, develops, markets and supports patient-centered clinical information systems for health care providers; Superior Consultant Company, a publicly traded company that consults for a broad cross-section of the health care industry; the Advisory Board of American's Doctor.com, a privately held company; the Healthcare Research and Development Institute, a research institute comprised of 35 chief executives who direct hospitals and major health care systems that undertake research studies; and Morrison Management Specialists, Inc., a publicly traded company that provides food, nutrition and dining services to the health care senior living industries. He is also a Visiting Professor at George Washington University in Washington, D.C., and has been a member of President Clinton's Council of Year 2000 Conversion since January 1999. Mr. Brown received his B.A. in 1962 from Northwestern University, his M.A. in 1966 from George Washington University, and a doctorate of humane letters from the University of Missouri-St. Louis.


     J. Andrew Cowherd. Mr. Cowherd has been a director of XCare.net since March 1997. Since July 1996, Mr. Cowherd has been a Managing Member of the general partner of Atlantic Medical Capital, L.P., a venture capital firm that is managed by Atlantic Medical Management, L.L.C. From April 1991 until January 1993, Mr. Cowherd was a Managing Director in the Global Merchant Banking Group at BT Securities, a division of Bankers Trust Company. From September 1977 until March 1991, Mr. Cowherd was an investment banker at Salomon Brothers, where he served as Managing Director in Corporate Finance from January 1989 until March 1991. Mr. Cowherd is a director of Nursefinders, Inc., a privately-held company providing health care staffing and home health care services and NotifyMD, a privately-held company providing unified messaging and other communications services to physicians. Mr. Cowherd received his A.B. in History from Princeton University and his M.B.A. from the Graduate School of Business at Stanford University.

     James B. Hoover. Mr. Hoover has been a director of XCare.net since June 1999. Mr. Hoover is the Managing Member of Dauphin Capital Partners I, L.P., a venture capital firm that he founded in June 1998. From November 1992 until June 1998, Mr. Hoover was a General Partner of Welsh, Carson, Anderson & Stowe, a private equity firm specializing in the acquisition of healthcare and information services businesses. Prior to joining Welsh, Carson, Anderson & Stowe, Mr. Hoover was a General Partner of Robertson, Stephens & Company from February 1984 until October 1992. From June 1977 until February 1984, Mr. Hoover was a Vice President of Citibank N.A. Mr. Hoover is a director of Centennial Healthcare, New American Healthcare and U.S. Physical Therapy, three publicly traded health care companies. Mr. Hoover received his B.S. in Business Administration from Elizabethtown College and his M.B.A. from the Graduate School of Business at Indiana University.


     L. Ben Lytle. Mr. Lytle has been a director of XCare.net since January 11, 2000. Since 1992, Mr. Lytle has been the Chairman of the Board of Anthem, Inc., a mutual insurance company that provides a wide range of managed care products including health maintenance organizations, preferred provider organizations and point of service organizations and integrated health networks. From 1982 to 1989, Mr. Lytle also served as Anthem, Inc.'s Chief Operating Officer. He served as President and CEO of Anthem, Inc. from 1989 to October 1999. Mr. Lytle serves on the boards of directors of IPALCO Enterprises, a publicly traded energy company; Central Newspapers, Inc., a publicly traded media company; CID Equity Partners, a venture capital firm; Duke REIT, a publicly traded real estate investment firm; and AllScripts, Inc., a publicly traded electronic pharmaceutical dispensing firm. Mr. Lytle is a Fellow with the American Enterprise Institute of Washington, D.C., and a guest lecturer at the University of Arizona School of Business. He also served on President Clinton's Commission on Consumer Protection and Quality in the Health Care Industry. Mr. Lytle received his B.A. in 1970 from East Texas University, and his J.D. in 1980 from Indiana University.


     Daniel J. Mitchell. Mr. Mitchell has been a director of XCare.net since August 1999. Since January 1997, Mr. Mitchell has been a Manager of Sequel Venture Partners, LLC, a venture capital firm. Since June 1992, Mr. Mitchell has been a General Partner of Capital Health Venture Partners, a venture capital firm. From July 1981 until August 1985, Mr. Mitchell was an investment officer at Institutional Venture Capital Fund at the First National Bank of Chicago. Mr. Mitchell received his B.S. degree in Finance from the University of Illinois at Urbana-Champaign and his M.B.A. in Finance from the Haas School of Business at the University of California -- Berkeley.

     William F. Reilly. Mr. Reilly has been a director of XCare.net since May 1989. Mr. Reilly was one of the three founders of Reilly Dike Dosher Corporation, XCare.net's predecessor company. From May 1989 until October 1997, Mr. Reilly was President and Chief Executive Officer of XCare.net. Since June 1998, Mr. Reilly has been an independent consultant. Mr. Reilly received his A.B. degree in Philosophy from Stonehill College and his M.B.A. from Harvard University.

     Robert Tsao. Mr. Tsao has been a director of XCare.net since June 1999. Since August 1997, Mr. Tsao has been an Investment Manager at Vertex Management, Inc., a venture capital firm. From July 1995 until July 1997, Mr. Tsao was a Corporate Finance Analyst at SoundView Technology Group, Inc., an investment banking firm. Mr. Tsao received his B.A. degree in Physics and Economics from the University of California -- Berkeley.

BOARD OF DIRECTORS AND COMMITTEES


     XCare.net's board of directors consists of nine directors divided into three classes with each class serving for a term of three years. At each annual meeting of stockholders, directors will be elected to succeed those directors whose terms are expiring. Daniel J. Mitchell, Fred L. Brown, and L. Ben Lytle are the Class I directors whose terms expire in 2000. William F. Reilly, James
B. Hoover and Robert Tsao are Class II directors whose terms will expire in 2001. Jeffrey M. Krauss, J. Andrew Cowherd and Lorine R. Sweeney are Class III directors whose terms will expire in 2002.


     The board of directors has a compensation committee and an audit committee. The compensation committee, which is comprised of James B. Hoover, J. Andrew Cowherd and Robert Tsao, administers the stock option plan and all matters concerning executive compensation. The audit committee, which is comprised of Daniel J. Mitchell, Jeffrey M. Krauss and William F. Reilly, approves the selection of XCare.net's independent auditors, reviews the results and scope of annual audits and other accounting related services, and evaluates our internal audit and control functions. Each of these committees was established in July 1999.

DIRECTOR COMPENSATION


     We do not pay any cash compensation to directors for serving in that capacity. The board has the discretion to grant options to non-employee directors pursuant to the director plan. In September 1999, each director then in office other than Lorine R. Sweeney, our President and Chief Executive Officer, was granted an option to purchase 10,000 shares of common stock. In December 1999, Fred L. Brown was granted an option to purchase 25,000 shares of common stock. In January, 2000, L. Ben Lytle was granted an option to purchase 25,000 shares of common stock. See "Management -- 1999 Director Option Plan" and "Certain Transactions."


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee is currently comprised of Messrs. Hoover, Cowherd and Tsao. None of these individuals has at any time been an officer or employee of XCare.net. Prior to formation of the compensation committee, all decisions regarding executive compensation were made by the full board. No interlocking relationship exists between the board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be held personally liable for monetary damages for breach of their fiduciary duties as directors, except for breaches of the director's duty of loyalty to XCare.net or its stockholders, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, and transactions from which a director derives an improper personal benefit.

     Our bylaws provide that we must indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to obtain insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

     We have entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provided that we will indemnify each of our directors and officers for various expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or arising out of their services as one of our directors or officers, any subsidiaries or any other company or enterprise to which he or she provides services at our request. In addition, we intend to obtain directors' and officers' insurance providing indemnification for our directors and officers. We believe that these provisions, agreements and insurance are necessary to attract and retain qualified directors and officers.

     At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE COMPENSATION


     The following table sets forth information concerning the compensation that we paid during the year ended December 31, 1999, for services rendered during 1999, to our Chief Executive Officer and the only other executive officers whose salary and bonus exceeded $100,000 during such fiscal year.


                           SUMMARY COMPENSATION TABLE


                                                      ANNUAL COMPENSATION
                                                     ---------------------       ALL OTHER
            NAME AND PRINCIPAL POSITION               SALARY       BONUS      COMPENSATION(1)
            ---------------------------              ---------    --------    ---------------
Lorine R. Sweeney..................................  $175,000                     $2,815
  President and Chief Executive Officer
Lawrence S. Dike...................................   135,000          --          3,909
  Senior Vice President and Chief Scientist
Mark Rangell.......................................   135,000                      2,814
  Senior Vice President, Sales and Marketing
Tammy McLaren......................................   113,462      $1,500          2,665
  Vice President, Professional Services
Jon Wisda..........................................   106,154          --          2,123
  Vice President, Product Development


-------------------------
(1) Consists of premiums we paid for life insurance, dental insurance, health insurance and long-term disability insurance for each executive officer.

OPTION GRANTS IN LAST FISCAL YEAR


     The following table sets forth certain information with respect to stock options granted in 1999 to each of the officers named in the above table, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of our future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.



                                             INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE
                              ------------------------------------------------      VALUE AT ASSUMED
                              NUMBER OF                                           ANNUAL RATES OF STOCK
                              SECURITIES   % OF TOTAL                            PRICE APPRECIATION FOR
                              UNDERLYING    OPTIONS     EXERCISE                       OPTION TERM
                               OPTIONS     GRANTED TO   PRICE PER   EXPIRATION   -----------------------
            NAME               GRANTED     EMPLOYEES      SHARE        DATE         5%           10%
            ----              ----------   ----------   ---------   ----------   ---------   -----------
Lorine R. Sweeney...........   151,100        12.9%       $0.25      03/16/09    $ 23,756    $   60,204
                               285,726        24.3         2.70      09/01/09     485,167     1,229,509
Lawrence S. Dike............        --          --           --            --          --            --
Mark Rangell................    60,300         5.1         0.25      03/16/09       9,481        24,026
                                66,800         5.7         2.70      09/01/09     113,427       287,447
Tammy McLaren...............    50,000         4.3         0.25      02/08/09       7,861        19,922
                                44,000         3.7         2.70      09/01/09      74,713       189,337
Jon Wisda...................    50,000         4.3         0.25      02/08/09       7,861        19,922
                                30,000         2.6         2.70      09/01/09      50,940       129,093



     In 1999, we granted options to purchase an aggregate of 1,175,276 shares to employees, directors and consultants. All options were granted under our stock option plan at exercise prices equal to the fair market value of our common stock on the date of grant, as determined in good faith by our board of directors, based on our financial results and prospects and at the share prices paid in arms-length transactions. All options typically vest over four years and are exercisable for up to ten years. In July 1999, we amended our option agreements so that all options are immediately exercisable upon grant; however, any unvested shares are subject to repurchase by us at their cost in the event of the optionee's termination of employment.


OPTION EXERCISES AND HOLDINGS


     The following table sets forth for each of the named officers information concerning exercisable and unexercisable options held as of December 31, 1999. The value of in-the-money options is based on a value of $10.00 per share, the fair market value of our common stock at December 31, 1999, as determined by our board, and net of the option exercise price.


   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES


                                                        NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                             OPTIONS AT               IN-THE-MONEY OPTIONS
                              SHARES       VALUE          DECEMBER 31, 1999           AT DECEMBER 31, 1999
                            ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
           NAME              EXERCISE       ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   --------   -----------   -------------   -----------   -------------
Lorine R. Sweeney.........    80,000      216,000      788,726          --         $6,990,050         --
Lawrence S. Dike..........        --           --           --          --                 --         --
Mark Rangell..............    22,800       61,560      277,200          --         $2,539,040         --
Tammy McLaren.............    20,000       54,000       80,000          --         $  672,200         --
John Wisda................        --           --       80,000                     $  706,500         --

     The number of unexercised options at December 31, 1999 which are exercisable reflects that all options are immediately exercisable upon grant, although the shares issued upon exercise are subject to our right to repurchase them upon termination of employment, which right lapses progressively over time.


EMPLOYMENT AGREEMENTS

     We require each of our employees to enter into confidentiality agreements prohibiting the employee from disclosing any of our confidential or proprietary information. In addition, the agreements generally provide that upon termination the employee will not work for a competitor and may not solicit our customers and employees. At the time of commencement of employment, our employees also generally sign offer letters specifying basic terms and conditions of employment. Each of Lorine R. Sweeney, Mark Rangell and Tammy McLaren have signed offer letters with of this type, see "Certain Transactions -- Offers of Employment."

1997 STOCK PLAN

     Our stock plan provides for the grant of incentive stock options to employees, including officers and employee directors, and for the grant of nonstatutory stock options and stock purchase rights to employees, officers, directors and consultants. The stock plan was adopted by our board of directors in March 1997 and approved by the stockholders in March 1997. The board of directors approved amendments to the stock plan to increase the number of shares reserved under the stock plan in December 1997, April 1998, July 1998, May 1999 and September 1999. The stockholders also approved these amendments to the stock plan in December 1997, April 1998, July 1998, May 1999 and September 1999.

     As of September 30, 1999 a total of 2,200,000 shares of our common stock has been reserved for issuance under the stock plan. As of September 30, 1999, options to purchase 1,491,492 shares of common stock were outstanding under the stock plan and 541,345 were available for future issuance.

     Unless terminated sooner, the stock plan terminates in 2007.

     The administrator of our stock plan has the power to determine among other things:

     - the terms of the options or stock purchase rights granted, including exercise price;

     - the number of shares subject to each option or stock purchase right;

     - the exercisability of each option or stock purchase right; and

     - the form of consideration payable upon the exercise of each option or stock purchase right.

     In addition, the administrator has the authority to amend, suspend or terminate the stock plan, so long as no such action affects any shares previously issued or any option previously granted under the stock plan. During any fiscal year, no optionee may be granted options to purchase more than 1,050,000 shares, although, in connection with an optionee's initial employment with us, such optionee may be granted an option covering an additional 1,050,000 shares.

     Options and stock purchase rights granted under our stock plan are generally not transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by the optionee. Options granted under the stock plan must generally be exercised within three months after the end of the optionee's status as an employee, director or consultant of XCare.net, or within 12 months after termination by death or disability, but in no event later than the expiration of the option's term.

     In the case of stock purchase rights, unless the administrator determines otherwise, we retain a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with XCare.net for any reason, including death or disability. The repurchase price is the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to XCare.net. The repurchase option shall lapse at a rate determined by the administrator.

     The exercise price of all incentive stock options granted under the stock plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and stock purchase rights is determined by the administrator, but for nonstatutory stock options intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. For any participant who possesses more than 10% of the voting power of all classes of the our outstanding stock, the exercise price of any incentive stock option must be at least equal to 110% of the fair market value on the grant date and the term of the incentive stock option must not exceed five years. The term of all other options granted under the stock plan may not exceed ten years.

     The stock plan provides that if we merge with another corporation, or sell substantially all our assets, each option and stock purchase right will be assumed or an equivalent option will be substituted by the successor corporation. If the outstanding options and stock purchase rights are not assumed or substituted for, the optionees will become fully vested in and have the right to exercise their options or stock purchase rights in full. In such case, the administrator will notify the optionees that their options or stock purchase rights are fully exercisable for a period of 15 days from the date of the notice, and the options or stock purchase rights will terminate upon the expiration of that period.

1999 EMPLOYEE STOCK PURCHASE PLAN


     Our employee stock purchase plan was adopted by our board of directors in October 1999, and approved by our stockholders in January 2000, although it will not become effective until the date of this offering. A total of 500,000 shares of our common stock has been reserved for issuance under the 1999 purchase plan.


     The employee stock purchase plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, contains consecutive, overlapping, 12 month offering periods. Each offering period includes two six-month purchase periods. The offering periods generally start on the first trading day on or after November 1 and May 1 of each year, except for the first offering period, which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before April 30, 2001.

     Employees are eligible to participate if they are customarily employed by us for at least 20 hours per week and more than five months in any calendar year. However, employees may not participate in the employee stock purchase plan if at the beginning of a purchase period, they own 5% or more of the total combined voting power or value of all classes of our stock. In addition, no employee may participate in the employee stock purchase plan at a rate which would exceed $25,000 worth of stock in any calendar year.

     The employee stock purchase plan permits employees to purchase our common stock through payroll deductions of up to 15% of the employee's "compensation." Compensation is defined as the employee's base straight time gross earnings and commissions, but excluding payments for overtime, profit sharing payments, shift premium payments, incentive compensation and bonuses. The maximum number of shares a participant may purchase during a single purchase period is 10,000 shares.

     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased is generally 85% of the lower of the fair market value of our common stock either at the beginning of the offering period or at the end of that purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, all participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods.

     Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment.

     Rights granted under the employee stock purchase plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the employee stock purchase plan. The employee stock purchase plan provides that, in the event we merge with another corporation or sell substantially all of our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set.

     The employee stock purchase plan will terminate in 2009. Our board of directors has the authority to amend or terminate the employee stock purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock under the employee stock purchase plan.

1999 DIRECTOR OPTION PLAN


     All non-employee directors are entitled to participate in our director option plan. The director option plan was adopted by our board of directors in October 1999 and approved by our stockholders in January 2000, although it will not become effective until the date of this offering. The director option plan has a term of ten years, unless terminated sooner by our board of directors. A total of 250,000 shares of our common stock have been reserved for issuance under the 1999 director option plan.


     The director option plan generally provides for an automatic initial grant of an option to purchase 25,000 shares of our common stock to each non-employee director on the date that person first becomes a non-employee director. After the initial grant, a non-employee director will automatically be granted subsequent options to purchase 10,000 shares of our common stock each year on the date of our annual stockholder's meeting, if on such date he or she has served on our board of directors for at least six months. Each initial option grant and each subsequent option has a term of 10 years. Each initial option, vests as to 25% of the shares subject to the option on each anniversary of the date of grant, and each subsequent option grant vests as to 100% of the shares subject to the option on the first anniversary of the date of grant. The exercise price of all options will be 100% of the fair market value of our common stock on the date of grant.

     The director option plan provides that if we merge with another corporation, or sell substantially all our assets, each option will become fully vested and exercisable for a period of thirty days from the date our board of directors notifies the optionee of the option's full exercisability, after which period the option will terminate. Options granted under the director option plan must be exercised within three months of the end of the optionee's tenure as a director of the Company, or within 12 months after termination by death or disability, but in no event later than the expiration of the option's ten year term. Options granted under the director option plan are not transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee.

401(k) PLAN

     We have a 401(k) plan covering full-time employees located in the United States who are at least 21 years of age. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code. Contributions to the 401(k) plan by employees or by us, and the investment earnings on these contributions, are not taxable until withdrawn from the 401(k) plan. Employees may elect to reduce their pre-tax earnings up to a statutorily prescribed annual limit, which was $10,000 in 1999, and to have the amount of that reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require, additional matching contributions by us on behalf of all participants in the 401(k) plan. To date, we have not made any contributions to the 401(k) plan.

                   CERTAIN TRANSACTIONS WITH RELATED PARTIES

     Since January 1996, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any of our directors, executive officers, holders of more than five percent of our stock or any member of their immediate families had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described where required in "Management," and the transactions described below.

EQUITY INVESTMENT TRANSACTIONS

     On March 12, 1997, we sold an aggregate of 2,450,000 shares of our Series A convertible preferred stock at a price per share of $2.86. In June and July 1999, we sold an aggregate of 63,053,144 shares of our Series B convertible preferred stock at a price per share of $0.27, including 11,867,959 shares of Series B convertible preferred stock issued upon conversion of convertible promissory notes. Upon the closing of this offering, all shares of preferred stock will be converted into shares of common stock. The holders of Series A convertible preferred stock are entitled to convert their shares into an aggregate of 2,802,800 shares of common stock, based on a conversion price of $2.50 per common share. The holders of Series B convertible preferred stock are entitled to convert their shares into an aggregate of 6,305,322 shares of common stock, based on a conversion price of $2.70 per common share. Listed below are those directors, executive officers and stockholders who beneficially own five percent or more of our securities who participated in the preferred stock financings. We believe that the shares issued in these transactions were sold at the then fair market value and that the terms of these transactions were no less favorable than we could have obtained from unaffiliated third parties.

                                              SERIES A CONVERTIBLE   SERIES B CONVERTIBLE     AGGREGATE
                STOCKHOLDER                        PREFERRED              PREFERRED         CONSIDERATION
                -----------                   --------------------   --------------------   --------------
Atlantic Medical Capital, L.P. .............       1,225,000               6,401,921          $5,232,019
C.B. Healthcare Fund, L.P. .................              --              11,111,111           3,000,000
Dauphin Capital Partners I, L.P. ...........              --               9,259,259           2,500,000
Entities Affiliated with Nazem & Company IV,
  L.P. .....................................       1,225,000              11,422,335           6,587,530
Entities affiliated with Sequel Venture
  Partners II, LLC..........................              --              11,111,111           3,000,000
Vertex Technology Fund (II) Ltd. ...........              --              11,111,111           3,000,000

     J. Andrew Cowherd, one of our directors, is a member of Atlantic Medical Management LLC. Atlantic Medical Management LLC is the Management Services Company for Atlantic Medical Capital L.P. James B. Hoover, one of our directors, is a Managing Member of Dauphin Capital Partners I, L.P. The shares purchased by entities affiliated with Nazem & Company IV, L.P. include 5,555,556 shares of Series B convertible preferred stock purchased by Transatlantic Venture Fund C.V. Jeffrey M. Krauss, one of our directors, is a general partner of Nazem & Company IV, L.P. Mr. Krauss is also an investment manager of Transatlantic Venture Fund C.V. The Series B convertible preferred stock purchased by entities affiliated with Sequel Venture Partners II, LLC includes 10,740,741 shares purchased by Sequel Limited Partnership II and 370,370 shares purchased by Sequel Entrepreneurs Fund II, L.P. Daniel J. Mitchell, one of our directors, is a manager of Sequel Venture Partners II, LLC. Robert Tsao, one of our directors, is an investment manager with Vertex Technology Fund.

     Holders of preferred stock are entitled to registration rights with respect to the common stock issued or issuable upon conversion of these shares. See "Description of Capital Stock -- Registration Rights."

LOAN AND WARRANT AGREEMENTS

     On December 29, 1997, we entered into a loan agreement pursuant to which, during 1997 and 1998, we borrowed $750,000 from Atlantic Medical Capital, L.P. at an interest rate of 12% per year. In connection with the loan, Atlantic Medical Capital, L.P. received warrants to purchase 131,119 shares of Series A convertible preferred stock at an exercise price of $0.50 per share. On April 10, 1998, we entered into a loan agreement pursuant to which we borrowed $500,000 from Atlantic Medical Capital, L.P. at an interest rate of 12% per year. In connection with the loan, Atlantic Medical Capital, L.P. received warrants to purchase 87,412 shares of Series A convertible preferred stock at an exercise price of $0.25 per share. Also in connection with the April 10, 1998 loan, the exercise price of the warrants issued on December 29, 1997 was decreased from $0.50 to $0.25 per share. On November 20, 1998, we entered into a loan agreement pursuant to which we borrowed $150,000 from Atlantic Medical Capital, L.P. at an interest rate of 12% per year. In connection with the loan, Atlantic Medical Capital, L.P. received warrants to purchase 100,000 shares of common stock at an exercise price of $0.10 per share. On June 4, 1999, Atlantic Medical Capital, L.P. converted all principal and accrued interest into 6,001,180 shares of Series B convertible preferred stock. J. Andrew Cowherd, one of our directors, is a member of Atlantic Medical Management LLC, the management services company of Atlantic Medical Capital, L.P.

     On December 29, 1997, we entered into a loan agreement pursuant to which, during 1997 and 1998, we borrowed $750,000 from Nazem & Company IV, L.P. at an interest rate of 12% per year. In connection with the loan, Nazem & Company IV, L.P. received warrants to purchase 131,119 shares of Series A convertible preferred stock at an exercise price of $0.50 per share. On April 10, 1998, we entered into a loan agreement pursuant to which we borrowed $500,000 from Nazem & Company IV, L.P. at an interest rate of 12% per year. In connection with the loan, Nazem & Company IV, L.P. received a warrant to purchase 87,412 shares of Series A convertible preferred stock at an exercise price of $0.25 per share. Also in connection with the April 10, 1998 loan, the exercise price of the warrants issued on December 29, 1997 was decreased from $0.50 to $0.25 per share. On November 20, 1998, we entered into a loan agreement pursuant to which during 1998 and 1999 we borrowed $115,000 from Nazem & Company IV, L.P. at an interest rate of 12% per year. In connection with the loan, Nazem & Company IV, L.P. received a warrant to purchase 100,000 shares of common stock at an exercise price of $0.10 per share. On June 4, 1999, Nazem & Company IV, L.P. converted all principal and accrued interest into 5,866,779 shares of Series B convertible preferred stock. Jeffrey M. Krauss, one of our directors, is a general partner of Nazem & Company IV, L.P.

OPTION GRANTS TO DIRECTORS


     On September 1, 1999, we granted an option to purchase 10,000 shares of common stock to each of Jeffrey M. Krauss, Robert Tsao, and William F. Reilly, each of whom is one of our directors. In addition, on September 1, 1999, we granted an option to purchase 10,000 shares of common stock to each of Atlantic Medical Management LLC, with which J. Andrew Cowherd, one of our directors, is affiliated; to Sequel Venture Partners II, LLC, with which Daniel J. Mitchell, one of our directors, is affiliated; and to Dauphin Management L.L.C., with which James B. Hoover, one of our directors, is affiliated. The options each have an exercise price of $2.70 per share. Twenty-five percent of the shares subject to each option vests on September 7, 2000, and 1/48th of the shares subject to each option vests at the end of each month after September 7, 2000, subject to the continued services of the particular individual as a director. On December 30, 1999, we granted an option to purchase 25,000 shares of common stock to Fred L. Brown, a director appointed to our board on that date. The option has an exercise price of $10.00 per share. Twenty-five percent of the shares subject to the option vest on December 30, 2000, and 1/48th of the shares vest at the end of each month after December 30, 2000, subject to the continued service of Mr. Brown as a director. On January 11, 2000, we granted an option to purchase 25,000 shares of common stock to L. Ben Lytle, a director appointed to our board on that date. The option has an exercise price of $10.00 per share. Twenty-five percent of the shares subject to the option vest on February 10, 2002, and 1/48th of the shares vest at the end of each month after January 10, 2000, subject to the continued service of Mr. Lytle as a director.


OFFERS OF EMPLOYMENT

     Ms. Lorine R. Sweeney, our President and Chief Executive Officer, is a party to an offer letter dated September 27, 1997. Pursuant to the offer letter, Ms. Sweeney received an annual salary of $175,000, a bonus of $30,000 payable on the first anniversary of her employment with XCare.net, and an option to purchase 3% of our then outstanding shares.

     Mr. Mark Rangell, our Senior Vice President of Sales and Marketing, is a party to an offer letter dated December 12, 1997. Pursuant to the offer letter, Mr. Rangell received an annual salary of $135,000, sales commissions based on achieving planned sales objectives and an option to purchase 2.5% of our then outstanding shares.

     Ms. Tammy McLaren, our Vice President of Professional Services, is a party to an offer letter dated June 12, 1998. Pursuant to the offer letter, Ms. McLaren received an annual salary of $95,000, which has since been increased to $115,000.

OTHER TRANSACTIONS

     We have entered into an indemnification agreement with each of our executive officers and directors.

     We have granted options to certain of our executive officers. See "Management -- Option Grants in Last Fiscal Year."
                         ------------------------------

     XCare.net believes that all related-party transactions described above were on terms no less favorable than could have been otherwise obtained from unrelated third parties. All future transactions between XCare.net and its principal officers, directors and affiliates will be approved by a majority of the independent and disinterested members of the Board and will be on terms no less favorable that could be obtained from unrelated third parties.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information with respect to beneficial ownership of our common stock as of September 30, 1999, as adjusted to reflect the sale of common stock in this offering, the conversion of our outstanding convertible preferred stock, including convertible preferred stock issuable upon the assumed cashless exercise of all outstanding convertible preferred stock warrants, and the cashless exercise of all outstanding common stock warrants. Information is given for:


     - each person who is known by us to beneficially own more than five percent of our common stock;

     - each of our directors;

     - each of our officers; and

     - all of our directors and officers as a group.


     Percentages of the outstanding shares of common stock are based on 10,363,549 shares outstanding as of September 30, 1999, plus all shares of common stock issuable on exercise of options within 60 days of September 30, 1999 held by the particular beneficial owner.


     All percentages assume no exercise of the underwriter's over-allotment option. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares which the individual has the right to acquire within 60 days of September 30, 1999 through the exercise of any stock option or other right. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.


     Unless otherwise indicated, the principal address of each of the stockholders below is c/o XCare.net, Inc., 6400 South Fiddler's Green Circle, Suite 14000, Englewood, Colorado 80111.



                                                                             PERCENTAGE
                                                  SHARES OWNED           BENEFICIALLY OWNED
                                                  PRIOR TO THE    ---------------------------------
            NAME OF BENEFICIAL OWNER                OFFERING      BEFORE OFFERING    AFTER OFFERING
            ------------------------              ------------    ---------------    --------------
Entities affiliated with Nazem & Company IV,
  L.P.(1).......................................    2,898,247          27.9%              18.9%
Jeffrey M. Krauss
  645 Madison Avenue, 12th Floor
  New York, New York 10022-1010
Atlantic Medical Capital, L.P.(2)...............    2,396,206          23.1               15.6
J. Andrew Cowherd
  156 West 56th Street, Suite 1605
  New York, New York 10019-3800
Entities affiliated with Sequel Venture
  Partners II, LLC(3)...........................    1,121,112          10.8                7.3
Daniel J. Mitchell
  4430 Arapahoe Avenue, Suite 220
  Boulder, Colorado 80303
Vertex Technology Fund (II) Ltd.(4).............    1,121,112          10.8                7.3
Robert Tsao
  3 Lagoon Drive, Suite 220
  Redwood City, California 94065

                                                                             PERCENTAGE
                                                  SHARES OWNED           BENEFICIALLY OWNED
                                                  PRIOR TO THE    ---------------------------------
            NAME OF BENEFICIAL OWNER                OFFERING      BEFORE OFFERING    AFTER OFFERING
            ------------------------              ------------    ---------------    --------------
CB Healthcare Fund, L.P.........................    1,111,112          10.7                7.2
  One Boston Place, Suite 4010
  Boston, MA 02108
Dauphin Capital Partners I, L.P.(5).............      935,926           9.0                6.1
James B. Hoover
  108 Forest Avenue
  Locust Valley, New York 11560
Lorine R. Sweeney(6)............................      868,726           7.8                5.4
Peter H. Cheesbrough(7).........................      100,000           1.0                  *
Lawrence S. Dike................................      120,000           1.2                  *
Tammy McLaren(8)................................      100,000           1.0                  *
Mark Rangell(9).................................      300,000           2.8                1.9
William F. Reilly(10)...........................      205,000           2.0                1.3
Jon B. Wisda(11)................................       80,000             *                  *
All directors and officers as a group (12
  persons)(12)..................................   10,246,329          87.2               61.2


-------------------------
  *  Represents less than one percent of the total.

 (1) Represents 2,332,691 shares held by Nazem & Company IV, L.P., 555,556 shares held by Transatlantic Venture Fund C.V. and 10,000 shares subject to stock options exercisable within 60 days of September 30, 1999 held by Jeffrey M. Krauss. Mr. Krauss, one of our directors, is a general partner of Nazem & Company IV, L.P. Nazem & Company IV, L.P. has four general partners, each of whom shares voting and investment power over the shares held by Nazem & Company IV, L.P. Mr. Krauss is also an investment manager of Transatlantic Venture Fund C.V. Transatlantic Venture Fund C.V.'s investment managers each shares voting and investment power over the shares held by Transatlantic Venture Fund C.V. Mr. Krauss disclaims beneficial ownership of the shares held by these entities except to the extent of his proportionate pecuniary interest.

 (2) Represents 2,386,206 shares held by Atlantic Medical Capital, L.P. and 10,000 shares subject to stock options exercisable within 60 days of September 30, 1999 held by Atlantic Medical Management, LLC. J. Andrew Cowherd, one of our directors, is a member of Atlantic Medical Management LLC. Atlantic Medical Management LLC is the management services company of Atlantic Medical Capital L.P. Atlantic Medical Management LLC has three members, each of whom shares voting and investment power over the shares held by Atlantic Medical Capital, L.P. Mr. Cowherd disclaims beneficial ownership of the shares held by that entity except to the extent of his proportionate pecuniary interest.

 (3) Represents 1,074,075 shares held by Sequel Limited Partnership II, 37,037 shares held by Sequel Entrepreneurs Fund II, L.P. and 10,000 shares subject to stock options exercisable within 60 days of September 30, 1999 held by Sequel Venture Partners II, L.L.C. Sequel Venture Partners II, L.L.C., the general partner of Sequel Limited Partnership II and Sequel Entrepreneurs Fund II, L.P., has five managers, including Daniel J. Mitchell, one of our directors. Each of these managers shares voting and investment power over the shares held by Sequel Limited Partnership II and Sequel Entrepreneurs Fund II, L.P. Mr. Mitchell disclaims beneficial ownership of the shares held by these entities except to the extent of his proportionate pecuniary interest.

 (4) Represents 1,111,112 shares held by Vertex Technology Fund (II) Ltd. and 10,000 shares subject to stock options exercisable within 60 days of September 30, 1999 held by Robert Tsao. Mr. Tsao, one of our directors, is an Investment Manager with Vertex Technology Fund. Mr. Tsao disclaims beneficial ownership of the shares held by that entity except to the extent of his proportionate pecuniary interest.

 (5) Represents 925,926 shares held by Dauphin Capital Partners I, L.P. and 10,000 shares subject to stock options exercisable within 60 days of September 30, 1999 held by Dauphin Management, L.L.C. James B. Hoover, one of our directors, is a Managing Member of Dauphin Capital Partners I, L.P. Mr. Hoover disclaims beneficial ownership of the shares held by that entity except to the extent of his proportionate pecuniary interest.

 (6) Includes 788,726 shares subject to stock options exercisable within 60 days of September 30, 1999.

 (7) Includes 100,000 shares subject to stock options exercisable within 60 days of September 30, 1999.

 (8) Includes 80,000 shares subject to stock options exercisable within 60 days of September 30, 1999.

 (9) Includes 277,200 shares subject to stock options exercisable within 60 days of September 30, 1999.

(10) Includes 10,000 shares subject to stock options exercisable within 60 days of September 30, 1999.

(11) Includes 80,000 shares subject to stock options exercisable within 60 days of September 30, 1999.

(12) Includes 1,385,926 shares subject to stock options exercisable within 60 days of September 30, 1999, as described in the above footnotes.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of the offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value.

     The following summary of provisions of the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our certificate of incorporation, which is included as an exhibit to the registration statement of which this prospectus is a part, and by the provisions of Delaware law.

COMMON STOCK


     After giving effect to the conversion of all previously outstanding preferred stock into shares of common stock, the assumed cashless exercise of all outstanding common stock warrants and convertible preferred stock warrants, and the conversion into common stock of the convertible preferred stock issued upon the assumed exercise of the latter warrants, as of September 30, 1999, there were 10,363,549 shares of common stock outstanding held of record by approximately 36 stockholders. There will be 15,363,549 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after September 30, 1999, after giving effect to the sale of common stock in this offering.


     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends declared by the board of directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of XCare.net, the holders of common stock are entitled to share ratably in all assets, subject to prior distribution rights of the preferred stock, if any, then outstanding. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued in the offering will be fully paid and non-assessable.

PREFERRED STOCK


     Upon the consummation of the offering, each share of convertible preferred stock outstanding prior to this offering will automatically convert into common stock. The Series A convertible preferred stock will each convert into 1.144 shares of common stock. The Series B convertible preferred stock will each convert into one share of common stock. Pursuant to our certificate of incorporation, after the offering our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, which may be greater than the rights of the common stock. The board, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of XCare.net or to make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. At present, we have no plans to issue any preferred stock.


REGISTRATION RIGHTS


     Upon completion of this offering, the holders of an aggregate of approximately 9,806,386 shares of common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933. Under the terms of the registration rights agreements, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, the holders of registration rights are entitled to notice of such registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of the offering subject to the registration to limit the number of shares included in such registration. Holders of these rights may also require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect that registration, subject to conditions and limitations. Furthermore, stockholders with registration rights may require us to file additional registration statements on Form S-3, subject to conditions and limitations.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless the transaction in which the person became an interested stockholder is approved in a manner presented in
Section 203 of the Delaware General Corporation Law. Generally, a "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation's voting stock.

     Certificate of Incorporation. In October 1999, our board approved amendments to our certificate of incorporation, to provide:

     - That the board of directors may issue, without further action by the stockholders, up to 5,000,000 shares of undesignated preferred stock

     - That any action to be taken by our stockholders must be effected at a duly called annual or special meeting and not by a consent in writing

     - For the division of the board of directors into three classes, with each class serving for a term of three years

     - That vacancies on the board, including newly created directorships, can be filled only by a majority of the directors then in office

     - That directors may be removed only for cause

     Bylaws. In October 1999, our board approved amendments to our bylaws to provide that special meetings of our stockholders may be called only by the chairman of the board, the president or the board.


     Our stockholders approved these amendments in January 2000. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of XCare.net. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for a takeover of XCare.net that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of XCare.net. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of XCare.net. They may also have the effect of preventing changes in our management.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services L.L.C.

LISTING

     Application has been made to have our common stock approved for quotation on the Nasdaq National Market under the trading symbol "XCAR." We have not applied to list our common stock on any other exchange or quotation system.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the prevailing market price from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering as a result of contractual and legal restrictions on resale, sales of substantial amounts of common stock in the public market after the restrictions lapse could cause the prevailing market price of our common stock to fall and impede our ability to raise equity capital in the future.


     Upon completion of the offering, we will have outstanding an aggregate of 15,363,549 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after September 30, 1999. Of these outstanding shares, the 5,000,000 shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933 unless purchased by "affiliates" of XCare.net as that term is defined in Rule 144 under the Securities Act. The remaining 10,363,549 shares of common stock outstanding upon completion of the offering will be "restricted shares," as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below, or another exemption. Sales of the restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of our common stock.


     We have has agreed not to sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of FleetBoston Robertson Stephens Inc. In addition, all officers, directors and certain other holders of common stock have entered into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of shares of common stock owned by them or that could be purchased by them through the exercise of options for a period of 180 days after the date of this prospectus without the prior written consent of FleetBoston Robertson Stephens Inc. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

     - No shares of common stock will be eligible for sale as of the effective date of the offering

     - No additional shares will be eligible for sale beginning 90 days after the effective date of the offering


     - 10,363,549 additional shares will be eligible for sale beginning 180 days after the effective date of the offering, subject in some cases to certain volume limitations


Rule 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will equal approximately 154,000 shares immediately after this offering; or

     - the average weekly trading volume of our common stock on the Nasdaq Stock Market's National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

Rule 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, generally including the holding period of any prior owner other than an "affiliate," is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

Rule 701

     In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the date of this offering in reliance on Rule 144, without having to comply with certain restrictions, including the holding period, contained in Rule 144.

     The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of these options (including exercises after this offering). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this offering, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144. Securities issued in reliance on Rule 701 may be sold by "affiliates" under Rule 144 without compliance with its one year minimum holding period requirement.

Registration on Form S-8

     We intend to file a registration statement under the Securities Act covering the shares of common stock subject to outstanding options or reserved for issuance under the 1997 stock option plan, employee stock purchase plan and the director option plan. This registration statement is expected to be filed as early as the effectiveness of the registration statement covering the shares of common stock offered in this offering and will automatically become effective upon filing. Shares registered under this registration statement will, subject to Rule 144 volume limitations applicable to affiliates and the expiration of any 180-day contractual lockup period, be available for sale in the open market, except to the extent that these shares are subject to vesting restrictions.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., SG Cowen Securities Corporation, E*OFFERING Corp. and Advest, Inc., have severally agreed with us, subject to the terms and conditions set forth in the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all shares if any are purchased.

                        UNDERWRITERS                          NUMBER OF SHARES
                        ------------                          ----------------
FleetBoston Robertson Stephens Inc. ........................
SG Cowen Securities Corporation.............................
E*OFFERING Corp. ...........................................
Advest, Inc. ...............................................

                                                                 ----------
          Total.............................................      5,000,000
                                                                 ==========

     We have been advised by the representatives that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at
such price less a concession of not in excess of $     per share, of which
$          may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered under this prospectus will be determined through negotiations between us and the representatives. Among the factors to be considered in such negotiations are prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential and the present state of our development.

     The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

Over-Allotment Option

     We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to additional shares of common stock at the same price per share as we will receive for the shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the shares offered under this prospectus. If purchased, such additional shares will be sold by the underwriters on the same terms as those on which the shares are being sold. We will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of common stock offered under this prospectus. If such option is exercised in full, the total public offering price, underwriting discounts and commissions and proceeds to us will be
$          , $          and $          , respectively.

Discounts and Commissions

     The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                               PER      WITHOUT      WITH
                                                              SHARE      OPTION     OPTION
                                                             --------   --------   --------
Public offering price......................................
Underwriting discounts and commissions.....................
Proceeds, before expenses, to us...........................

     The underwriting fee will be an amount equal to the offering price to the public of the common stock, less the amount paid by the underwriters to XCare.net per share of common stock. The underwriting fee will be determined through an arms length negotiation between XCare.net and the representatives. The expenses of the offering are estimated at $1,500,000 and are payable entirely by us. FleetBoston Robertson Stephens Inc. expects to deliver the
shares of common stock to purchasers on        , 2000.

Indemnity

     The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

Lock-Up Agreements

     Each of our executive officers, directors and shareholders and substantially all of optionholders have agreed with the representatives, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or, with certain exceptions, thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no agreements between the representatives and any of our shareholders providing consent by the representatives to the sale of shares prior to the expiration of the period of 180 days after this prospectus.

Future Sales

     In addition, we have agreed that during the period of 180 days after this prospectus, we will not, subject to certain exceptions, without the prior written consent of FleetBoston Robertson Stephens Inc.:

     - consent to the disposition of any shares held by shareholders prior to the expiration of the period of 180 days after this prospectus; or

     - issue, sell, contract to sell or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock.

Directed Share Program


     The underwriters have reserved up to 375,000 shares of our common stock to be issued by us and offered for sale in this offering, at the initial public offering price, to directors, officers, employees, business associates and persons otherwise connected to XCare.net. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase reserved shares. Any reserved shares which are not purchased will be offered by the underwriters to the general public on the same bases as the other shares offered in this offering.


Listing

     We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "XCAR."

Stabilization

     The representatives have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. The representatives may also impose a "penalty bid" on underwriters and selling group members if the representatives purchase shares of our common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock. The representatives may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

Electronic Prospectuses

     E*OFFERING Corp. is the exclusive Internet underwriter for this offering. E*OFFERING Corp. has agreed to allocate a portion of the shares that it purchases to E*TRADE Securities, Inc. E*OFFERING Corp. and E*TRADE Securities Inc. will allocate shares to their respective customers in accordance with usual and customary industry practices. A prospectus in electronic format, from which you can link to a "Meet the Management" Presentation through an embedded hyperlink, Iclick here for "Meet the Management" PresentationJ, is being made available on the Web site maintained by E*OFFERING Corp., www.eoffering.com. Other than the prospectus in electronic format, the information that is identified as being a part of the prospectus and any other information that references XCare.net, the information on E*OFFERING Corp.'s Web site and any information provided in any other Web site maintained by E*OFFERING Corp. is not part of this prospectus and has not been approved or endorsed by XCare.net and should not be relied upon by prospective investors.

Certain Definitions

     In this prospectus, references to "underwriters" means any person who purchases shares of common stock directly from us in connection with the distribution of shares in this offering. References to "representatives" means FleetBoston Robertson Stephens Inc., SG Cowen Securities Corporation, E*Offering Corp., and Advest, Inc. who will enter into an agreement with us and are acting on behalf of the underwriters in the offering. In connection with this offering, a "dealer" is an agent, broker or principal who buys our common stock from the underwriters to sell to others. Dealers will not buy directly from us. "Selling group members" and "syndicate members" are the group of dealers who sell our securities to the public.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Arthur F. Schneiderman and Rachel S. Lovejoy, a member and associate, respectively, of Wilson Sonsini Goodrich & Rosati, beneficially own an aggregate of 15,483 shares of our common stock. Legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, San Francisco, California.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

     Effective September 1, 1999, PricewaterhouseCoopers LLP was engaged as our independent accountants and replaced KPMG LLP, who were dismissed as our independent accountants on August 25, 1999. The decision to change accountants was approved by our Board of Directors. The audit reports of KPMG LLP for the years ended December 31, 1997 and 1996 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that the audit report issued by KPMG LLP for the year ended December 31, 1997 included an explanatory paragraph citing factors that raised substantial doubt surrounding our ability to continue as a going concern. In connection with its audits through December 31, 1997 and through August 25, 1999, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedures, which disagreements, if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. KPMG LLP has not audited or reported on any of the financial statements or information included in this prospectus. For purposes of this filing, the financial statements for the years ended December 31, 1997 and 1996 as well as the financial statements for the year ended December 31, 1998 have been audited by PricewaterhouseCoopers LLP. Prior to September 1, 1999, we had not consulted with PricewaterhouseCoopers LLP on items that involved our accounting principles or the form of audit opinion to be issued on our financial statements.

                                    EXPERTS

     The financial statements as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to XCare.net and the shares we are offering pursuant to this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Securities and Exchange Commission's regional offices at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's World Wide Web address is www.sec.gov. The Securities and Exchange Commission's phone number is 1-800-SEC-0330.

     We intend to furnish holders of our common stock annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish such other reports as we may determine or as may be required by law.

                                XCARE.NET, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Balance Sheet...............................................  F-3
Statement of Operations.....................................  F-4
Statement of Changes in Stockholders' Equity (Deficit)......  F-5
Statement of Cash Flows.....................................  F-6
Notes to the Financial Statements...........................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of XCare.net, Inc.


     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of XCare.net, Inc. at December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
Broomfield, Colorado

October 22, 1999, except for the last two paragraphs


of note 9 which are as of January 10, 2000

                                XCARE.NET, INC.

                                 BALANCE SHEET
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS


                                                                                                        PRO FORMA
                                                                                                      STOCKHOLDERS'
                                                                 DECEMBER 31,                           EQUITY AT
                                                              -------------------    SEPTEMBER 30,    SEPTEMBER 30,
                                                               1997        1998          1999             1999
                                                              -------    --------    -------------    -------------
                                                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $   697    $    198      $ 11,031
  Accounts receivable, net of allowance of $0, $50 and $75
    at December 31, 1997 and 1998 and September 30, 1999
    (unaudited), respectively...............................      453         703           275
  Income taxes receivable...................................      617          --            --
  Other current assets......................................      177          78         1,179
                                                              -------    --------      --------
    Total current assets....................................    1,944         979        12,485
Property and equipment, net.................................    2,082         691           401
Purchased software, net.....................................       --         850           637
Deferred contract costs.....................................       --         285            --
                                                              -------    --------      --------
                                                              $ 4,026    $  2,805      $ 13,523
                                                              =======    ========      ========

                          LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                        AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $   239    $    727      $    887
  Accrued liabilities.......................................    1,117       1,590         1,150
  Unearned revenue..........................................      188         500           144
  Current portion of long-term debt and capital lease
    obligations.............................................    1,352       3,497            82
                                                              -------    --------      --------
    Total current liabilities...............................    2,896       6,314         2,263
Long-term debt..............................................      939         284            25
                                                              -------    --------      --------
    Total liabilities.......................................    3,835       6,598         2,288
                                                              -------    --------      --------
Commitments and contingencies (Note 8)
Series A mandatorily redeemable convertible preferred stock,
  $.01 par value; 5,000,000, 6,000,000 and 6,000,000 shares
  authorized as of December 31, 1997, 1998 and September 30,
  1999, respectively; 2,450,000 shares issued and
  outstanding...............................................    6,677       6,743         6,793         $     --
Series B mandatorily redeemable convertible preferred stock,
  $.01 par value; 0, 0 and 75,000,000 shares authorized as
  of December 31, 1997, 1998 and September 30, 1999,
  respectively; 63,053,144 issued and outstanding at
  September 30, 1999........................................       --          --        16,944               --
Value ascribed to mandatorily redeemable convertible
  preferred stock warrants..................................       51          84            84               --
                                                              -------    --------      --------         --------
                                                                6,728       6,827        23,821               --
                                                              -------    --------      --------         --------
Stockholders' equity (deficit):
  Common stock, $.01 par value; 3,500,000, 5,000,000 and
    12,500,000 shares authorized as of December 31, 1997,
    1998 and September 30, 1999, respectively; 390,000
    shares issued and outstanding as of December 31, 1997
    and 1998, respectively; 557,163 shares issued and
    outstanding as of September 30, 1999; 10,363,549 pro
    forma shares issued and outstanding (unaudited).........        4           4             6              104
  Additional paid-in capital................................      530         529         3,120           26,843
  Unearned compensation.....................................       --          --        (2,383)          (2,383)
  Accumulated deficit.......................................   (7,071)    (11,153)      (13,329)         (13,329)
                                                              -------    --------      --------         --------
    Total stockholders' equity (deficit)....................   (6,537)    (10,620)      (12,586)        $ 11,235
                                                              -------    --------      --------         --------
    Total liabilities and stockholders' equity (deficit)....  $ 4,026    $  2,805      $ 13,523
                                                              =======    ========      ========


   The accompanying notes are an integral part of these financial statements.

                                XCARE.NET, INC.

                            STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                         NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                        -----------------------------    ------------------
                                         1996       1997       1998       1998       1999
                                        -------    -------    -------    -------    -------
                                                                            (UNAUDITED)
Revenue...............................  $ 9,726    $ 5,984    $ 2,270    $ 1,564    $ 2,654
                                        -------    -------    -------    -------    -------
Costs and expenses:
  Cost of revenue.....................    3,744      4,575      2,086      1,440      2,421
  Sales and marketing.................    1,369      2,531        965        792        545
  General and administrative..........    2,220      2,436      2,194      1,389      1,185
  Research and development............    3,190      4,212        670        594        417
  Impairment of long-lived assets and
     abandonment of operating lease...       --        887         --         --         --
  Stock compensation expense..........       --         --         --         --        112
                                        -------    -------    -------    -------    -------
                                         10,523     14,641      5,915      4,215      4,680
                                        -------    -------    -------    -------    -------
Loss from operations..................     (797)    (8,657)    (3,645)    (2,651)    (2,026)
Settlements received from contract
  terminations........................    2,250        250         --         --         --
Interest income (expense), net........       --          5       (437)      (306)      (150)
                                        -------    -------    -------    -------    -------
Income (loss) before income taxes.....    1,453     (8,402)    (4,082)    (2,957)    (2,176)
Income tax (benefit) expense..........    1,200     (1,078)        --         --         --
                                        -------    -------    -------    -------    -------
Net income (loss).....................  $   253    $(7,324)   $(4,082)   $(2,957)   $(2,176)
                                        =======    =======    =======    =======    =======
Net income (loss) per common
  share -- basic and diluted..........  $  0.53    $(18.92)   $(10.64)   $ (7.71)   $ (5.09)
                                        =======    =======    =======    =======    =======
Weighted average common shares
  outstanding -- basic and diluted....      476        390        390        390        438
                                        =======    =======    =======    =======    =======
Pro forma net loss per common share
  basic and diluted (unaudited).......                        $ (1.00)              $ (0.32)
                                                              =======               =======
Pro forma weighted average common
  shares basic and
  diluted -- (unaudited)..............                          4,067                 6,724
                                                              =======               =======


   The accompanying notes are an integral part of these financial statements.

                                XCARE.NET, INC.

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                    COMMON STOCK     ADDITIONAL                  ACCUMULATED
                                  ----------------    PAID-IN       UNEARNED      EARNINGS
                                  SHARES    AMOUNT    CAPITAL     COMPENSATION    (DEFICIT)     TOTAL
                                  ------    ------   ----------   ------------   -----------   --------
Balance at December 31, 1995....     1       $--       $   20            --       $  1,750     $  1,770
Repurchase and retirement of
  common stock..................    (0)       --           (7)           --         (1,096)      (1,103)
Dividends declared..............    --        --           --            --            (78)         (78)
Reclassification of accumulated
  earnings upon conversion from
  non-taxable to taxable
  status........................    --        --          576            --           (576)          --
Net income......................    --        --           --            --            253          253
                                   ---       ---       ------       -------       --------     --------
Balance at December 31, 1996....     1        --          589            --            253          842
Stock split.....................   389         4           (4)           --             --           --
Accretion of mandatorily
  redeemable convertible
  preferred stock...............    --        --          (55)           --             --          (55)
Net loss........................    --        --           --            --         (7,324)      (7,324)
                                   ---       ---       ------       -------       --------     --------
Balance at December 31, 1997....   390         4          530            --         (7,071)      (6,537)
Accretion of mandatorily
  redeemable convertible
  preferred stock...............    --        --          (66)           --             --          (66)
Other...........................    --        --           65            --             --           65
Net loss........................    --        --           --            --         (4,082)      (4,082)
                                   ---       ---       ------       -------       --------     --------
Balance at December 31, 1998....   390         4          529            --        (11,153)     (10,620)
Common stock issued upon
  exercise of options
  (unaudited)...................   167         2           40            --                          42
Accretion of mandatorily
  redeemable convertible
  preferred stock (unaudited)...    --        --          (54)           --             --          (54)
Unearned compensation, net......    --        --        2,495       $(2,383)            --          112
Other...........................                          110            --             --          110
Net loss (unaudited)............    --        --           --            --         (2,176)      (2,176)
                                   ---       ---       ------       -------       --------     --------
Balance at September 30, 1999
  (unaudited)...................   557       $ 6       $3,120       $(2,383)      $(13,329)    $(12,586)
                                   ===       ===       ======       =======       ========     ========

   The accompanying notes are an integral part of these financial statements.

                                XCARE.NET, INC.

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                          FOR THE NINE
                                                                                          MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                          ---------------------------   -----------------
                                                           1996      1997      1998      1998      1999
                                                          -------   -------   -------   -------   -------
                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss).......................................  $   253   $(7,324)  $(4,082)  $(2,957)  $(2,176)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.........................      733       918       815       695       535
  (Gain) loss on impairment and disposal of assets......                914       408       (11)        5
  Deferred income tax provision.........................      451      (451)       --        --        --
  Stock options issued for services.....................       --        --        --        --       110
  Amortization of unearned compensation.................       --        --        --        --       112
  Other.................................................       --        --        99       113       119
  Change in assets and liabilities:
    Accounts receivable, net............................      986       756      (250)     (109)      428
    Other current assets................................      (91)      (17)       99        92    (1,101)
    Income taxes receivable.............................       --      (617)      617       617        --
    Purchased software..................................       --        --      (850)       --        --
    Long-term deferred contract costs...................       --        --      (285)     (312)      285
    Accounts payable....................................     (198)     (367)      488       284       160
    Accrued liabilities.................................      691      (565)      473      (425)       (1)
    Unearned revenue....................................       --       188       312       (72)     (356)
                                                          -------   -------   -------   -------   -------
         Net cash provided by (used in) operating
           activities...................................    2,825    (6,565)   (2,156)   (2,085)   (1,880)
                                                          -------   -------   -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment......................     (330)     (348)      (19)      (18)     (113)
Proceeds from sale of property and equipment............       --        30       186        49         4
                                                          -------   -------   -------   -------   -------
         Net cash provided by (used in) investing
           activities...................................     (330)     (318)      167        31      (109)
                                                          -------   -------   -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of debt..........................      363       533     2,230     1,967       205
Principal payments on debt..............................   (1,128)     (618)     (166)     (164)     (425)
Principal payments under capital leases.................      (49)     (351)     (574)     (424)     (740)
Proceeds from issuance of mandatorily redeemable
  convertible preferred stock, net......................       --     6,622        --        --    13,740
Proceeds from issuance of common stock..................       --        --        --        --        42
Cash paid for repurchase of common stock................     (381)       --        --        --        --
Dividends paid..........................................      (78)       --        --        --        --
                                                          -------   -------   -------   -------   -------
         Net cash provided by (used in) financing
           activities...................................   (1,273)    6,186     1,490     1,379    12,822
                                                          -------   -------   -------   -------   -------
Net increase (decrease) in cash and cash equivalents....    1,222      (697)     (499)     (675)   10,833
Cash and cash equivalents at beginning of period........      172     1,394       697       697       198
                                                          -------   -------   -------   -------   -------
Cash and cash equivalents at end of period..............  $ 1,394   $   697   $   198   $    22   $11,031
                                                          =======   =======   =======   =======   =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid...........................................  $    83   $   148   $   127   $    97   $    73
Income taxes paid (refunded)............................      213        --      (615)       --        --
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
  FINANCING TRANSACTIONS
Capital lease obligations for purchase of equipment.....  $   378   $ 1,217   $    --   $    --   $    --
Note issued for repurchase of common stock..............      722        --        --        --        --
Conversion of convertible promissory notes and accrued
  interest to Series B mandatorily redeemable
  convertible preferred stock...........................       --        --        --        --     3,204


   The accompanying notes are an integral part of these financial statements.

                                XCARE.NET, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

     XCare.net, Inc. (the "Company") develops, deploys and supports business-to-business software solutions for the health care industry. The Company's proprietary XML-based platform and professional services allow it to create customizable transaction-based application solutions that are designed to address the complex administrative processing requirements of health care companies. In addition, the Company provides outsourcing and transaction hosting services that improve workflow processes and reduce administrative costs for customers.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

     For contracts entered into subsequent to January 1, 1998, the Company recognizes revenue in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition". The Company derives revenue from license fees and related services under the terms of fixed price contracts. Maintenance revenue is derived from agreements for supporting and providing periodic updates to licensed software. Consulting revenue consists of revenue from consulting services provided pursuant to time and materials contracts. Transaction processing revenue is derived from outsourcing and transaction hosting services and is recognized on a per-transaction basis as services are performed.

     License fees and related services revenue is generally recognized from fixed price contracts using the percentage-of-completion method of accounting where collectibility of fees is probable. Where collectibility of fees is not probable, the Company defers revenue and related costs as deferred contract costs and recognizes revenue and cost of revenue as cash is collected.

     The Company may encounter budget and schedule overruns on fixed price contracts caused by increased material, labor or overhead costs. Adjustments to cost estimates are made in the periods in which the facts requiring such revisions become known. Estimated losses, if any, are recorded in the period in which current estimates of total contract revenue and contract costs indicate a loss. The Company does not require collateral for its receivables and an allowance is maintained for potential credit losses.

     Maintenance revenue is recorded as unearned revenue and is recognized ratably over the service period, which is generally 12 months. When maintenance is bundled with the original license fee arrangement, its fair value is deferred and recognized during the period such services are provided.

     Revenue from consulting services provided pursuant to time-and-materials contracts is recognized as the services are performed.

     For contracts entered into prior to January 1, 1998, the Company recognized revenue in accordance with Statement of Position 91-1, "Software Revenue Recognition." The Company's revenue recognition for such pre-1998 contracts was substantially the same as that discussed above.

                                XCARE.NET, INC.

Cash and Cash Equivalents

     All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents. All cash equivalents are carried at cost, which approximates fair value.

Fair Value of Financial Instruments

     The Company's financial instruments include cash, accounts receivable, prepaids, accounts payable and accrued liabilities. The carrying amounts of financial instruments approximate fair value due to their short maturities. Additionally, based upon the borrowing rates currently available to the Company for debt agreements with similar terms and average maturities, management believes the carrying amount of its debt approximates fair value.

Concentration of Credit Risk

     The Company performs ongoing evaluations of its customers' financial condition and, generally, requires no collateral from its customers. All such customers operate in the health care industry.

     The Company had the following customers which accounted for greater than 10% of each respective period's revenue:

           YEAR ENDED DECEMBER 31,
           ------------------------
CUSTOMER    1996     1997     1998
--------   ------   ------   ------
   A         67%      --       --
   B         10%      74%      --
   C         --       --       29%
   D         --       --       20%
   E         --       --       12%
   F         --       --       11%

     At December 31, 1998, customer's D, E and F accounted for 20%, 23% and 10% of accounts receivable, respectively. Two other customers accounted for 27% and 13% of accounts receivable at December 31, 1998.

Property and Equipment

     Property and equipment are recorded at cost and depreciated using straight-line methods over the estimated useful lives of the related assets, ranging from two to five years. Equipment under capital lease arrangements as well as leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases.

Long-Lived Assets and Impairments

     The Company periodically evaluates the carrying value of long-lived assets, including, but not limited to, purchased software, property and equipment, and other assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately indentifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Loss on long-lived assets to be

                                XCARE.NET, INC.

disposed of is determined in a similar manner, except that fair values are reduced for the cost to dispose.

Unaudited Pro Forma Stockholders' Equity

     In accordance with the requirements of the Securities and Exchange Commission ("SEC"), which provide that the total redemption value of Series A and B mandatorily redeemable convertible preferred stock (the "Convertible Preferred Stock") be excluded from stockholders' equity (deficit), the redemption value of the Convertible Preferred Stock has been reflected in the accompanying balance sheet as mandatorily redeemable convertible preferred stock.


     The board of directors has authorized management of the Company to file a registration statement with the SEC permitting the Company to sell shares of its common stock to the public. If the Company's initial public offering (the "IPO") is consummated under the terms currently anticipated, all outstanding shares of Convertible Preferred Stock will convert into 9,108,115 shares of common stock of the Company. Unaudited Pro Forma Stockholders' Equity as of September 30, 1999, as set forth in the accompanying balance sheet, is adjusted to reflect such conversion, the assumed "cashless exercise" of all outstanding common stock warrants and Series A mandatorily redeemable convertible preferred stock warrants, and the conversion of the Series A mandatorily redeemable convertible preferred stock issued upon the assumed exercise of the latter warrants into common stock, resulting in the issuance of 9,806,386 additional shares of common stock.


Research and Development

     Research and development expense includes costs incurred by the Company to develop and enhance the Company's software. Research and development costs are charged to expense as incurred.

Advertising

     The Company expenses advertising costs as incurred. Advertising expenses for the years ended December 31, 1996, 1997 and 1998 were approximately $98,000, $433,000 and $66,000, respectively.

Software Development Costs

     Software development costs are required to be expensed until the point that technological feasibility of the product is established, after which time such costs are capitalized until general availability of the product. The period between achieving technological feasibility and the general availability of such software has historically been short. Consequently, costs otherwise capitalizable after technological feasibility have historically been immaterial and therefore expensed as incurred.

Purchased software

     Purchased software is held for resale under an exclusive license and is capitalized and amortized ratably over a three-year estimated life. Accumulated amortization was $0 and $213,000 (unaudited) as of December 31, 1998 and September 30, 1999, respectively. See Note 8.

Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce

                                XCARE.NET, INC.

deferred tax assets to the amount more likely than not to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Stock Option Compensation

     Stock option compensation expense is recognized in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

Net Income (Loss) Per Share

     Net income (loss) per common share is calculated in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net income (loss) per common share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share is computed by dividing the net income (loss) for the period by the weighted average number of common and potential shares outstanding during the period if their effect is dilutive. Potential common shares consist of incremental common shares issuable upon the exercise of stock options and warrants and upon conversion of the Convertible Preferred Stock and convertible promissory notes.

Unaudited Pro Forma Net Income (Loss) Per Common Share

     The Company has computed unaudited pro forma basic net loss per common share in accordance with the methodology in SFAS No. 128. The Company's historical capital structure is not indicative of its prospective structure due to the automatic conversion of all shares of Convertible Preferred Stock into common stock concurrent with the closing of the Company's anticipated IPO. Accordingly, historical basic net income (loss) per common share should not be used as an indicator of future earnings per common share.


     Unaudited pro forma basic net loss per common share is computed using the weighted average number of common shares outstanding during the period. The Company has assumed the conversion of all outstanding Convertible Preferred Stock issued into common stock for all periods presented on a weighted average share basis and the assumed "cashless exercise" of all outstanding common stock warrants and Series A mandatorily redeemable convertible preferred warrants, and the conversion of the Series A mandatorily redeemable convertible preferred stock issued upon the assumed exercise of the latter warrants into common shares as if such transactions occurred at the beginning of the respective period or at the date of original issuance, if later.

                                XCARE.NET, INC.

     The following table sets forth the computation of the numerators and denominators in the basic, diluted and pro forma net income (loss) per common share calculations for the periods indicated:


                                                                             NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                             ----------------------------    ------------------
                                              1996      1997       1998       1998       1999
                                             ------    -------    -------    -------    -------
                                                                                (UNAUDITED)
Numerator:
  Net income (loss)........................  $  253    $(7,324)   $(4,082)   $(2,957)   $(2,176)
  Accretion of mandatorily redeemable
     convertible preferred stock...........      --        (55)       (66)       (50)       (54)
                                             ------    -------    -------    -------    -------
  Net income (loss) available to common
     stockholders..........................  $  253    $(7,379)    (4,148)   $(3,007)    (2,230)
                                             ======    =======               =======
  Effect of pro forma conversion of
     securities:
     Accretion of mandatorily redeemable
       convertible preferred stock.........                            66                    54
                                                                  -------               -------
     Pro forma net loss available to common
       stockholders (unaudited)............                       $(4,082)              $(2,176)
                                                                  =======               =======
Denominator
  Weighted average common shares
     outstanding -- basic and diluted......     476        390        390        390        438
                                             ======    =======    -------    =======    -------
  Weighted average effect of pro forma
     securities:
     Series A mandatorily redeemable
       convertible preferred stock.........                         2,821                 3,294
     Series B mandatorily redeemable
       convertible preferred stock.........                           824                 2,785
     Common stock warrants.................                            32                   207
                                                                  -------               -------
Pro forma weighted average common shares
  outstanding -- basic and diluted
  (unaudited)..............................                         4,067                 6,724
                                                                  =======               =======



     Potentially dilutive securities totaling 1,782,855 and 5,737,092 for the years ended December 31, 1997 and 1998, respectively, and 5,421,062 and 11,311,864 for the nine month periods ended September 30, 1998 and 1999, respectively, were excluded from historical basic and diluted loss per common share because of their anti-dilutive effect.


Comprehensive Income

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income includes all changes in equity during a period from non-owner sources. During each of the three years ended December 31, 1998, and the nine-month periods ended September 30, 1998 and 1999, the Company has not had any significant transactions that are required to be reported as adjustments to determine comprehensive income.

Unaudited Interim Financial Statements

     The accompanying interim financial statements as of and for the nine-month periods ended September 30, 1998 and 1999 are unaudited. In the opinion of the Company, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of

                                XCARE.NET, INC.

the results of the interim periods. The financial data and other information disclosed in these notes to financial statements for the related periods are unaudited. The results of operations for the interim periods are not necessarily indicative of the results to be expected for any future periods.

Stock Split

     On March 15, 1997, the Company effected a 600-for-one split of its common stock. All references to shares, share prices and per share amounts have been adjusted to reflect the stock split.

Recent Accounting Pronouncements

     The Company recognizes revenue in accordance with Statement of Position ("SOP") 97-2, "Software Revenue Recognition," which provides guidance on recognizing revenue from software transactions, as amended by SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition." The Company applied the provisions of SOP 97-2 on a prospective basis for new software transactions entered into as of January 1, 1998. The adoption of this guidance did not have a material impact on the Company's financial condition or results of operations.

     Further guidance was published during 1998 in SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." Additionally, the AICPA issued technical questions and answers on financial and reporting issues related to SOP 97-2 in January 1999. The adoption of this guidance will not have a material impact on the Company's financial condition or results of operations.

2.  BALANCE SHEET COMPONENTS

     Certain balance sheet components are as follows (in thousands):

                                                        DECEMBER 31,
                                                       ---------------   SEPTEMBER 30,
                                                        1997     1998        1999
                                                       ------   ------   -------------
ACCRUED LIABILITIES
  Accrued payroll....................................  $  518   $  171      $  183
  Operating lease obligation payable.................     461      203          74
  Accrued interest...................................      18      269          10
  Accrued license fee payable........................      --      850         650
  Other..............................................     120       97         233
                                                       ------   ------      ------
                                                       $1,117   $1,590      $1,150
                                                       ======   ======      ======

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
PROPERTY AND EQUIPMENT
  Furniture, fixtures and equipment.........................  $   879    $   301
  Computer hardware.........................................    2,241      1,435
  Computer software.........................................      755        257
                                                              -------    -------
                                                                3,875      1,993
Less accumulated depreciation and amortization..............   (1,793)    (1,302)
                                                              -------    -------
                                                              $ 2,082    $   691
                                                              =======    =======

                                XCARE.NET, INC.

     Assets underlying capital leases included above were approximately $1,525,000 and $1,192,000 as of December 31, 1997 and 1998, respectively.
Accumulated amortization of assets under capital leases was approximately $322,000 and $614,000 as of December 31, 1997 and 1998, respectively.

3.  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Debt consists of the following (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Unsecured convertible promissory notes payable to preferred
  stockholders, net of debt discount of $51 and $50 at
  December 31, 1997 and 1998, respectively; interest rate at
  12%; principal and interest due at maturity on September
  30, 1999..................................................  $   449    $ 2,680
Note payable to bank, as modified on April 22, 1997;
  principal and interest payable in monthly installments of
  $11,165 until December 22, 1998; interest on the note is
  at the prime rate plus 1.0% (9.5% as of December 31,
  1997); secured by equipment and intellectual property
  rights....................................................       62         --
Unsecured notes payable to former employees; interest rates
  ranging from 5.73% to 6.84%; principal and interest due in equal annual installments with maturity dates through
  2000......................................................      290        246
Unsecured notes payable to software vendors for software
  licenses; interest rate at 10.5%; principal and interest
  were payable on January 1, 1998...........................       86         44
Unsecured notes payable to landlord for leasehold
  improvements; interest rate at 9.5%; principal and
  interest payable in monthly installments of $1,207 until
  February 1, 2000..........................................       33         16
Capitalized lease obligations...............................    1,371        795
                                                              -------    -------
     Total long-term debt...................................    2,291      3,781
Less current portion........................................   (1,352)    (3,497)
                                                              -------    -------
     Long-term debt, excluding current portion..............  $   939    $   284
                                                              =======    =======

     Maturities of long-term debt, including future minimum lease payments under capitalized lease obligations, at December 31, 1998 are as follows (in thousands):

                                             CAPITALIZED    OTHER      TOTAL LONG-TERM
                                               LEASES        DEBT     DEBT COMMITMENTS
                                             -----------    ------    -----------------
1999.......................................     $614        $2,984         $3,598
2000.......................................      242            52            294
                                                ----        ------         ------
                                                 856        $3,036         $3,892
                                                            ======         ======
Less: Amount representing interest.........      (61)
                                                ----
Present value of capitalized lease
  obligations (including $564 classified as
  current).................................     $795
                                                ====

     Certain equipment financing agreements recorded as capital lease obligations are subject to restrictive covenants contained in the credit agreement that require XCare.net to maintain certain financial ratios. XCare.net was not in compliance with the covenants as of December 31, 1998 and obtained a waiver of compliance for all covenants through September 30, 1999. The capital lease obligations under the financing agreements that included the restrictive covenants were paid off during September 1999.

                                XCARE.NET, INC.

     On December 29, 1997 and April 10, 1998, the Company entered into bridge loan agreements with related parties who were the holders of all the Company's then outstanding preferred stock. There were two related party lenders, each of which is represented by one of its general partners on our board of directors. One of those directors is the chairman of the board. The loan agreements provided for commitments for $2,500,000 of financing (the "1997 Convertible Promissory Notes"), of which $500,000 was received in 1997. The remaining $2,000,000 was received throughout 1998. In June 1999, the 1997 Convertible Promissory Notes plus accrued interest aggregating approximately $2,924,000 converted at $0.27 per share into 10,831,800 shares of Series B mandatorily redeemable convertible preferred stock in conjunction with the sale of Series B mandatorily redeemable convertible preferred stock. In connection with the 1997 Convertible Promissory Notes, the Company issued warrants to purchase 437,062 shares of the Company's Series A mandatorily redeemable convertible preferred stock at $0.25 per share. The warrants expire in 2002 through 2003 or upon an IPO, if earlier. The value assigned to the warrants of $84,000, determined using a Black-Scholes option pricing model, resulted in additional debt discount which is being amortized to interest expense over the period that the Convertible Promissory Notes are outstanding.



     In November 1998, the Company entered into a second bridge loan agreement with related parties who were the holders of all the Company's then outstanding preferred stock. There were two related party lenders, each of which is represented by one of its general partners on our board of directors. One of those directors is the chairman of the board. These were the same related parties that invested in the December 29, 1997 and April 10, 1998 bridge loans described above. The loan agreement provided for $265,000 financing of which $230,000 was received in 1998 and $35,000 was received in 1999 (the "1998 Convertible Promissory Notes"). In June 1999, the 1998 Convertible Promissory Notes plus accrued interest aggregating approximately $280,000 converted at $0.27 per share into 1,036,159 shares of Series B mandatorily redeemable convertible preferred stock in conjunction with the sale of Series B mandatorily redeemable convertible preferred stock. In connection with the 1998 Convertible Promissory Notes, the Company issued warrants to purchase 200,000 shares of the Company's common stock at $0.10 per share. The warrants expire in 2003 or upon an IPO, if earlier. The value assigned to the warrants of $43,000 resulted in additional debt discount which is being amortized to interest expense over the period that the Convertible Promissory Notes are outstanding.


4.  STOCKHOLDERS' EQUITY

Mandatorily Redeemable Convertible Preferred Stock

     In March 1997, the Company issued 2,450,000 shares of $.01 par value Series A mandatorily redeemable convertible preferred stock and received proceeds net of issuance costs totaling approximately $6,622,000.


     In June 1999, the Company issued 27,111,111 shares of $.01 par value Series B mandatorily redeemable convertible preferred stock and received proceeds totaling $7,320,000. Concurrently, outstanding Convertible Promissory Notes plus accrued interest of approximately $3,204,000 in the aggregate were converted into an additional 11,867,959 shares of Series B mandatorily redeemable convertible preferred stock.



     In July 1999, the Company issued 24,074,074 shares of $.01 par value Series B mandatorily redeemable convertible preferred stock and received proceeds net of issuance costs totaling $6,420,000.

                                XCARE.NET, INC.

     The holders of the Convertible Preferred Stock have the following rights and preferences:

Voting Rights

     The holders of the Convertible Preferred Stock and the common stock, voting together as a single class, are entitled to vote upon any matter submitted to the shareholders. The holders of the Convertible Preferred Stock are entitled to one vote for each share of common stock that such holder would be entitled to receive if the Convertible Preferred Stock were converted into common stock. The holders of common stock have one vote per share of common stock.

Dividends

     The holders of the Series A mandatorily redeemable convertible preferred stock are entitled to receive, out of funds legally available, dividends payable at amounts equal to the equivalent per share dividend declared on the common stock. Holders of Series B mandatorily redeemable convertible preferred stock are entitled to receive noncumulative dividends at the per annum rate of $0.00216 per share, when and if declared by the board of directors. No dividends have been declared to date.

Liquidation

     In the event of any sale, liquidation, dissolution or winding up of the Company, the holders of Series A and Series B mandatorily redeemable convertible preferred stock are entitled to receive up to five times their original cost. The holders of Series A mandatorily redeemable convertible preferred stock are entitled to receive an amount of $2.86 per share plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of common stock. The holders of the Series B mandatorily redeemable convertible preferred stock are entitled revise to receive an amount of $0.27 per share plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of common stock. The remaining assets, if any, shall be distributed ratably among the holders of common stock and the holders of Convertible Preferred Stock on an as-converted basis. The holders of the Convertible Preferred Stock stop participating in the remaining assets once they have recovered five times their original cost.

Conversion


     The 2,450,000 outstanding shares of Series A mandatorily redeemable convertible preferred stock are convertible at the option of the holder into 2,802,800 shares of common stock. The original conversion ratio of the Series A mandatorily redeemable convertible preferred stock into common stock was one-for-one. This conversion ratio was adjusted during 1997 and 1998 to 1.144 shares of common stock for each share of Series A mandatorily redeemable convertible preferred stock. The 63,053,144 shares of Series B mandatorily redeemable convertible preferred stock are convertible at the option of the holders into 6,305,322 shares of common stock, reflecting the rounding upwards of all resulting fractional shares. Each share of Convertible Preferred Stock automatically converts into common stock upon the closing of a public offering at a per share price of at least $9.50 with gross proceeds of greater than $15,000,000.


Redemption Rights

     As of January 1, 2002, 2003 and 2004, each holder of the Convertible Preferred Stock has the individual right to require the Company to redeem the holder's shares by paying in cash $2.86 per share of Series A Convertible Preferred Stock and $0.27 per share of Series B Convertible Preferred Stock, for up to a maximum on each such date of one-third of the total shares of Convertible Preferred Stock

                                XCARE.NET, INC.

outstanding. The difference between the recorded value and the redemption value of the mandatorily redeemable convertible preferred stock is being accreted ratably over the period from issuance to redemption dates which approximates the effective interest method.

Stock Warrants

     In conjunction with the Series A mandatorily redeemable convertible preferred stock offering, the Company issued warrants to purchase a total of 12,250 shares of common stock for $31.46 per share. The value assigned to these warrants using a Black-Scholes option pricing model was immaterial. The warrants are exercisable immediately and expire in 2005 or upon an IPO, if earlier.

     In connection with the issuance of the 1997 Convertible Promissory Notes, warrants to purchase 437,062 shares of the Company's Series A mandatorily redeemable convertible preferred stock at $0.25 per share were issued to the promissory noteholders. The exercise price of 262,238 of these warrants was repriced from $0.50 to $0.25 in April 1998. The warrants expire December 2002 through April 2003 or upon an IPO, if earlier.

     In connection with the issuance of the 1998 Convertible Promissory Notes, warrants to purchase 200,000 shares of the Company's common stock at $0.10 per share were issued to the promissory noteholders. The warrants expire November and December of 2003 or upon IPO, if earlier.

     As of September 30, 1999, all warrants remain outstanding.

5. CONTRACT TERMINATIONS AND RELATED CHARGES

     During 1996, a major customer terminated its contract with the Company and paid $2.3 million to settle all claims arising from the termination. During 1997, another major customer terminated its contract with the Company and paid $250,000 to settle all claims associated with the termination.

     As a result of these contract terminations, during 1997, the Company abandoned an operating lease and incurred impairment charges for related fixed assets aggregating $887,000.

6. EMPLOYEE BENEFIT PLANS

Stock Options

     During 1997, the Company adopted a stock option plan (the "Plan") which provides for the grant of stock options to directors, key employees, and consultants. As of September 30, 1999, a total of 2,200,000 shares of common stock are reserved for issuance under the Plan. The Plan provides for the granting of incentive stock options to employees and nonqualified options to employees, directors and consultants.

     Stock options are granted with an exercise price not less than fair market value of the common stock on the date of the grant, as determined by the board of directors. The vesting period is determined by the board of directors and is generally four years. The options generally expire ten years after the date of grant. During February 1998, the board of directors reduced the exercise price of 14,026 options from $2.80 to $0.50 and in July 1998, they reduced the exercise price for 1,850 options from $0.50 to $0.25.

     The Company records compensation expense related to stock options granted to employees using the intrinsic value based method and includes a pro forma disclosure in the footnotes for compensation value measured using the fair value accounting treatment. Options granted to consultants are accounted for based on the fair value of the consideration received or the fair value of the options issued, whichever is more reliably measurable. For the fair value disclosure below, compensation value is estimated for each option grant under the Plan on the date of grant using a Black-Scholes-type option

                                XCARE.NET, INC.

pricing model. The following assumptions were used for grants in 1997 and the 1998: risk-free rates corresponding to government securities with original maturities similar to the expected option lives of 6.3% to 6.8% in 1997 and 4.5% to 5.6% for 1998; expected dividend yield of 0% for both periods; volatility factor of zero; and expected lives of approximately one year beyond vesting dates for all periods.


     Based on calculations using a Black-Scholes-type minimum value option pricing model, the weighted-average fair value of options at grant date was $0.79, $0.06 and $0.46 in 1997 1998, and for the nine months ended September 30, 1999, respectively. The pro forma impact on the Company's net loss and net loss per share had compensation cost been recorded as determined in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" is shown below (in thousands, except per share data).


                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Net loss:
  As reported...............................................  $(7,324)   $(4,082)
  Pro forma.................................................   (7,333)    (4,089)
Net loss per common share:
  As reported...............................................  $(18.92)   $(10.64)
  Pro forma.................................................   (18.94)    (10.65)

     Total stock options outstanding and exercisable under the Plan as of December 31, 1998 are as follows:


                   STOCK OPTIONS OUTSTANDING                        STOCK OPTIONS EXERCISABLE
----------------------------------------------------------------   ---------------------------
                              WEIGHTED AVERAGE
                                 REMAINING          WEIGHTED                      WEIGHTED
   RANGE OF       NUMBER OF     CONTRACTUAL          AVERAGE       NUMBER OF       AVERAGE
EXERCISE PRICES    SHARES       LIFE (YEARS)     EXERCISE PRICES    SHARES     EXERCISE PRICES
---------------   ---------   ----------------   ---------------   ---------   ---------------
 $   0.25         1,118,450         9.5               $0.25         413,218         $0.25
     2.80            11,667         8.3                2.80          11,667          2.80
                  ---------                                         -------
 $0.25 - 2.80     1,130,117         9.5               $0.28         424,885         $0.32
                  =========                                         =======


     Total stock options outstanding and exercisable under the Plan as of September 30, 1999 are as follows (unaudited):

                   STOCK OPTIONS OUTSTANDING                        STOCK OPTIONS EXERCISABLE
----------------------------------------------------------------   ---------------------------
                              WEIGHTED AVERAGE
                                 REMAINING          WEIGHTED                      WEIGHTED
   RANGE OF       NUMBER OF     CONTRACTUAL          AVERAGE       NUMBER OF       AVERAGE
EXERCISE PRICES    SHARES       LIFE (YEARS)     EXERCISE PRICE     SHARES     EXERCISE PRICE
---------------   ---------   ----------------   ---------------   ---------   ---------------
 $   0.25           820,400         9.2               $0.25         820,400         $0.25
     2.70           659,425         9.9                2.70         659,425          2.70
     2.80            11,667         7.5                2.80          11,667          2.80
                  ---------
 $0.25 - 2.80     1,491,492                            1.35
                  =========

                                XCARE.NET, INC.

     Activity of the Plan is summarized in the following table:


                                                              WEIGHTED                       WEIGHTED
                                              NUMBER OF       AVERAGE         OPTIONS        AVERAGE
                                                SHARES     EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
                                              ----------   --------------   -----------   --------------
Options outstanding, December 31, 1996......          --       $  --                --        $  --
Options granted.............................      94,701        2.80
Less: options forfeited.....................     (62,833)       2.80
                                              ----------

Options outstanding, December 31, 1997......      31,868        2.80            12,967         2.80
Options granted.............................   1,120,600        0.25
Less: options forfeited.....................     (22,351)       1.10
                                              ----------

Options outstanding, December 31, 1998......   1,130,117        0.28           424,885         0.32
Options granted (unaudited).................   1,029,825        1.82
Less: options exercised (unaudited).........    (167,163)       0.25
Less: options forfeited (unaudited).........    (501,287)       0.25
                                              ----------
Options outstanding, September 30, 1999
  (unaudited)...............................   1,491,492        1.35         1,491,492         1.35
                                              ==========


401(k) Plan

     The Company has adopted an employee savings and retirement plan (the "401(k) Plan") covering substantially all of the Company's employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the statutory prescribed limit and have the amount of such reduction contributed to the 401(k) Plan. The Company may make contributions to the 401(k) Plan on behalf of eligible employees. The Company has not made any contributions to the 401(k) Plan.

7.  INCOME TAXES

     Prior to January 1, 1996, the Company elected to be taxed under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly the stockholders were responsible for payment of taxes on income earned by the Company, and the Company distributed to stockholders annually an amount equal to the estimated tax liability arising from operations. On January 1, 1996, the Company revoked its election to be taxed under Subchapter S of the Code and elected to be taxed under Subchapter C of the Code. In connection with the change in status, the Company reclassified accumulated earnings of $576,000 to additional paid-in capital to reduce accumulated earnings to zero as of the date of the conversion. At December 31, 1998, the Company had net operating loss ("NOL") carryforwards of approximately $9.4 million which may be used to offset future taxable income. These carryforwards expire beginning in 2012. The Code contains provisions that may limit the NOL available for use in any given year upon the occurrence of certain events, including significant changes in ownership interest. A change in ownership of a company of greater than 50% within a three-year period results in an annual limitation on the Company's ability to utilize its NOL carryforwards from tax periods prior to the ownership change. The Company's NOL carryforwards as of September 30, 1999 are subject to annual limitations due to changes in ownership occurring in March 1997 and in June 1999. Approximately $1,080,000 are limited to annual utilization of approximately $60,000 and NOL carryforwards of approximately $9,000,000 are limited to annual utilization of approximately $600,000, subject to adjustment for realization of any built-in gains or losses. Future ownership changes could further limit the utilization of the Company's NOLs.

                                XCARE.NET, INC.

     The provision for (benefit from) income taxes consists of the following (in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                      ----------------------------
                                                       1996      1997       1998
                                                      ------    -------    -------
Current:
  Federal...........................................  $  623    $  (627)   $    --
  State.............................................     126         --         --
Deferred:
  Federal...........................................     374       (383)        --
  State.............................................      77        (68)        --
                                                      ------    -------    -------
Total...............................................  $1,200    $(1,078)   $    --
                                                      ======    =======    =======

     The components of the Company's deferred income tax assets and liabilities under FAS 109 are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Deferred tax assets:
  Deferred revenue..........................................  $    --    $    50
  Impairment and exit cost accruals.........................      339        355
  Employee benefits.........................................       77         57
  Other.....................................................       --         35
  Net operating loss carryforwards..........................    2,122      3,681
Deferred tax liabilities:
  Cash to accrual Section 481(a)............................     (375)      (281)
  Fixed asset sale and depreciation.........................      (27)      (187)
  Amortization..............................................       --        (57)
Less: Valuation allowance...................................   (2,136)    (3,653)
                                                              -------    -------
  Net deferred tax asset....................................  $    --    $    --
                                                              =======    =======

     The Company's deferred tax assets represent unrecognized future tax benefit. A valuation allowance has been established for the entire tax benefit, and no benefit for income taxes has been recognized in the accompanying statement of operations as the realization of the potential assets is not more likely than not.

     The benefit for income taxes differs from the amount computed by applying the U.S. federal income tax rate of 34% to loss before income taxes as follows (in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                      ----------------------------
                                                       1996      1997       1998
                                                      ------    -------    -------
Federal income tax benefit at 34%...................  $  494    $(2,856)   $(1,388)
State income tax, net of federal benefit............     135       (381)      (166)
Effect of conversion to taxable status..............     600         --         --
Change in valuation allowance.......................      --      2,136      1,517
Other...............................................     (29)        23         37
                                                      ------    -------    -------
Income tax expense (benefit)........................  $1,200    $(1,078)   $    --
                                                      ======    =======    =======

                                XCARE.NET, INC.

8.  COMMITMENTS AND CONTINGENCIES

     The Company leases equipment and office space under various long-term non-cancelable operating leases that expire in 2002. The following is a schedule by year of future minimum lease payments under operating leases, at December 31, 1998 (in thousands):

1999.....................................  $ 542
2000.....................................    106
2001.....................................    100
2002.....................................    100
                                           -----
                                             848
Less: sublease income....................   (169)
                                           -----
                                           $ 679
                                           =====

     Total rent expense for the years ended December 31, 1996, 1997 and 1998 was approximately $288,000, $356,000 and $438,000, respectively.

     In December 1998, the Company purchased an exclusive license for certain software to be resold. This arrangement requires the Company to pay a royalty of 17.5% of all of its sales of the software. In the event the Company does not satisfy specified minimum sales levels through June 30, 2000, the Company may forfeit the exclusive rights to resell this software.

     The Company has entered into another arrangement with a customer that provides for a 10% royalty payment to the customer in the event the Company resells the proprietary module developed for this customer.

9.  SUBSEQUENT EVENTS

     In July 1999, the board of directors amended all existing stock option agreements under the Plan. The amendment provided that all options are immediately exercisable. However, any shares acquired upon exercise are subject to repurchase by XCare.net over a reverse vesting period that entitles the optionee to exactly the same vesting schedule as the original grant. The repurchase price is equal to the exercise price of the options.


     During the nine months ended September 30, 1999, the Company issued stock options to certain employees under the Plan with exercise prices below the deemed fair value of the Company's common stock at the date of grant. The Company has recorded unearned stock compensation for the difference between the exercise price of the stock options and the deemed fair value of the Company's common stock at the date of grant. This unearned stock compensation will be amortized to expense over the period during which the options or common stock subject to repurchase vest, generally four years, using an accelerated method as described in Financial Accounting Standards Board Interpretation No. 28. As of September 30, 1999, the Company has recorded unearned compensation related to these options in the amount of $2,400,000, of which $112,000 has been amortized to expense during the nine months ended September 30, 1999. Subsequent to September 30, 1999, the Company granted additional options, certain of which had exercise prices below the deemed fair value of the Company's common stock at the date of grant and will record unearned compensation of approximately $233,000 in the fourth quarter of 1999 to be amortized over the period of vesting.


     Additionally, during September 1999, the Company granted an option to a non-employee for 20,000 common shares with a strike price of $2.70 which vests over twelve months or upon occurrence of an IPO, if earlier. The Company expects to record a charge related to this option during the vesting period or at the time of closing the IPO. As of September 30, 1999, the Company has recorded

                                XCARE.NET, INC.

unearned compensation of $96,000 which will be amortized during the aforementioned vest period and is subject to variable stock option accounting.


     In September 1999, the board of directors increased the number of common shares reserved for issuance under the Plan to 2,200,000.

     In October 1999, the board of directors adopted an employee stock purchase plan (the "Employee Stock Purchase Plan,") subject to shareholder approval which will become effective immediately on the effective date of the IPO. A total of 500,000 shares of common stock have been reserved for issuance under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan permits eligible employees to purchase common stock totaling up to 15% of an employee's compensation through payroll deductions. The Employee Stock Purchase Plan for U.S. employees is intended to qualify under Section 423 of the Internal Revenue Code and contains consecutive overlapping twelve-month offering periods. Each offering period includes two six month purchase periods. The price of common stock to be purchased will be 85% of the lower of the fair market value of the common stock either at the beginning of the offering period or at the end of that purchase period.

     In October 1999, the board of directors adopted the Director Option Plan, subject to shareholder approval, which will become effective immediately on the effective date of the IPO. A total of 250,000 shares of common stock have been reserved for issuance under the Director Option Plan. Members of the board of directors who are not employees of XCare.net are eligible to participate in the Director Option Plan. The Director Option Plan provides for an automatic initial grant of an option to purchase 25,000 shares of common stock (the "Initial Grant") upon the later of the effective date of the Director Option Plan or the date a person first becomes a non-employee director. After the Initial Grant, a non-employee director will automatically be granted options to purchase 10,000 shares of common stock ("Subsequent Grant") each year on the date of XCare.net's annual stockholder's meeting, if such director has served as a member of the board for at least six months. The term of such options is ten years, provided that they will terminate three months following the date the director ceases to be a director of XCare.net or twelve months if the termination is due to death or disability. Each Initial Grant will vest as to 25% of the shares on each anniversary date of the date of grant and each Subsequent Grant will vest as to 100% of the shares on the anniversary date of the date of grant.

     In October 1999, the board of directors approved an amendment to the Company's certificate of incorporation, subject to shareholder approval, whereby, after the IPO, the board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, which may be greater than the rights of the common stock.

     In October 1999, the board of directors approved an amendment to the Company's certificate of incorporation, subject to shareholder approval, to increase the number of authorized common shares to 100,000,000, as adjusted for the pending one-for-ten reverse stock split.


     The Company effected a one-for-ten reverse stock split of its common stock in January 2000. All references in the financial statements to shares, share prices, and per share amounts have been adjusted retroactively for all periods presented to reflect the stock split.



     In January 2000, in order to settle a dispute, the board of directors agreed to revise the exercise price of a warrant to purchase 12,250 shares of common stock from $31.46 per share to $3.146 per share. As a result the Company expects to record a charge of $132,000 during the first quarter of 2000.

                     "MEET THE MANAGEMENT" PRESENTATION FOR
                                   XCARE.NET

     Prospective investors will be able to log on to a Web site maintained by E*OFFERING Corp. at www.eoffering.com, where a prospectus is available for review. Within designated sections of the prospectus, including the Underwriting Section of the prospectus, an embedded hyperlink Iclick here for "Meet the Management" PresentationJ will provide exclusive access to the "Meet the Management" Presentation. This presentation highlights selected information contained elsewhere in the prospectus. This presentation does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" and our financial statements and notes to those financial statements, before making an investment decision.

     Visual 1: Disclaimer

     Imagery: Company logo.

     Visual Text: The "Meet the Management" Presentation is part of our prospectus. This presentation highlights selected information contained elsewhere in this prospectus. This presentation does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" and our financial statements and notes to those financial statements, before making an investment decision.

     Script: (Lorine Sweeney) The "Meet the Management" Presentation is part of our prospectus. This presentation highlights selected information contained elsewhere in this prospectus. This presentation does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" and our financial statements and notes to those financial statements, before making an investment decision.

     Visual 2: Introduction

     Imagery: See Description of Artwork on page 110 of the Registration Statement for a description of the image located on the inside front cover of the prospectus.


     Script: (Lorine Sweeney) Welcome to the "Meet the Management" Presentation for XCare.net. I'm Lorine Sweeney, President and CEO. I would like to introduce you to Peter Cheesbrough, our Chief Financial Officer. We would like to talk to you about XCare.net, an electronic commerce service provider for health care businesses. At XCare.net, we have developed an Internet-based technology platform using extensible mark-up language, or XML, that processes health care transactions and provides related services for payers, providers and other health care industry participants. We process transactions such as eligibility checking, claims submission, referral processing, physician credentialing and appointment scheduling.


     Visual 3: Health Care: Market Opportunities

     Imagery: Border and Company logo. There is a horizontal bar chart depicting growth in U.S. health care expenditures.

     Visual Text: Title: Health Care: Market Opportunity. Subheading: "Total U.S. Health Care Expenditures." Footnote at the bottom with the caption, "Source: U.S. Health Care Finance Administration."

     Script: (Lorine Sweeney) (see "Business--Overview--Health Care Market Overview"): The U.S. Health Care Finance Administration estimates that health care expenditures currently represent $1.2 trillion, or 14% of the U.S. economy, and that these expenditures will increase to $2.0 trillion by 2007 due both to rising health care costs and an aging population. Health care claims, which totaled approximately 4.4 billion in 1998, generally are processed through antiquated computer systems via paper, fax or phone. These systems can be inefficient and lead to unnecessary and duplicative costs.

     Visual 4: Health Care: Industry Participants


     Imagery: Border and Company logo. See Description of Artwork on page 109 of the Registration Statement for a description of the image located on page 35 of the prospectus.


     Visual Text:  Title: Health Care: Industry Participants.

     Script: (Lorine Sweeney) (see "Business -- Overview -- Health Care Market Overview"): The health care industry is currently one of the most complex markets due to the numerous interrelationships among health care participants. The payment for and delivery of health care requires that consistent, accurate information be shared confidentially among health care participants across a large and fragmented industry. For instance, individuals compare medical plans, choose physicians and submit claims for reimbursement. Physicians, hospitals and other providers verify patient eligibility, collect patient histories, order diagnostic tests and x-rays, render diagnoses and submit claims to payers. And payers manage referrals, establish medical care protocols and reimbursement policies and process claims. These health care transactions all are highly dependent on the collection and communication of information, and each participant is dependent on the others for portions of that information.

     Visual 5:  Market Characteristics and Issues

     Imagery: Border and Company logo. On the top left there will be a box with the caption "Market Fragmentation" with bulleted text underneath.

     Visual Text: Title: Health Care: Market Characteristics and Issues. Within the "Market Fragmentation" box, bullets will read:

        - Geographic fragmentation

        - Technological fragmentation


     Script: (Lorine Sweeney) (see "Business -- Overview -- Market Characteristics"): The health care market is highly fragmented with wide geographic dispersion, a larger number of participants and significant differences in technology infrastructure. Because health care is delivered locally, there are hundreds of thousands of market participants in different locations. In addition, current technology infrastructure in health care is characterized by numerous incompatible and, in many cases, antiquated computer systems.


     Visual 6:  Market Characteristics and Issues (con't)

     Imagery: Border and Company logo. The slide imagery will "lay over" the previous slide. On the top left there will be a box with the caption "Market Fragmentation" with bulleted text underneath. On the bottom left there will be a box with the caption "Complex Processes" with bulleted text underneath.

     Visual Text: Title: Health Care: Market Characteristics and Issues. Within the "Market Fragmentation" box, bullets will read:

        - Geographic fragmentation

        - Technological fragmentation

      Within the "Complex Processes" box, bullets will read:

        - Transition to managed care

        - Intensive data management

        - No standard data format or business rules

        - Complexity of procurement, purchasing and payment processes

        - Increasing government regulation

     Script: (Lorine Sweeney) (see "Business -- Overview -- Market Characteristics"): Furthermore, health care is delivered in a marketplace which has become increasingly complex. As managed care has become more prevalent and the number of payers has increased, provider reimbursement and general administration has become increasingly burdensome. Adding to the complexity are the data-intensive nature of health care transactions, the lack of standard data formats, the complicated procurement process and the pervasiveness of government regulation.


     Visual 7:  Market Characteristics and Issues (con't)

     Imagery: Border and Company logo. The slide imagery will "lay over" the previous slide. On the top left there will be a box with the caption "Market Fragmentation" with bulleted text underneath. On the bottom left there will be a box with the caption "Complex Processes" with bulleted text underneath. An arrow connecting the two boxes on the left side of the slide will point to the right side of the slide, which will have a box with the caption "Inefficiencies" with bulleted text underneath.

     Visual Text: Title: Health Care: Market Characteristics and Issues. Within the "Market Fragmentation" box, bullets will read:

        - Geographic fragmentation

        - Technological fragmentation

      Within the "Complex Processes" box, bullets will read:

        - Transition to managed care

        - Intensive data management

        - No standard data format or business rules

        - Complexity of procurement, purchasing and payment processes

        - Increasing government regulation

      Within the "Inefficiencies" box, bullets will read:

        - Inability to manage and exchange data

        - Lack of real-time and secure communication

        - Rising costs


     Script: (Lorine Sweeney) (see "Business -- Overview -- Current Health Care Market Issues" and "-- Health Care Market Overview"): As a result of the fragmentation and complexity of the health care market, participants are unable to cost-effectively manage, communicate and exchange information in real-time. This fragmentation and complexity has resulted in increasing dissatisfaction among health care participants. We believe that the provision of new, Internet-based, business-to-business information exchange and electronic commerce services that effectively address processing inefficiencies is one of the significant market opportunities in health care today.


     Visual 8:  XCare.net Solution

     Imagery: Border and Company logo. See Description of Artwork on page 110 of the Registration Statement for a description of the image located on the inside front cover of the prospectus labeled "Solution Model."

     Visual Text:  Title: XCare.net Solution.

     Script:  (Lorine Sweeney) (see "Summary" and "Business -- Our Solution"):
Utilizing our proprietary technology platform, which we call the XCare.net platform, we design and develop custom health care Web sites, known as portals. Through these portals we link health care providers, payers and other industry participants into an Internet exchange to create a community. We use the XCare.net platform to deliver a broad range of applications, services and electronic product offerings that streamline and automate high-volume, data-intensive transactions and processes. This automation reduces the need for information exchange by telephone, facsimile or mail and redundant manual data entry into multiple computer systems. Our portal applications are designed to improve workflow efficiencies, reduce administrative costs and enhance efficiency of the health care delivery and payment system. Our approach to the market is based on the following:


     Visual 9: XCare.net Solution (con't)

     Imagery: Border and Company logo. One arrow on the left of the page pointing to the right.


     Visual Text: Title: XCare.net Solution. To the right of the arrow will appear the caption "Use of new standard for information exchange".



     Script: (Lorine Sweeney) (see "Business -- Our Solution"): The XCare.net platform and associated applications and services are based on extensible mark-up language, or XML. Extensible mark-up language provides a document structure that allows complex data from multiple sources to be dynamically processed and displayed to users in personalized ways. We will review extensible mark-up language in greater detail when we discuss technology on slide 18. We believe that these capabilities are particularly applicable to the health care industry because extensible mark-up language can process data trapped in pre-existing computer systems, allow for automation of health care processes and integrate a wide array of health care data including audio, video and text.


     Visual 10: XCare.net Solution (con't)

     Imagery: Border and Company logo. The slide imagery will "lay over" the previous slide. Two arrows on the left of the page pointing to the right.


     Visual Text: Title: XCare.net Solution. To the right of the first arrow will appear the caption "Use of new standard for information exchange". To the right of the second arrow will appear the caption "Ability to develop comprehensive customer strategies".


     Script: (Lorine Sweeney) (see "Business -- Our Solution"): We have developed a step by step approach to assist our customers in designing a health care Internet strategy, creating a customized portal and hosting their Internet offerings and transactions in a secure and reliable data operations infrastructure. The XCare.net platform is designed to provide a comprehensive set of applications, services and product offerings while preserving previous technology investments by integrating diverse multimedia content, including data and information from large, existing and usually incompatible computer systems.

     Visual 11:  XCare.net Solution (con't)

     Imagery: Border and Company logo. The slide imagery will "lay over" the previous slide. Three arrows on the left of the page pointing to the right.


     Visual Text: Title: XCare.net Solution. To the right of the first arrow will appear the caption "Use of new standard for information exchange". To the right of the second arrow will appear the caption "Ability to develop comprehensive customer strategies". To the right of the third arrow will appear the caption "Solution Channels" that provide value to other health care industry participants.



     Script: (Lorine Sweeney) (see "Business -- Our Solution"): We use our XCare.net platform as the central element for a network of business relationships among health care industry participants who use our technology, thus creating collaborative electronic communities for the exchange of healthcare data, products and services. We call these communities our Solution Channels, and use them to distribute our applications, services and product offerings. In addition, our Solution Channels are designed to provide a means for our customers, vendors, distributors, co-marketers and others to offer their own related products and services to each other, as well as to their own customers.

     Visual 12: XCare.net Strategy


     Imagery: Border and Company logo. XCare.net logo along with the word "Strategy" in center of page. A circle filled with a text heading will be connected to the logo as a spoke.



     Visual Text: Title: XCare.net Strategy. The surrounding circle will include the following caption:


        - Cross-sell applications, services and electronic commerce product offerings in our Solution Channels


     Script: (Lorine Sweeney) (see "Business -- Strategy"): Our strategy to grow the Company focuses on the following initiatives. First, our Solution Channels distribution model is designed to promote new applications, services and electronic commerce product offerings that are either internally developed or obtained through our growing number of customer and vendor relationships. This cross-selling approach is designed to simplify the sales process, and may shorten our sales cycle and reduce our cost of sales.


     Visual 13: XCare.net Strategy (con't)


     Imagery: Border and Company logo. The slide imagery will "lay over" the previous slide. XCare.net logo along with the word "Strategy" in center of page. Two circles filled with text headings will be connected to the logo as spokes.


     Visual Text: Title: XCare.net Strategy. Each of the two surrounding circles will include one of the following captions:

        - Cross-sell applications, services and electronic commerce product offerings in our Solution Channels

        - Penetrate target market segments


     Script: (Lorine Sweeney) (see "Business -- Strategy"): We will continue to target the more than 12,000 entities in the payer/third-party administrator, at-risk provider and health care supplier market segments. These potential customers have the influence to drive change in health care processes, and have the incentive to lower their operating costs by adopting new process improvement technologies such as the Internet.


     Visual 14: XCare.net Strategy (con't)


     Imagery: Border and Company logo. The slide imagery will "lay over" the previous slide. XCare.net logo along with the word "Strategy" in center of page. Three circles filled with text headings will be connected to the logo as spokes.


     Visual Text: Title: XCare.net Strategy. Each of the three surrounding circles will include one of the following captions:

        - Cross-sell applications, services and electronic commerce product offerings in our Solution Channels

        - Penetrate target market segments

        - Develop new applications, services and product offerings

     Script: (Lorine Sweeney) (see "Business -- Strategy"): We will continue to develop a variety of applications, services and product offerings to address operational inefficiencies in the health care industry. As Internet strategies in the health care and other industries evolve and new relationships between organizations are formed, we intend to continue to identify new development opportunities.

     Visual 15: XCare.net Strategy (con't)


     Imagery: Border and Company logo. The slide imagery will "lay over" the previous slide. XCare.net logo along with the word "Strategy" in center of page. Four circles filled with text headings will be connected to the logo as spokes.


     Visual Text: Title: XCare.net Strategy. Each of the four surrounding circles will include one of the following captions:

        - Cross-sell applications, services and electronic commerce product offerings in our Solution Channels

        - Penetrate target market segments

        - Develop new applications, services and product offerings

        - Leverage existing applications, services and product offerings

     Script: (Lorine Sweeney) (see "Business -- Strategy"): We seek to identify key functions that are critical to particular industry participants and develop solutions supporting these functions. We intend to regularly review existing applications, services and product offerings to extend their functionality, transaction capabilities and features as customer needs dictate.

     Visual 16: XCare.net Strategy (con't)


     Imagery: Border and Company logo. The slide imagery will "lay over" the previous slide. XCare.net logo along with the word "Strategy" in center of page. Five circles filled with text headings will be connected to the logo as spokes.


     Visual Text: Title: XCare.net Strategy. Each of the five surrounding circles will include one of the following captions:

        - Cross-sell applications, services and electronic commerce product offerings in our Solution Channels

        - Penetrate target market segments

        - Develop new applications, services and product offerings

        - Leverage existing applications, services and product offerings


        - Form customer, vendor, distributor and co-marketing relationships with leading health care participants



     Script: (Lorine Sweeney) (see "Business -- Strategy"): We are aggressively pursuing relationships with leaders in key health care industry segments to increase our portfolio of applications, services and product offerings, to increase the scope of our XCare.net community of users and to provide specialized industry expertise for new solutions. These relationships are intended to accelerate market awareness and demand for our applications, services and product offerings.

     Visual 17:  Applications, Services and Product Offerings

     Imagery: Border and Company logo. Three vertical rectangles with the titles "Applications," "Services" and "Product Offerings."


     Visual Text: Title: Applications, Services and Product Offerings. Includes three rectangles for Applications, Services and Product Offerings. Each rectangle will include captions listing the following names of the Company's applications, services and product offerings. Footnote will read, "* We are currently marketing these applications and product offerings but have not yet recognized revenue from sales."

--------------------------------------------------------------------------------

                                  APPLICATIONS
eXtensible CARE System
eXtensible CARE Transactions

MatchNet Staffing & Scheduling*


Physician Credentialing*


Electronic Medical Record*

Medication and Medical

  Assessment Inquiry Systems*


Physician Practice Management*

Provider and Payer Profiling and
  Report Cards*
Document Management*
Decision Support System*
Remote Patient Monitoring*
                                    SERVICES
eHealth Development Discipline
Custom Portal Integration & Hosting
Third-Party Administration/

  Management Service Organization

  Outsourcing Services
eHealth Operations Management
                               PRODUCT OFFERINGS
MDPay Accelerator*
Online Drug Store*
Medical Supply Product*

--------------------------------------------------------------------------------


     Script: (Lorine Sweeney) (see "Business -- Applications, Services and Product Offerings"): We provide a range of applications, services and product offerings that support the management of health care data and facilitate health care business connectivity, information exchange and electronic commerce among health care industry participants. Our applications, services and product offerings, which may incorporate licensed components, are designed to enable our customers to preserve investments in existing computer systems while integrating new Internet-based products and services. For example, the eXtensible CARE Transactions application facilitates submission, adjudication, remittance and verification transactions for a variety of managed care functions such as claims, capitation, authorizations, referrals, eligibility, enrollment and benefits. The eHealth Operations Management service provides a secure, 24 hours a day, seven days a week environment for Internet hosting of transactions and multi-media content. And, the Online Drug Store facilitates the purchase of brand-name pharmaceutical and personal health care products, as well as access to decision making resources.


     Visual 18:  Technology


     Imagery: Border and Company logo. See Description of Artwork on page 109 of the Registration Statement for a description of the image located on page 40 of the prospectus.


     Visual Text:  Title: Technology


     Script: (Lorine Sweeney) (see "Summary" and "Business -- Technology"): Our XCare.net platform is based on an extensible mark-up language, or XML-based infrastructure in conjunction with the Topic Navigation Mapping standard. The enhanced capabilities of this platform are designed to meet the demands of health care industry participants. We expect extensible mark-up language to be a predominant protocol for exchanging multimedia data for information exchange and electronic commerce in the future. Unlike the current Internet standard, hypertext mark-up language, or HTML, extensible mark-up language in combination with the Topic Navigation Mapping standard allows a higher degree of flexibility for customized data exchange between health care participants. Extensible mark-up language enables us to attach meaning to a piece of data. For example, information in numerical format acquires meaning once it is defined as representing a healthcare plan number, a social security number, birth date or a zip code. Topic Navigation Mapping provides a standard format for indexing and structuring the extensible mark-up language formatted content. We call the resulting indices and structures Topic Maps. We take advantage of the benefits of both extensible mark-up language and Topic Navigation Mapping technologies to process data previously trapped in usually incompatible computer systems, allow for automation of health care processes and integrate a wide variety of health care data including data in audio, video and text form. We use a set form of software applications, known as brokering components, to find, integrate and present relevant, customized information to individual users.


     Visual 19: Customers

     Imagery: Border and Company logo. Three vertical rectangles with the titles "Health Care Providers", "Health Care Payers" and "Health Care Suppliers."

     Visual Text: Title: Customers. Rectangles include captions listing the following customers:


--------------------------------------------------------------------------------------------------------
HEALTH CARE PROVIDERS               HEALTH CARE PAYERS                  HEALTH CARE SUPPLIERS
--------------------------------------------------------------------------------------------------------
- American Medical Pathways,        - Advica Health Resources           - ADIS International Ltd
  Inc., a subsidiary of American    - Community Health Electronic       - Clinical Solutions LLC
Medical Response                    Clearing House                      - Expert Practice Inc.
- Breathnet LLC                     - Employers Mutual, Inc., a         - NotifyMD, Inc.
- Delta Health Systems              wholly owned subsidiary of          - Nursefinders, Inc.
- Methodist Care, Inc.              Florida Physicians Insurance
- Quest Diagnostics Incorporated    Company, and Brokerage Services,
- University of Southern            Inc., a division of Employers
  California -- Doheny Eye            Mutual, Inc.
  Institute                         - Provider Services,
                                      Incorporated


  ------------------------------------------------------------------------------


     Script: (Lorine Sweeney) (see "Business -- Customers" and "-- Our Solution"): The following is a representative list of our customers that have purchased applications or services. Customers and vendors can utilize our Solution Channels as distribution channels for existing as well as new products and services that allow them to generate new sources of incremental revenue. For example, we package our eXtensible CARE applications system with medical management and third party administration services provided by Employers Mutual, Inc. These transactions are then distributed to members of the XCare.net community such as American Medical Pathways, Inc., a subsidiary of American Medical Response, Inc.


     Visual 20: Competition

     Imagery: Border and Company logo. Page with three arrows on the left of the page pointing to the right.


     Visual Text: Title: Competition. Subheading: "Potential competitors fall primarily into three categories." To the right of the first arrow will appear the caption, "Health care Internet companies." To the right of the second arrow will appear the caption, "Traditional health care information system vendors." To the right of the third arrow will appear the caption, "Traditional managed care information system and outsourcing vendors."


     Script: (Lorine Sweeney) (see "Business -- Competition"): Potential competitors fall primarily into three categories. First, health care Internet companies focused on providing connectivity and transactions within business-to-business and business-to-consumer frameworks. Second, traditional health care information system vendors who seek to extend the services of their core products using Internet-based technology. And third, traditional managed care information system and outsourcing vendors who are focusing on extending the services of their core products to the Internet.

     And with that, I will turn it over to Peter for an overview of our financial results. Peter . . .

     Visual 21:  Financial Summary


     Imagery: Border and Company logo. Selected Quarterly Results of Operations (March 31, 1998 -- September 30, 1999). See table on page 30 of the Registration Statement.


     Visual Text: Title: Financial Summary. "Quarterly Results of Operations" table.

     Script: (Peter Cheesbrough) (See "Summary -- Recent Results," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "-- Quarterly Results of Operations"):


      We commenced operations in March 1989, but we did not begin to focus on Internet-based health care solutions until mid-1998. We have historically derived a significant portion of revenue from sales of mainframe and client-server software for managed health care systems and from providing services to health care organizations seeking to outsource administrative functions. We intend to derive an increasing portion of our future revenue from our Internet-based applications, services and product offerings. Accordingly, we believe that our historical financial results are not necessarily indicative of our future financial performance.

     We have experienced quarterly fluctuations in our operating and financial results due to the timing and relative size of new custom software development projects, cancellations of contracts, and fluctuations in costs, including personnel, equipment and facilities costs. We expect quarterly results to fluctuate in the future due to the timing and introduction of new applications and services and other market factors.

     The following table sets forth unaudited statement of operations data for each of the seven quarters ended September 30, 1999. This information has been derived from our unaudited financial statements. These unaudited quarterly results should be read in conjunction with the financial statements and notes thereto appearing elsewhere in the prospectus.

     Revenue increased significantly during the quarter ended March 31, 1999 due to the progress made in completing several custom software development projects. Revenue for the quarter ended June 30, 1999 decreased relative to the prior quarter as limited working capital available during the six months ended June 30, 1999 resulted in a reduction in our sales force personnel and other promotional marketing activities, which impeded our ability to generate new sales leads. Revenue for the quarter ended September 30, 1999 included $240,000 for the settlement of outstanding amounts owed by a customer relating to work that had been performed in a prior quarter and for which the revenue had not previously been recognized because collectibility of fees was not probable.

     Cost of revenue as a percentage of revenue has varied from quarter to quarter due to fluctuations in quarterly revenue and changes in associated personnel costs. During the quarter ended March 31, 1999, cost of revenue decreased as a percentage of revenue due to increased revenue from the completion of several custom software development projects during the quarter. During the quarter ended June 30, 1999, the increase in cost of revenue as a percentage of revenue reflects the decreased revenue recognized during the quarter, the utilization of third party consultants for license implementation contracts and custom development projects, and the amortization of purchased software.

     During the quarter ended December 31, 1998, general and administrative expense increased in absolute dollars and as a percentage of revenue due to an approximate $360,000 loss on disposal of fixed assets. During the quarter ended March 31, 1999, sales and marketing and general administrative expense declined in both dollars and as a percentage of revenue due to substantial reductions of personnel costs. During the quarter ended September 30, 1999 we increased general and administrative personnel by 68%, and recruiting and relocation costs increased by $192,000 reflecting costs associated with recruiting new employees.


     Research and development expenses sharply declined following the quarter ended March 31, 1998 due to reduction of research and development personnel caused by limited working capital. During the quarter ended September 30, 1999, we increased research and development employees by 266% reflecting our commitment to enhance the XCare.net platform.



     In closing, although we have not yet completed the audit for the year ended December 31, 1999, our results of operations for the three months ended December 31, 1999 are expected to reflect approximately $2.0 million of revenue (unaudited), an increase of 146% from $813,000 (unaudited) for the three months ended September 30, 1999.

     Lorine . . .

     Visual 22: End of Presentation

     Imagery: See Description of Artwork on page 110 of the Registration Statement for a description of the image located on the inside front cover of the prospectus.

     Script: (Lorine Sweeney): We hope that this presentation was helpful in understanding the business model of XCare.net and the strategy that our management team intends to execute. We encourage you to refer back to the prospectus for additional support and disclosure as well as to look at the "Risk Factors" in detail. Again, thank you for your interest in XCare.net.

                             DESCRIPTION OF ARTWORK

[Artwork on page 35]

     In the middle of the artwork are pictures of an envelope, with the caption "U.S. Mail" on it, a telephone, a fax machine, with the caption "Fax" on it, and a computer with the caption "Legacy System" on it.

     Surrounding these pictures are pictures depicting health care participants as follows:

     On the top left is a picture of a person, with the caption "Employer" to the left of it. Under the caption are the phrases "Enroll employees," "Select plans," "Choose benefit levels" and "maintain eligibility data."

     On the bottom left is a picture of a person with the caption "Consumer" to the left of it. Under the caption are the phrases "Compare plans," "Choose physicians" and "Submit claims."

     On the bottom center is a picture of a person with a stethoscope holding a piece of paper with "Rx" written on it and with the caption "Providers (Physicians' Offices, Hospitals, Clinics)" below and to the left of the picture. Above the caption are the phrases "Verify patient eligibility," "Collect patient lists," "Order tests and x-rays," "Receive and interpret tests," "Render diagnoses," "Issue referrals" and "Submit claims to payers."

     On the bottom right is a picture of a laboratory flask and test tube with the caption "Suppliers (Pharmacies, Clinical Labs, Pharmaceutical Companies, Device Mfgs. and Distributors)" above and the right of the picture. Underneath the caption are the phrases "Analyze and process patient samples and tests," "Provide test results," "Fill prescriptions" and "Submit claims to payers."

     On the top right is a picture of an office building with the caption "Payers (HMOs, PPOs, TPAs, Insurers)" above and to the rights of it. Underneath the caption are the phrases "Establish protocols and reimbursement policy," "Manage referrals" and "Process claims."

     Lines run from each of the captions to the pictures of the envelope, telephone, fax machine and the computer and between each of these pictures.

[Artwork on p.40]

     On the top left of the artwork is a picture of a person with a stethoscope holding a piece of paper with "Rx" written on it. To the right of the picture is the caption "1. User initiates request for information."

     To the right of this picture is a picture of a wall with two openings with a conveyer belt running away from and into the openings in the wall.

     The conveyer belt running away from the wall has two pictures of pieces of paper on it. The first piece of paper is on the edge of the conveyer belt next to the wall and has "Rx" written on it. The second piece of paper is in the middle of the conveyer belt and has a graphic representing data. Standing next to the conveyer belt is a picture of a person holding a piece of paper with "Rx" written on it and shown to be saying "XML." Connected by a line to this person is a caption placed underneath the conveyer belt which states "2. The Context Broker describes the user's request and passes it to the Semantic Broker."

     The conveyer belt runs into a six level structure with the caption "Topic Navigation Mapping" on it. The levels have captions on them which alternate between "Logic" and "Data." Connected by a line from the structure is a caption to the right of the structure stating "3. The Semantic Broker queries the Logic Fabric for the transaction that will satisfy the request."

     On top of the structure is a picture of a robot with the caption "Semantic Broker" on it show to be taking a piece of paper with "Rx" on it from the picture of the person next to the conveyer belt.

     The conveyer belt running into the opening in the wall begins at the six-level structure. On the conveyer belt at the end next to the wall is a picture of an open box with the word "XML" written on the inside of the box. Standing next to the box to the side of the conveyer belt is a picture of a person with the caption "5. Information is returned to the Context Broker, which presents the information in a customized view for users."

     Above this conveyer belt and to the right is a picture of a cloud with "WWW" written on it. Conveyer belts run into and out of the cloud. The robot on top of the structure is show to be placing pieces of paper on the conveyer belt running into the cloud. The pieces of paper have graphics depicting data on them. The conveyer belt running out of the cloud as a picture of a stack of paper on it. In between these to conveyer belts is a picture of a person. Connected to this person by a line a caption stating "4. The Semantic Broker dispatches the Service Broker to obtain information from the Internet."

     [Artwork on inside front cover]

     There are three pictures, one on the far left is entitled "Solution Model", one in the middle entitled "Technology Model", and one on the far right entitled "Business Model".

     "Solution Model"

     On the top left of the artwork is a picture of a person standing with the word "Employer" written above the person. On the top right is a picture of a person holding a large pill with the word "Consumer" written above the person. On the bottom left is a picture of a building, with the words "Health Plan" written above it. On the bottom right is a picture of a person wearing a stethoscope and holding a piece of paper with "Rx" written on it. Above this person is the word "Provider."

     Connecting the pictures of the three person and the building is an x-shape, with the words, "Community," "Connectivity," and "Commerce" in the middle, the words "An eCommerce paradigm for services delivery..." above the x-shape and the words "...Integrating best of breed practices" below the x-shape. On the top left part of the x-shape is a rectangle, inside of which is a smaller picture of the building and a smaller picture of the person holding the pill. Below that and closer to the center of the x-shape are two smaller rectangles on top of an arrow pointing toward the center of the x-shape. Inside the two smaller rectangles are a picture of a person holding a pill, and a question mark.

     On the top right of the x-shape is a rectangle, inside of which is a smaller picture of the building, and a smaller picture of the person holding the pill. Below that and closer to the center of the x-shape is a smaller rectangle on top of an arrow pointing toward the center of the x-shape. Inside the rectangle is a question mark.

     On the bottom left of the x-shape is a rectangle, inside of which is a smaller picture of the person standing, the person holding the pill and the person wearing the stethoscope. Above that and closer to the center of the x-shape are two smaller rectangles on top of an arrow pointing toward the center of the x-shape. Inside the two rectangles are a picture of a pill and a picture of a person holding a pill.

     On the bottom right of the x-shape is a rectangle, inside of which is a smaller picture of the building and a smaller picture of the person wearing a stethoscope. Above that and closer to the center of the x-shape are two smaller rectangles on top of an arrow pointing toward the center of the circle. Inside the two rectangles are an "Rx" and a cross-shape.

     "Technology Model"

     On the top left of the artwork is a picture of a person with a stethoscope. To the right of the picture is the caption "1. User."

     To the right of this picture is a picture of a wall with two openings with a conveyer belt running away from and into the openings in the wall.

     The conveyer belt running away from the wall has two pictures of pieces of paper on it. The first piece of paper is on the edge of the conveyer belt next to the wall and has "Rx" written on it. The second piece of paper is in the middle of the conveyer belt and has a graphic representing data. Standing next to the conveyer belt is a picture of a person holding a piece of paper with "Rx" written on it and shown to be saying "XML." Connected by a line to this person is a caption placed underneath the conveyor belt which states "2. The Context Broker."

      This conveyor belt runs into a six level structure with the caption "Topic Navigation Mapping" on it. The levels have captions on them which alternate between "Logic" and "Data." Connected by a line from the structure is a caption to the right of the structure stating "3. The Semantic Broker."

      On top of the structure is a picture of a robot with the caption "Semantic Broker" on it shown to be taking a piece of paper with "Rx" on it from the picture of the person next to the conveyor belt.

      The conveyor belt running into the opening in the wall begins at the structure. On the conveyor belt at the end next to the wall is a picture of an open box with the word "XML" written on the inside of the box. Standing next to the box to the side of the conveyor belt is a picture of a person with the caption "5. Context Broker/Personalization."

      Above this conveyor belt and to the right is a picture of a cloud with "WWW" written on it. Conveyor belts run into and out of the cloud. The robot on top of the structure is shown to be placing pieces of paper on the conveyor belt running into the cloud. The pieces of paper have graphics depicting data on them. The conveyor belt running out of the cloud has a picture of a stack of paper on it. In between these two conveyor belts is a picture of a person. Connected to this person by a line is a caption stating "4. The Semantic Broker/Service."

      "Business Model"

      This picture is an x-shape, with a round, ball-shape in the middle, above which is the caption "Applications, Products and Services." Connected to the large ball-shape in the middle are five smaller ball-shapes. On the upper left of the x-shape is a ball-shape, sitting above an arrow pointing toward the center of the x-shape, with the caption "Xcare.net Component" to the left of it. Connected to this ball-shape is one smaller ball-shape. Below that and closer to the center of the x-shape is another ball-shape with the caption "Customer Partner Component" to the left of it. Attached to this ball-shape are two smaller ball-shapes. Below that and closer to the center of the x-shape are two smaller ball-shapes with no captions.

      Coming out of the large ball-shape in the center is an arrow heading toward the upper right of the x-shape. On top of the arrow is another ball-shape with five smaller ball-shapes connected to it. Further up the upper right axis of the x-shape is another ball-shape with five smaller balls connected to it, inside a cylinder shape, and a smaller cylinder shape through which an arrow points to a picture of a person.

       Coming out of the large ball-shape in the center is an arrow pointing toward the lower right of the x-shape. On the top of the arrow is a ball-shape with five smaller ball-shapes connected to it.

       Coming toward the large ball-shape in the center from the lower left of the x-shape is a ball-shape with two smaller ball-shapes connected to it, with the caption "Vendor Partner Component" to the left. To the right of that and closer to the center of the x-shape is one small ball-shape.

       To the left of the x-shape is the caption "Component Partners." To the right of the x-shape is the caption "Solution Channels."

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
Registration Fee............................................      19,734
NASD Fee....................................................       7,975
Nasdaq Listing Fee..........................................     113,755
Legal Fees and Expenses.....................................     350,000
Accounting Fees and Expenses................................     600,000
Printing Fees and Expenses..................................     300,000
Blue Sky Fees and Expenses..................................       3,000
Transfer Agent Fees.........................................      25,000
Miscellaneous...............................................      80,536
                                                              ----------
     Total..................................................  $1,500,000
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 145 of the Delaware General Corporation Law, the registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that: (1) the registrant is required to indemnify its directors and executive officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the registrant) at the registrant's request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (2) the registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (3) the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit; (4) the rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (5) the registrant may not retroactively amend the bylaw provisions in a way that it adverse to such directors, executive officers and employees.

     The registrant's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the bylaws, as well as certain additional procedural protections. In addition, such indemnity agreements provide that directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the registrant, on account of their services as directors or executive officers of the registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the registrant. The registrant will not be obligated pursuant to the indemnity agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the registrant's board of directors or brought to enforce a right to indemnification under the indemnity agreement, the registrant's bylaws or any statute or law. Under the agreements, the registrant is not obligated to indemnify the indemnified party (1) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (2) for any amounts paid in settlement of a proceeding unless the registrant consents to such settlement; (3) with respect to any proceeding brought by the registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (4) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the registrant pursuant to the provisions of sec. 16(b) of the Securities Exchange Act of 1934 and related laws; (5) on account of the indemnified party's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (6) an account of any conduct from which the indemnified party derived an improper personal benefit; (7) on account of conduct the indemnified party believed to be contrary to the best interests of the registrant or its stockholders; (8) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the registrant or its stockholders; or (9) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

     The indemnification provision in the bylaws and the indemnification agreements entered into between the registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the registrant's officers and directors for liabilities arising under the 1933 Act.

     Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                              EXHIBIT
                          DOCUMENT                            NUMBER
                          --------                            -------
Form of Underwriting Agreement..............................    1.1
Certificate of Incorporation of Registrant, as amended......    3.1
Form of Amended and Restated Certificate of Incorporation of
  Registrant, to be filed upon closing of the offering......    3.2
Bylaws of Registrant........................................    3.3
Form of Indemnification Agreement entered into by the
  Registrant with each of its directors and executive
  officers..................................................    4.1

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since October 1, 1996, the Registrant has issued and sold the following securities:

          (a) From May 17, 1999 to September 16, 1999, XCare.net sold in the aggregate of 167,662 shares of unregistered common stock to sixteen directors, officers and employees at a price of $0.25 per share, for aggregate consideration of $41,915.63. Such shares were sold pursuant to the exercise of options granted by the board. As to each director, officer and employee of XCare.net who was issued such securities, XCare.net relied upon Rule 701 of the Securities Act of 1933. Each such person purchased securities of XCare.net pursuant to a written contract between such person and XCare.net. In addition, XCare.net met the conditions imposed under Rule 701(b).

          (b) On March 12, 1997, XCare.net sold in the aggregate 2,450,000 shares of unregistered Series A Preferred Stock at a price per share of $2.86 to Nazem & Company IV, L.P. and Atlantic Medical Capital, L.P. for aggregate cash consideration of $7,007,000. XCare.net relied upon Section 4(2) of the Securities Act in connection with the sale of these shares. Each investor who was not an accredited investor represented to XCare.net that he or she had such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the investment.

          (c) In June and July 1999, XCare.net sold in the aggregate 63,053,144 shares of unregistered Series B Preferred Stock at a price per share of $0.27 to Atlantic Medical Capital, L.P., Canpartners Investments IV, L.L.C., CB Healthcare Fund, L.P., Dauphin Capital Partners, L.P., Nazem & Company IV, L.P., Sequel Entrepreneurs Fund II, L.P., Sequel Limited Partnership II, Singapore Computer Systems, Ltd., The Transatlantic Venture Fund C.V., Vertex Technology Fund (II) Ltd., Rachel S. Lovejoy, Arthur F. Schneiderman, and Dennis Yong for aggregate consideration of $17,024,348.88, including an aggregate of $3,204,348.93 representing the principal and interest of convertible promissory notes converted into shares of Series B Preferred Stock. XCare.net relied upon Regulation D, Rule 506, of the Securities Act in connection with the sale of these shares. The sale of the Series B Preferred Stock was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors (as calculated pursuant to Rule 501(e) of Regulation
     D) and each investor who was not an accredited investor represented to the XCare.net that he or she had such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the investment.

          (d) From December 29, 1997 to November 20 , 1998, XCare.net issued an aggregate of 15 convertible promissory notes to Nazem & Company IV, L.P. and Atlantic Medical Capital, L.P. for aggregate cash consideration of $2,765,000. On June 4, 1999, the principal and accrued interest due on these convertible promissory notes were converted into an aggregate of 11,867,959 shares of Series B Preferred Stock. XCare.net relied on Section 4(2) of the Securities Act in connection with the sales of these securities. Each investor who was not an accredited investor represented to XCare.net that he or she had such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the investment.

          (e) From December 29, 1997 to June 9, 1998, XCare.net issued an aggregate of 13 warrants to Nazem & Company IV, L.P. and Atlantic Medical Capital, L.P. for the purchase of an aggregate of 437,062 shares of Series A Preferred Stock at an exercise price per share of $0.25. Each warrant expires 5 years from the date of issuance or upon the closing of our initial public offering, if earlier. XCare.net relied on Section 4(2) of the Securities Act in connection with the sales of these securities. Each investor who was not an accredited investor represented to XCare.net that he or she had such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the investment.


          (f) On March 12, 1997 and November 20, 1998, XCare.net issued an aggregate of 3 warrants to Nazem & Company IV, L.P., Atlantic Medical Capital, L.P., and Counterpart Capital Corporation, a consultant, for the purchase of an aggregate of 212,250 shares of common stock at exercise prices per share ranging from $0.10 to $31.46. The exercise price of the warrant issued on March 12, 1997 was revised from $31.46 per share to $3.146 per share in January 2000 to settle a dispute. This warrant expires on March 12, 2005 or upon the closing of our initial public offering if earlier. The 2 warrants issued on November 20, 1998 expire on November 20, 2003 or upon the closing of our initial public offering, if earlier. XCare.net relied on Section 4(2) of the Securities Act in connection with the sales of these securities. Each investor who was not an accredited investor represented to XCare.net that he or she had such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the investment.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


 1.1*     Form of Underwriting Agreement.
 3.1      Amended and Restated Certificate of Incorporation of
          Registrant.
 3.2      Form of Amended and Restated Certificate of Incorporation of
          Registrant to be filed upon the closing of the offering made under the Registration Statement.
 3.3+     Bylaws of Registrant.
 3.4      Amendment to the Amended and Restated Certificate of
          Incorporation of the Registrant effectuating a reverse stock split.
 4.1+     Form of Registrant's Common Stock Certificate.
 4.2+     Second Amended and Restated Registration Rights Agreement,
          dated as of July 27, 1999, between the Registrant and the
          parties named therein.
 5.1+     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
10.1+     Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.
10.2+     Amended and Restated 1997 Stock Option Plan.
10.3+     1999 Employee Stock Purchase Plan and related agreements.
10.4+     1999 Director Option Plan and related agreements.
10.5**+   Licensing Agreement, dated as of December 30, 1998, between the Registrant and Match Health Care Services, Ltd.
10.6**+   Master Licensing Agreement, dated February 4, 1999, between the Registrant and Methodist Care, Inc.
10.7+     Services Agreement Subcontract, dated December 17, 1998,
          between the Registrant and PRC, Inc.
10.8**+   Master Licensing, Processing and Services Agreement, dated
          February 16, 1997, between the Registrant and
          Healthscope/United, Inc.
10.9**+   System Management Contract, dated April 1, 1999, between the
          Registrant and Advica Health Resources.
10.10**+  Administration Services Agreement, dated March 29, 1999, between the Registrant and American Medical Pathways, Inc.
10.11**+  Processing and Services Agreement, dated January 1, 1997, between the Registrant and Brokerage Services Incorporated.
10.12**+  Addendum to Processing and Services Agreement, dated July
          25, 1997, between the Registrant and Brokerage Services
          Incorporated.
10.13**+  Supplemental Agreement, dated December 24, 1997, between the
          Registrant and Brokerage Services Incorporated.
10.14**+  Employers Mutual, Inc. Assignment Letter, dated August 5,
          1999, between the Registrant and Employers Mutual, Inc.
10.15**+  Master License and Services Agreement, dated June 24, 1998, between Registrant and Employers Mutual, Inc.
10.16**+  Contractor Agreement, dated February 19, 1999, between the
          Registrant and Employers Mutual, Inc.
10.17**+  Master Licensing and Services Agreement, dated February 20,
          1998, between the Registrant and Provider Services,
          Incorporated.
10.18**+  Contractor Agreement, dated April 27, 1999, between the
          Registrant and Provider Services, Incorporated.
10.19**+  Master Licensing and Services Agreement, dated August 24,
          1998, between the Registrant and Quest Diagnostics
          Incorporated.
10.20+    Offer letter, dated September 22, 1997, with Lorine Sweeney.
10.21+    Offer letter, dated December 12, 1997, with Mark Rangell.
10.22+    Offer letter, dated June 12, 1998, with Tammy McLaren.
10.23+    Sublease, dated as of May 11, 1998, by and between the
          Registrant and Echo Bay Management Corp.

10.24+ Sub-sublease Agreement, dated as of December 18, 1998, by and between Registrant and Project Discovery, Inc.
10.25+    Office lease, dated May 2, 1997, between Registrant and MBL
          Life Assurance Corporation.
10.26+ Office lease, dated September 29, 1995 between Registrant and MBL Life Assurance Corporation.
10.27**+  Consulting Agreement, dated June 10, 1998, by and between
          Registrant and ADIS International Ltd.
10.28**+ Consulting Agreement, dated September 16, 1998, by and between Registrant and ADIS International Ltd.
10.29**+ Development Services Agreement, dated November 8, 1999, by and between Registrant and Doheny Eye Medical Group, Inc.
10.30**+ Development Services Agreement, dated November 10, 1999, by and between Registrant and Delta Health Services.
10.31**+ Hosting Services Agreement, dated November 10, 1999, by and between Registrant and Delta Health Systems.
10.32+ Office Lease Agreement dated November 1, 1999, by and between Registrant and Mountain States Mutual Casualty
          Company.
10.33**+  Software License and Services Agreement, dated October 25,
          1999, by and between Registrant and Oracle Corporation.

10.34** Professional Services Agreement, dated September 9, 1999, by and between Registrant and Asthma Management Company.

10.35 Consulting Services Agreement, dated November 29, 1999 by and between Registrant and Decision Consultants, Inc.

10.36     Sublease dated December 17, 1999 by and between Registrant and The Pittsburgh & Midway Coal Mining Co.
16.1+     Letter regarding change in certifying accountant.
23.1      Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (included in Exhibit 5.1).
23.2      Consent of PricewaterhouseCoopers, LLP.
24.1+     Power of Attorney (See page II-7).
27.1+     Financial Data Schedule


-------------------------
 * To be supplied by amendment.

** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

 + Previously submitted.

(b) FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 11th day of January 2000.


                                      XCARE.NET, INC.

                                      By: /s/ LORINE R. SWEENEY
                                         ---------------------------------------
                                          Lorine R. Sweeney
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURES                                   TITLE                    DATE
                     ----------                                   -----                    ----
*                                                          President and Chief       January 11, 2000
-----------------------------------------------------  Executive Officer (Principal
Lorine R. Sweeney                                           Executive Officer)

*                                                         Senior Vice President,     January 11, 2000
-----------------------------------------------------  Finance and Chief Financial
Peter H. Cheesbrough                                   Officer (Principal Financial
                                                         and Accounting Officer)

*                                                         Chairman of the Board      January 11, 2000
-----------------------------------------------------
Jeffrey M. Krauss

/s/ FRED L. BROWN                                                Director            January 11, 2000
-----------------------------------------------------
Fred L. Brown

*                                                                Director            January 11, 2000
-----------------------------------------------------
J. Andrew Cowherd

*                                                                Director            January 11, 2000
-----------------------------------------------------
James B. Hoover

/s/ L. BEN LYTLE                                                 Director            January 11, 2000
-----------------------------------------------------
L. Ben Lytle

*                                                                Director            January 11, 2000
-----------------------------------------------------
Daniel J. Mitchell

*                                                                Director            January 11, 2000
-----------------------------------------------------
William F. Reilly

*                                                                Director            January 11, 2000
-----------------------------------------------------
Robert Tsao

*By: /s/ LORINE R. SWEENEY
     ------------------------------------------------
     Lorine R. Sweeney
     Attorney-in-fact

                               POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints, jointly and severally, Lorine R. Sweeney and Peter Cheesbrough and each one of them, his true and lawful attorney-in-fact and agents, each with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.



                     SIGNATURES                                   TITLE                    DATE
                     ----------                                   -----                    ----
/s/ FRED L. BROWN                                                Director            January 11, 2000
-----------------------------------------------------
Fred L. Brown

/s/ L. BEN LYTLE                                                 Director            January 11,2000
-----------------------------------------------------
L. Ben Lytle

                                 EXHIBIT INDEX


 1.1*      Form of Underwriting Agreement.
 3.1       Amended and Restated Certificate of Incorporation of
           Registrant.
 3.2       Form of Amended and Restated Certificate of Incorporation of
           Registrant to be filed upon the closing of the offering made under the Registration Statement.
 3.3+      Bylaws of Registrant.
 3.4       Amendment to the Amended and Restated Certificate of
           Incorporation of Registrant effecting a reverse stock split.
 4.1+      Form of Registrant's Common Stock Certificate.
 4.2+      Second Amended and Restated Registration Rights Agreement,
           dated as of July 27, 1999, between the Registrant and the
           parties named therein.
 5.1+      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
10.1+      Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.
10.2+      Amended and Restated 1997 Stock Option Plan.
10.3+      1999 Employee Stock Purchase Plan and related agreements.
10.4+      1999 Director Option Plan and related agreements.
10.5**+    Licensing Agreement, dated as of December 30, 1998, between the Registrant and Match Health Care Services, Ltd.
10.6**+    Master Licensing Agreement, dated February 4, 1999, between the Registrant and Methodist Care, Inc.
10.7+      Services Agreement Subcontract, dated December 17, 1998,
           between the Registrant and PRC, Inc.
10.8**+    Master Licensing, Processing and Services Agreement, dated
           February 16, 1997, between the Registrant and
           Healthscope/United, Inc.
10.9**+    System Management Contract, dated April 1, 1999, between the
           Registrant and Advica Health Resources.
10.10**+   Administration Services Agreement, dated March 29, 1999,
           between the Registrant and American Medical Pathways, Inc.
10.11**+   Processing and Services Agreement, dated January 1, 1997,
           between the Registrant and Brokerage Services Incorporated.
10.12**+   Addendum to Processing and Services Agreement, dated July
           25, 1997, between the Registrant and Brokerage Services
           Incorporated.
10.13**+   Supplemental Agreement, dated December 24, 1997, between the
           Registrant and Brokerage Services Incorporated.
10.14**+   Employers Mutual, Inc. Assignment Letter, dated August 5,
           1999, between the Registrant and Employers Mutual, Inc.
10.15**+   Master License and Services Agreement, dated June 24, 1998, between Registrant and Employers Mutual, Inc.
10.16**+   Contractor Agreement, dated February 19, 1999, between the
           Registrant and Employers Mutual, Inc.
10.17**+   Master Licensing and Services Agreement, dated February 20,
           1998, between the Registrant and Provider Services,
           Incorporated.
10.18**+   Contractor Agreement, dated April 27, 1999, between the
           Registrant and Provider Services, Incorporated.
10.19**+   Master Licensing and Services Agreement, dated August 24,
           1998, between the Registrant and Quest Diagnostics
           Incorporated.
10.20+     Offer letter, dated September 22, 1997, with Lorine Sweeney.
10.21+     Offer letter, dated December 12, 1997, with Mark Rangell.

10.22+     Offer letter, dated June 12, 1998, with Tammy McLaren.
10.23+     Sublease, dated as of May 11, 1998, by and between the
           Registrant and Echo Bay Management Corp.
10.24+     Sub-sublease Agreement, dated as of December 18, 1998, by
           and between Registrant and Project Discovery, Inc.
10.25+     Office lease, dated May 2, 1997, between Registrant and MBL
           Life Assurance Corporation.
10.26+     Office lease, dated September 29, 1995 between Registrant
           and MBL Life Assurance Corporation.
10.27**+   Consulting Agreement, dated June 10, 1998, by and between
           Registrant and ADIS International Ltd.
10.28**+   Consulting Agreement, dated September 16, 1998, by and
           between Registrant and ADIS International Ltd.
10.29**+   Development Services Agreement, dated November 8, 1999, by and between Registrant and Doheny Eye Medical Group, Inc.
10.30**+   Development Services Agreement, dated November 10, 1999 by and between Registrant and Delta Health Services.
10.31**+   Hosting Services Agreement, dated November 10, 1999, by and between Registrant and Delta Health Services.
10.32+     Office Lease Agreement, dated November 1, 1999, by and
           between Registrant and Mountain States Mutual Casualty
           Company.
10.33**+   Software License and Services Agreement, dated October 25,
           1999, by and between Registrant and Oracle Corporation.
10.34**    Professional Services Agreement, dated September 9, 1999, by and between Registrant and Asthma Management Company.
10.35      Consulting Services Agreement, dated November 29, 1999, by and between Registrant and Decision Consultants, Inc.
10.36      Sublease dated December 17, 1999 by and between Registrant and The Pittsburgh & Midway Coal Mining Co.
16.1+      Letter regarding change in certifying accountant.
23.1       Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1).
23.2       Consent of PricewaterhouseCoopers, LLP.
24.1+      Power of Attorney (See page II-7).
27.1+      Financial Data Schedule.


-------------------------
 * To be supplied by amendment.

** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission. To be supplied by amendment.

 + Previously submitted.